UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )
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UNION PACIFIC CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2024 Proxy Statement

& NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Union Pacific Corporation 1400 Douglas Street, 19th Floor Omaha, NE 68179
March 26, 2024
NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

Date Thursday May 9, 2024
Time 8:00 A.M. Central Daylight Time
Place via live audio webcast at www.virtualshareholdermeeting.com/UNP2024
Record Date March 15, 2024 Close of Business
Your vote is very important. New York Stock Exchange rules provide that if your shares are held by a broker, your broker is NOT permitted to vote your shares on most matters presented at the Annual Meeting, including the election of directors, and may elect not to vote your shares at all, unless you provide voting instructions to your broker. We strongly encourage you to submit your proxy card to your broker or utilize your broker’s telephone or internet voting services (if available) and exercise your right to vote as a shareholder.

To Shareholders:
The 2024 Annual Meeting of Shareholders (the Annual Meeting) of Union Pacific Corporation (the Company) will be held at 8:00 A.M., Central Daylight Time, on Thursday, May 9, 2024, via live audio webcast at www.virtualshareholdermeeting.com/UNP2024 for the following purposes:
1	To elect the twelve directors named in the Proxy Statement, each to serve for a term of one year or until his or her successor is elected and qualified;
2	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2024;
3	To approve, by non-binding vote, the compensation of the Company’s Named Executive Officers;
4 & 5	To consider and vote upon two shareholder proposals if properly presented at the Annual Meeting; and
To transact such other businesses as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 15, 2024, are entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement and the accompanying proxy card are being distributed and made available to shareholders of the Company on March 26, 2024.
You may listen to the live audio webcast of the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/UNP2024. Instructions on how to participate in the Annual Meeting via live audio webcast are described in the accompanying Proxy Statement and posted at www.virtualshareholdermeeting.com/UNP2024.

Craig V. Richardson
Executive Vice President,
Chief Legal Officer and
Corporate Secretary

UNION PACIFIC CORPORATION
PROXY STATEMENT

PROPOSAL NUMBER 2 – Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for the Year Ending December 31, 2024	41
Independent Registered Public Accounting Firm’s Fees and Services	42
Pre-Approval of Audit and Non-Audit Services Policy	42
Audit Committee Report	43
PROPOSAL NUMBER 3 – Advisory Vote to Approve Executive Compensation	44
A LETTER FROM OUR COMPENSATION AND BENEFITS COMMITTEE	45
2023 Business Highlights	47
COMPENSATION DISCUSSION AND ANALYSIS	49
PROPOSAL NUMBER 4 – Shareholder Proposal Requesting Adoption of a Policy Limiting Severance Payments	85
PROPOSAL NUMBER 5 – Shareholder Proposal Requesting an Amendment to the Safety and Service Quality Committee’s Charter to Review Staffing Levels and Confer on Safety Issues with Stakeholders	87
Other Matters	91
Shareholder Proposals	91
Delinquent Section 16(a) Reports	91
Delivery of Documents to Shareholders Sharing an Address	91
Availability of Annual Report on Form 10-K	92
Other Business	92
This Proxy Statement includes statements and information regarding future expectations, outcomes or results of the Company that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and information should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times that, or by which, such performance, targets, goals, or results will be achieved. Forward-looking statements and information are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Forward-looking statements and information reflect the good faith consideration by management of currently available information and may be based on underlying assumptions believed to be reasonable under the circumstances. However, such information and assumptions (and, therefore, such forward-looking statements and information) are or may be subject to variables or unknown or unforeseeable events or circumstances over which management has little or no influence or control and may be derived from internal controls and processes that continue to evolve and standards for measuring progress that are still developing. Factors that could cause results or outcomes to differ, including the risk factors in Item 1A of the Company’s Annual Form 10-K, filed February 9, 2024, also could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements and information. This Proxy Statement should be read in consideration of these risk factors. Information included in this document, and any issues identified as important for purposes of this document, may not be considered material for SEC reporting purposes. Website references and/or hyperlinks have been provided for convenience only, and the contents therein are not incorporated into, nor do they constitute a part of, this document.

Proxy Summary
This summary highlights information that may be contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.
Meeting Information and Availability of Proxy Materials
Date and Time: May 9, 2024, at 8:00 A.M., Central Daylight Time
Place: Via live audio webcast at www.virtualshareholdermeeting.com/UNP2024
Record Date: March 15, 2024
How to Vote
We encourage you to vote in advance of the meeting. You may vote using one of the following voting methods. Make sure to have your proxy card or voting instruction form in hand and follow the instructions. Participants in Union Pacific’s thrift and retirement plans who hold Company stock through such plans will receive separate voting instructions. You can vote in one of three ways:
RECORD OWNERS	BENEFICIAL HOLDERS
Vote via the Internet Go to www.proxyvote.com	Follow the instructions set forth on the Notice of Internet Availability of Proxy Materials or the voting instruction form provided by your broker with these proxy materials.
Vote by telephone Call toll free 1-800-690-6903 within the USA, US territories & Canada
Vote by Mail Complete, sign, date and return your proxy card in the envelope provided

Voting Matters and Board Recommendations
Matter	Our Board’s Recommendations
Proposal 1 Election of twelve (12) Director Nominees (page 15)	FOR Each Director Nominee
Proposal 2 Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2024 (page 41)	FOR
Proposal 3 Advisory Vote to Approve Executive Compensation (page 44)	FOR
Proposal 4 Shareholder Proposal Requesting Adoption of a Policy Limiting Severance Payments (page 85)	AGAINST
Proposal 5 Shareholder Proposal Requesting an Amendment to the Safety and Service Quality Committee’s Charter to Review Staffing Levels and Confer on Safety Issues with Stakeholders (page 87)	AGAINST

Proxy Summary
Company Performance Highlights
Although 2023 proved to be a challenging year due to soft consumer markets, inflationary pressures, the new labor agreements with our craft professionals, fluctuating fuel prices and first quarter weather disruptions that impacted our operations, we continued to focus on using our resources effectively and productively, resulting in sequential improvement in many of our operating metrics.
The Union Pacific team is executing our multi-year strategy: Safety + Service & Operational Excellence = Growth. Together as a team, we are focused on achieving the best safety record in the industry, being known for superior service, grounded in operational excellence which, in turn, drives growth.
Safety. In 2023, we initiated changes to our safety program that focused on training, culture and continued refinement of our tools and processes to enable proactive intervention to prevent derailments. While our reportable personal injury incident rate per 200,000 employee-hours deteriorated 4% from 2022, we saw improvement in the latter part of the year. Our efforts also drove our reportable derailment incident rate per million train miles down 6% year-over-year.
Our Board of Directors created a Safety and Service Quality Committee in July 2023 to (i) review and oversee the safety programs and practices of the Company, (ii) monitor the Company’s compliance with safety programs and practices, and (iii) review and monitor the Company’s service performance.
Service. Our operational performance and many of our operating metrics improved year-over-year. For 2023, car trip plan compliance for both intermodal and manifest/automotive products improved compared to 2022. Throughout the year, we improved network fluidity as reflected in faster freight car velocity and lower terminal dwell. We graduated over 1,900 train, engine, and yard employees to backfill attrition, cover absences resulting from recently negotiated sick leave benefits, and added employees in areas of critical need to address operational challenges, to create a buffer to support operations, and to support our service product.
Operational Excellence. The year began with weather disruptions across the network that impacted our operations. We deployed additional locomotives and aggressively hired train, engine, and yard employees to alleviate these operational challenges.
In 2023, Union Pacific was named to both the World and North American Dow Jones Sustainability Indices (DJSI), the first U.S. Class I railroad to be on the World Index and our second year on the North American DJSI index. This recognition and our inclusion in the JUST Capital 100 again this year demonstrate our continued commitment to sustainability.
Highlights of the Company's 2023 financial and operational performance include:
▪	For the full year 2023, net income was $6.4 billion or $10.45 per diluted share compared to full year 2022 net income of $7.0 billion or $11.21 per diluted share
▪
Operating revenue of $24.1 billion was down 3% driven by lower fuel surcharge revenue, negative business mix, and volume declines partially offset by core pricing gains. Operating income of $9.1 billion decreased 8% from 2022

▪	Our operating ratio for 2023 was 62.3%, increasing 2.2 points from 2022
▪	Our reportable personal injury incident rate of 1.17 per 200,000 employee-hours deteriorated 4% from 2022
▪	Our reportable derailment incident rate of 2.72 improved 6% from 2022
▪	Freight car velocity, average train speed, and average terminal dwell improved compared to 2022 as last year we experienced congestion across our system
▪	Locomotive productivity improved 3% in 2023 compared to 2022 driven by improved network fluidity in the second half of the year
▪	Workforce productivity declined 3% in 2023 as average daily car miles decreased slightly and employees increased compared to 2022

Proxy Summary
Sustainability Highlights
Our vision of Building America means we connect the nation’s businesses and communities to each other and the world by providing safe, reliable and efficient supply chain solutions. To do this effectively, we must reinforce our focus on our new strategy: Safety + Service & Operational Excellence = Growth. This means moving faster and being more efficient, productive and responsive to our customers and all stakeholders.
We strive to serve our customers, enhance shareholder value, invest in our communities, and provide promising careers, while operating in an ethical manner. It is our responsibility to emphasize the importance of diversity and inclusivity within our workforce, pursue innovative technology, protect clean air and water, and set and reach targets to reduce our carbon footprint.
Our environmental, social and governance strategy, Building a Sustainable Future 2030, is built on five areas of concentration:
BUILDING RESPONSIBLE FOUNDATIONS Union Pacific understands the importance of health, safety and well-being, business ethics and conduct, cybersecurity and risk management and internal control.
STRENGTHENING OUR COMMUNITIES

Union Pacific is dedicated to serving and investing in communities, improving the quality of life where our employees live and work. We pride ourselves on being a good corporate citizen and a champion for diverse suppliers.
INVESTING IN OUR WORKFORCE At Union Pacific, we are committed to fostering a diverse and inclusive environment that reflects the diverse markets and communities we serve.
CHAMPIONING ENVIRONMENTAL
STEWARDSHIP

Union Pacific is committed to working
to address the impacts of climate
change. We have an updated Science Based
target to reduce absolute Scope 1,
Scope 2, and Scope 3 categories
1, 2 & 3 GHG emissions 50.4% by
2030 from a 2018 base year.

DRIVING SUSTAINABLE SOLUTIONS

Rail is the most fuel-efficient way to
move freight over land, cutting
GHG emissions by up to 75%
compared to commercial trucks.
Our goal is to capitalize on this
advantage and offer customers a
more environmentally-friendly form
of freight transportation.

For more information on our Building a Sustainable Future 2030 strategy, please see our forthcoming 2023 Building America Report on our website, up.com, under the Investor drop-down menu, under “Sustainability.”
DISCLOSURE
This year we updated our sustainability disclosure strategy, combining our three separate reports (The Climate Action Plan, We Are One Report, and the Building America Report) into one consolidated report, the Building America Report, covering our sustainability initiatives. We believe having our sustainability disclosures and data in one report will make it easier for stakeholders to locate, bolstering our commitment to transparency.
To guide our sustainability disclosures, we reference several reporting standards and frameworks, including the Global Reporting Initiative’s (GRI) reporting standards, the UN’s Sustainable Development Goals (SDGs) and the Sustainability Accounting Standards Board (SASB). Environmental disclosures also incorporate the Task Force on Climate-Related Financial Disclosures (TCFD) framework.

Proxy Summary
RECOGNITIONS
We are proud of our commitment to disclosing our sustainability strategies and data in several disclosure initiatives. We were honored to be the recipient of several awards, rankings, and recognitions over the last year, including the following:

Union Pacific earned a spot on the Noteworthy List of the 2023 Top 50 Companies for Diversity compiled by DiversityInc. Union Pacific also landed a spot on DiversityInc Top 50 list for talent acquisition for women of color.

Member of Dow Jones
Sustainability Indices
Powered by the S&P Global CSA

Union Pacific was selected as a member of both the Dow Jones Sustainability Index (DJSI) North America and World for the first time, underscoring its sustainable leadership and continued steps to achieve its ambitious environmental commitments.

Disability:IN recognized Union Pacific as a Best Place to Work for Disability Inclusion in 2023.	Union Pacific earned a spot on Fortune Magazine’s World’s Most Admired Companies and was the highest ranked railroad in the Trucking, Transportation and Logistics category.

Union Pacific earned a spot on the America’s Most Just Companies List and was named an Industry Leader by Just Capital.	For the seventh year in a row, Union Pacific was identified as a Trendsetter in the 2023 CPA-Zicklin Index compiled by the Center for Political Accountability.

Union Pacific earned top marks – and a top spot – on the Human Rights Campaign’s Best Places to Work list for LGBTQ+ Equality.	Union Pacific ranked 3rd among the Top 50 Inspiring Workplaces in North America.
Visit our Awards & Accolades Webpage for the full list at www.up.com/media/media_kit/awards/index.htm.

Proxy Summary
ENVIRONMENTAL
Union Pacific is committed to protecting the environment now and for future generations through our efforts in evaluating and improving our environmental management systems and operating efficiency while developing and investing in technology to reduce our environmental footprint. We are dedicated to sustainability and providing safe, reliable, fuel-efficient and environmentally responsible freight transportation for our customers.
2023 Environmental Highlights Include:
▪
SBTi Target Update. We revalidated our science-based GHG reduction target in 2024. Under our new target, we have set a goal to reduce absolute scope 1 & 2 GHG emissions by 50.4% by 2030 from a 2018 base year. We also aim to reduce absolute emissions from our purchased goods and services, capital goods and fuel and energy-related activities by 50.4% by 2030 from a 2018 base year.

▪
Mapping Climate Scenario Analysis to Enterprise Risk Management. We integrated the results of our 2022 Climate Scenario Analysis into our risk management processes, which considers both physical risks (extreme temperature fluctuations, flooding, fire, etc.) and transitional risks (market, policy and legal impacts) of climate change.

▪
Locomotive Modernizations. In 2023, we modernized 200 older locomotives and plan to modernize an additional 400 locomotives in 2024 through 2026. These modernizations are estimated to provide approximately 350 tons of carbon reduction per locomotive per year, and the total order for 600 locomotives is expected to realize approximately 210,000 tons in annual emission reduction.

▪
Renewable Diesel and Biofuels. We worked with locomotive and fuel suppliers to increase our use of renewable diesel and biofuels. At the end of 2023, our low-carbon fuel consumption rose to over 6.0%, up from 4.50% in 2022.

▪
The Nature Conservancy Partnership Update. Our partnership with The Nature Conservancy to support three separate nature-based solutions projects based in Nebraska, California and Texas officially launched throughout 2023. Project goals include grassland and wetland restoration, groundwater recharge, threatened species habitat conservation and community education.

▪
Green Bond Allocation and Impact Report. We published our 2023 Green Bond Allocation and Impact Report, which outlines how proceeds from our 2022 green bond were utilized. We allocated 100% of the bond’s net proceeds of $590.8 million to eligible projects that support the Company’s sustainability initiatives consistent with the Union Pacific Corporation Green Financing Framework.

Additional information and details can be found in our forthcoming 2023 Building America Report. The report will be available on our website, up.com, under the Investor drop-down menu, under “Sustainability.”

Proxy Summary
SOCIAL
Investing in our Workforce is one of the five areas of concentration in our Building a Sustainable Future 2030 strategy. We are dedicated to providing an inclusive environment where employees feel valued, engaged and inspired.
Union Pacific aspires to reach our 2030 goals of 11% women and 40% people of color representation while maintaining our standards of hiring and promoting based on merit. This reflects our desire to create an environment where people can be their best, personally and professionally.
We made steady progress in 2023, increasing our people of color representation by 1.0 percentage point.
Union Pacific’s Workforce at a Glance*

* Data as of December 31, 2023

Proxy Summary
Every worker has the right to expect equal pay for equal work regardless of their gender, race, color, religion, national origin, age, disability, sexual orientation, or other status protected by law. Each year, Union Pacific performs a review to identify potential pay equity concerns relative to race and gender for management employees and takes steps to address inappropriate disparities. In 2023, a third-party compensation expert assessed our pay practices and validated equal pay at Union Pacific. The results showed there is no statistically significant difference in pay across gender or race: men and women, and people of color, with comparable work responsibilities and seniority, are currently paid within 1% of each other.
Please refer to the 2023 Building America Report for additional information and details, including Union Pacific’s investments in the communities across its network. The report will be available on our website, up.com, under the Investor drop-down menu, under “Sustainability.”
GOVERNANCE
The Company’s commitment to strong corporate governance, effective risk management and strong independent oversight of management by the Board is reflected in our sound governance practices and policies.
Corporate governance highlights include:
▪	Board Nominees Composed of 92% Independent Directors (11 of 12 Board Nominees)
▪	Board Meeting Attendance of 100%
▪	Commitment to Board Refreshment (Four New Directors in the Past Year, 33% of current composition, all of which are standing for election)
▪	Annual Election of Directors with Majority Voting Standard
▪	Six Diverse Board Members/Nominees for Election (50%)
▪	Average Board Tenure of 4.4 years with Board Nominees
▪	“Proxy Access” Right
▪	Independent Board Chairman
▪	Executive Sessions of Independent Directors at each Board and Committee Meeting
▪	Board Strategic Oversight and review of Enterprise Risk Management
▪	Five Fully Independent Board Committees; Safety and Service Quality Committee established in July 2023
▪	Stringent Director and Executive Officer Stock Ownership Guidelines (7x Annual Salary for CEO and 4x Annual Salary for other Named Executive Officers)

Note: These statistics reflect the tenure, independence and diversity of the twelve director nominees.

Proxy Summary
SUSTAINABILITY GOVERNANCE
The Board of Directors provides oversight of our sustainability strategy. The Corporate Governance, Nominating and Sustainability Committee is responsible for reviewing current developments in sustainability and recommends adoption of new, or modifications to existing practices, policies, and procedures. To oversee and guide the appropriate management of sustainability, we have established the following governance structure:

Proxy Summary
Shareholder Engagement
It has been our longstanding practice to meet with shareholders throughout the year so that management and the Board can better understand shareholder perspectives on governance, executive compensation, and other topics.
We believe that engagement with our shareholders is an important part of our Company’s success and we have an active shareholder engagement program. Our shareholder engagement efforts help us to better understand our shareholders’ priorities and concerns and enable the Company to most effectively address issues important to our shareholders. Our Investor Relations team regularly meets with investors and investment analysts. Our head of Investor Relations communicates topics discussed and shareholder feedback to senior management and the Board for consideration in their decision-making.
In 2023, as part of our regular shareholder engagement, management participated in 12 investor conferences, over 100 virtual or in-person investor meetings and hosted more than 500 conference calls with investors and analysts.
Our current independent Board Chairman, and then lead independent director, Michael McCarthy, and other independent directors engaged with shareholders during 2023 to discuss CEO succession and senior leadership transitions.
We engaged in dialogue with holders of more than 50% of our total shares outstanding. Additionally, we met with 60% of our top 100 investors. We engaged with investors on various topics, including:
▪ Company safety, operational and financial performance
▪ Strategic planning
▪ Sustainability
▪ Succession planning and governance
▪ Human capital management, including diversity and inclusion
▪ Shareholder proposals
Our annual say-on-pay vote is an opportunity to receive feedback from shareholders regarding our executive compensation program. Shareholders demonstrated strong support for our executive compensation program in 2023 as evidenced by the 91% of votes cast in favor of say-on pay at our 2023 Annual Meeting of Shareholders. We believe that the executive compensation decisions made in 2023 and described in this Proxy Statement benefit shareholders and continue to align with our strategy and pay-for-performance philosophy.

Proxy Summary
Executive Compensation Highlights
Leadership Transitions during 2023
▪
On July 26, 2023, we announced that the Board elected Mr. Vena as Chief Executive Officer effective August 14, 2023. Mr. Fritz ceased to serve as the Company’s Chairman, President and Chief Executive Officer on that same date

▪
On August 11, 2023, the Company and Mr. Fritz entered into a transition and separation agreement (the Transition Agreement) that was filed with the Company’s Form 8-K dated August 11, 2023. Pursuant to the Transition Agreement, Mr. Fritz will remain a non-officer employee of the Company until February 1, 2025. The material terms of the Transition Agreement are discussed on pages 75 and 76 of this Proxy Statement

▪	On July 26, 2023, we announced that the Board elected Ms. Whited as President effective August 14, 2023. Ms. Whited previously served as our Executive Vice President-Sustainability and Strategy
2023 Compensation Highlights
▪
In 2023, seventy-six percent (76%) of the target compensation opportunity provided to Mr. Fritz and sixty-six (66%) of the target compensation opportunity provided to the Named Executive Officers (NEOs), other than Mr. Fritz and Mr. Vena, was in the form of long-term incentive (LTI) equity awards. Upon Mr. Vena’s election as Chief Executive Officer, the Committee established his target total direct compensation, of which seventy-seven percent (77%) would be in the form of LTI, with the first grant in early 2024

▪	2023 LTI awards granted in February, other than for Mr. Vena who was elected CEO on August 14, 2023, consisted of sixty percent (60%) performance stock units and forty percent (40%) stock options
▪	Performance stock unit awards granted in 2023 were based:
•	two-thirds (2/3) on the average annual return on invested capital (ROIC) for a three-year performance period (Performance Period)
•	one-third (1/3) on the Company’s operating income growth (OIG) over the Performance Period as compared to the OIG of the companies in the S&P 100 Industrials Index and the Class I Railroads
▪	In 2023, our formula-based annual incentive plan was based on:
•	seventy percent (70%) on the attainment of specified Company financial performance goals (equally weighted between operating income and operating ratio)
•	twenty percent (20%) on the Company’s performance against pre-established strategic business objectives
•	ten percent (10%) on individual executive performance

▪
Under our formula-based annual incentive plan, performance for 2023 resulted in a payment of 40% of target for the NEOs other than Mr. Vena, as a result of below target operating income and below threshold operating ratio performance

▪
Upon his election as CEO on August 14, 2023, the Compensation and Benefits Committee set Mr. Vena’s 2023 Annual Incentive Plan bonus target at $2,250,000 and provided that his 2023 annual incentive bonus payout would not be less than the target amount, pro-rated based on Mr. Vena’s partial-year service commencing on August 14. Following the end of the year, the Committee awarded Mr. Vena an annual incentive bonus for 2023 of $1,406,250 which reflects 150% of his annual incentive bonus target, pro-rated to reflect his partial-year service. In determining his annual incentive bonus amount, the Committee considered Mr. Vena’s strong start in the CEO role, specifically his results-based leadership that drove meaningful operational improvements which better positions the Company to execute its long-term strategy and vision

▪
Based on our three-year average ROIC of 16.4% and our relative OIG at the 48th percentile, performance stock units for the three-year performance period (2021-2023) ending in 2023 vested at 126% of target

▪
The compensation earned in 2023 by Mr. Vena and the other NEOs, as described in the CD&A section of this Proxy Statement, reflects our policy of having a significant portion of our executives’ compensation tied to annual and long-term Company performance

UNION PACIFIC CORPORATION
1400 Douglas Street, 19th Floor
Omaha, NE 68179

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 9, 2024
INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND PROXIES
Important Notice Regarding the Availability of Proxy
Materials for the Shareholder Meeting to Be Held on May 9, 2024
This Proxy Statement and our 2023 Annual Report on Form 10-K are available at www.up.com under the
“Investors” caption link by selecting “Annual Reports/Form 10-Ks/Proxy”
www.up.com/investor/annual.
Shareholders may also request a copy of this Proxy Statement and our 2023 Annual Report on Form 10-K by emailing investor.relations@up.com or by calling (402) 544-4227.
Date, Time and Place of Meeting
This Proxy Statement is being furnished to shareholders of Union Pacific Corporation (the Company) in connection with the solicitation of proxies by the Board of Directors of the Company (the Board) for use in voting at the Annual Meeting of Shareholders or any adjournment or postponement thereof (the Annual Meeting). The Annual Meeting will be held on Thursday, May 9, 2024, at 8:00 A.M., Central Daylight Time, via live audio webcast at www.virtualshareholdermeeting.com/UNP2024. This Proxy Statement and the accompanying proxy card are being distributed and made available to shareholders of the Company on March 26, 2024.
Record Date, Outstanding Shares and Quorum
Only holders of record of the Company’s common stock at the close of business on March 15, 2024 (the Record Date), will be entitled to vote at the Annual Meeting. On the Record Date, we had 610,096,362 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present and entitled to vote on any matter at the Annual Meeting, we will have a quorum at the Annual Meeting. Any shares represented by proxies that are marked for, against or to abstain from voting on a proposal will be counted as present for the purpose of determining whether there is a quorum.
Internet Availability of Proxy Materials
We are using the Securities and Exchange Commission (SEC) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, the notice contains information on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.
Accessing Proxy Materials over the Internet
Your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card will contain instructions on how to:
•	View our proxy materials for the Annual Meeting on the Internet; and
•	Instruct us to send our future proxy materials to you electronically by email or the Internet.

INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND PROXIES
Our proxy materials will be available for shareholders of record during the voting period at www.proxyvote.com. From this website, you also will be able to vote prior to the Annual Meeting. To access this website, you will need your 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.
Your Notice of Internet Availability, proxy card or voting instruction card will contain instructions on how you access our proxy materials electronically and, if you currently receive paper copies of these materials, how you may request proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of distributing our proxy materials.
Voting Rights
Holders of our common stock are entitled to one vote for each full share held as of the Record Date.
Under Proposal Number 1, directors will be elected by a majority of the votes cast by the shares of common stock present at the Annual Meeting (either in person or by proxy) on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s Bylaws and applicable laws of the State of Utah, a nominee who does not receive more “for” votes than “against” votes will be elected to a shortened term expiring on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.
Approval of Proposal Number 2 (ratification of the appointment of the independent registered public accounting firm), Proposal Number 3 (advisory vote to approve executive compensation), Proposal Number 4 (shareholder proposal requesting adoption of a policy limiting severance payments), and Proposal Number 5 (shareholder proposal requesting an amendment to the Safety and Service Quality Committee’s charter) requires the affirmative vote of a majority of the votes cast on the proposal (either in person or by proxy).
If your shares are held in a street name (that is, through a broker, bank, trustee, nominee or other holder of record), you are considered a beneficial owner of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank, trustee, nominee or other holder of record how to vote. If you do not provide voting instructions to your broker in advance of the Annual Meeting, your broker is not permitted to vote on certain proposals and may elect not to vote on any of the proposals. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote. Accordingly, in order for your shares to be voted on all proposals, we encourage you to provide voting instructions to your broker as described in these proxy materials.
The Board recommends that you vote FOR each of the nominees in Proposal Number 1 and FOR Proposal Numbers 2 and 3, and AGAINST Proposal Numbers 4 and 5.
Although the advisory vote on Proposal Number 3 is non-binding, the Board will review the results of the vote, and consistent with the Company’s strong record of shareholder engagement, will take them into account when making determinations concerning executive compensation.
In accordance with Utah law, abstentions and broker non-votes are not treated as votes cast and, therefore, are not counted in determining which directors are elected under Proposal Number 1 or in determining the outcome on Proposal Numbers 2, 3, 4, and 5.
Solicitation and Voting of Proxies
Whether you hold shares directly as a shareholder of record or in street name (that is, through a broker, bank, trustee, nominee or other holder of record), you may direct how your shares are voted without participating in the Annual Meeting. There are three ways to vote by proxy:
•
Via the Internet — Shareholders who have received a Notice of Internet Availability of Proxy Materials by mail may submit proxies over the Internet by following the instructions on the notice. Shareholders who have received proxy materials by email may submit proxies over the Internet by following the instructions included in the email. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•
By Telephone — Shareholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 and following the instructions. Shareholders of record who have received a Notice of Internet Availability of Proxy Materials by mail must have the control number that appears on their notice available when voting. Shareholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Shareholders who hold shares in street name who have received proxy materials by email must have the control number included in the email available when voting.

INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND PROXIES
•
By Mail — Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

If you sign and return your proxy card but do not give any voting instructions, your shares will be voted “FOR” the election of each of the director nominees listed in Proposal Number 1 below, “FOR” Proposal Number 2, “FOR” Proposal Number 3, “AGAINST” Proposal Number 4, and “AGAINST” Proposal Number 5. To our knowledge, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.
Confidential Voting Policy
The Board maintains a confidential voting policy pursuant to which Broadridge Financial Services, Inc. (Broadridge) receives shareholder proxies or voting instructions, and representatives of Broadridge, serving as independent inspectors of the election, certify the vote. Proxies, as well as telephone and Internet voting instructions, will be kept confidential from management (except in certain cases where it may be necessary to meet legal requirements, including a contested proxy solicitation or where a shareholder writes comments on the proxy card). Reports concerning the vote may be made available to the Company, provided such reports do not reveal the vote of any particular shareholder.
Revocation of Proxies
After you submit your proxy you may revoke it at any time before voting takes place at the Annual Meeting. You can revoke your proxy in two ways: (i) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked or (ii) submit new telephone or Internet instructions or deliver a validly executed later-dated proxy. For this purpose, communications to the Secretary of the Company should be addressed to Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, Nebraska 68179 and must be received before the time that the proxy you wish to revoke is voted at the Annual Meeting. Please note that if your shares are held in street name (that is, a broker, bank, trustee, or nominee or other holder of record holds your shares on your behalf) and you wish to revoke a previously granted proxy, you must contact that entity and submit new voting instructions to your broker, bank, trustee, nominee or other holder of record. You may also revoke your proxy by attending and voting during the Annual Meeting before the polls are closed.
Expenses of Solicitation
The Company will pay the entire cost of preparing, printing, mailing and distributing the notices and proxy materials and soliciting votes. In addition to the mailing of the notices and proxy materials, proxies may be solicited by personal interview, telephone and electronic communication by the directors, officers and employees of the Company acting without special compensation. We also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the street name holders of shares held of record by such individuals, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, the Company engaged Morrow Sodali, LLC, 333 Ludlow Street, Stamford, CT 06902, to solicit proxies on its behalf. The anticipated fees of Morrow Sodali LLC are approximately $20,000, plus certain other customary fees and expenses.
Attending the Annual Meeting
This year’s Annual Meeting is being held solely by means of remote communication, and shareholders may not physically attend the meeting. Shareholders of record as of the record date may attend, participate in, vote at, and listen to the Annual Meeting via live audio webcast via the Internet at www.virtualshareholdermeeting.com/UNP2024 when you enter your 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. Instructions on how to access the Annual Meeting via the live audio webcast are posted at www.virtualshareholdermeeting.com/UNP2024. If your shares are held in street name and your voting instruction form or Notice of Internet Availability of Proxy Materials indicates that you may vote those shares through the www.proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit control number indicated on that voting instruction form or Notice of Internet Availability of Proxy Materials. Otherwise, shareholders who hold their shares in street name should contact their bank, broker, or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND PROXIES
Access to the meeting will begin approximately 15 minutes before the scheduled meeting time, and you are encouraged to log on early to test your access. If you have technical problems accessing the Annual Meeting, you may contact the technical support number that will be posted on the virtual shareholder meeting log-in page.
Shareholders will be provided an opportunity to ask questions in advance of and during the Annual Meeting. We will only respond to questions that relate to the Company or the matters being presented at the Annual Meeting, and that otherwise comply with the rules of conduct that will be posted on the Annual Meeting website. We may group similar questions together and present a combined response. In the event that we are not able to respond to all proper questions that are submitted during the meeting, we will post responses on our Investor Relations website as soon as practical following the Annual Meeting.
Information Regarding the Company
References to the Company’s website included in this Proxy Statement and in the Company’s 2023 Annual Report on Form 10-K are provided as a convenience and do not constitute, and should not be deemed, an incorporation by reference of the information contained in, or available through, the website.

PROPOSAL NUMBER 1 – Election of Directors
The Board currently consists of twelve members. At the recommendation of the Corporate Governance, Nominating and Sustainability Committee, the Board has nominated Mses. Edison, Finley, Hopkins and Lute and Messrs. DeLaney, Dillon, McCarthy, Simons, Tien, Vena, Wiehoff and Williams for election as directors. Each of the twelve nominees currently serve as a director of the Company. Each of the nominees has consented to being named as a nominee and to serve if elected. If any nominee(s) for director for any reason becomes unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board shall nominate.
Vote Required for Approval
Directors will be elected by a majority of the votes cast by the shares present at the Annual Meeting and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s Bylaws and applicable laws of the State of Utah, if a nominee does not receive more “for” votes than “against” votes, he or she will be elected to a shortened term that terminates on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.
The Board recommends a vote FOR the election of each of the nominated directors.
Directors/Nominees
The following identifies the Company’s nominees for election to the Board. Each of the nominees currently serves as a director. Each nominee, if elected, will serve for a term of one year or until his or her successor is elected and qualified.
WILLIAM J. DELANEY
AGE: 68 | DIRECTOR SINCE: 2018 | INDEPENDENT Former Chief Executive Officer Sysco Corporation	Compensation & Beneﬁts (Chair)	Safety & Service Quality

EXPERIENCE	SKILLS & QUALIFICATIONS

Chief Executive Officer (2009 – 2017), President (2010 – 2016),
Executive Vice President and Chief Financial Officer
(2007 – 2009), held multiple corporate and operating
positions of increasing responsibility after joining in 1988;
Sysco Corporation, a food marketing and distribution company

CEO Experience, Risk Management Experience,
International/Global Expertise, Operations Knowledge,
Customer Perspective – gained while serving as the Chief
Executive Officer of Sysco and through multiple operating
positions at Sysco involving logistics, sourcing and delivery operations

OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT
The Cigna Group (since 2018)
FORMER
Sanmina Corporation (2018 – 2019)
Sysco Corporation (2009 – 2017)
Express Scripts Holding Company (2011 – 2018)
(acquired by Cigna in 2018)

Economics/Finance Expertise – developed while serving as
Sysco's Chief Financial Officer
Publicly Traded Company Experience –gained through
service as CEO at Sysco and his signiﬁcant experience
serving on the boards of other public companies.
Investor Perspective – developed through his service as a
CFO and a CEO leading a public company

PROPOSAL NUMBER 1 – Election of Directors
DAVID B. DILLON
AGE: 73 | DIRECTOR SINCE: 2014 | INDEPENDENT Former Chairman and Chief Executive Officer The Kroger Co.	Audit (Chair)	Corporate Governance, Nominating & Sustainability

EXPERIENCE	SKILLS & QUALIFICATIONS

Chairman of the Board (2004 – 2014), Chief Executive
Officer (2003 – 2013), President (1995 – 2003), and Executive
Vice President (1990 – 1995); The Kroger Co., a leading retailer operating supermarket and multi-department stores
President (1986 – 1995), joined in 1976 and advanced through various management positions; Dillon Companies, Inc. (a subsidiary of The Kroger Co.)
OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT
3M Company (since 2015)

CEO Experience – gained as a result of his role as
Chief Executive Officer of Kroger
Risk Management Experience, Operations Knowledge,
Customer Perspective, Economics/Finance Expertise –
developed during his roles at Kroger and Dillon where he
demonstrated the ability to understand complex logistics
operations, as well as having skills in ﬁnancial audit matters
Publicly Traded Company Experience – gained through his
service as CEO of Kroger, as well as his extensive experience serving on the boards of other public companies
Legal Expertise and the Investor Perspective – gained
through his legal education (J.D., Southern Methodist
University) and service as a CEO leading a public company

SHERI H. EDISON
AGE: 67 | DIRECTOR SINCE: 2021 | INDEPENDENT Former Executive Vice President and General Counsel Amcor plc	Compensation & Beneﬁts	Corporate Governance, Nominating & Sustainability (Chair)

EXPERIENCE	SKILLS & QUALIFICATIONS

Executive Vice President and General Counsel (2019 – 2021); Amcor plc, a global packaging company
Senior Vice President, Chief Legal Officer and Secretary
(2017 – 2019 when it was acquired by Amcor), Vice
President, General Counsel and Secretary (2010 – 2016);
Bemis Company, Inc., a global packaging company
Senior Vice President, Chief Administrative Officer (2007 – 2010), Vice President, General Counsel and Secretary (2004 – 2007); Hill-Rom Holdings, Inc, a global medical device company
Began her career as an attorney in private practice
OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT
Cardinal Health, Inc. (since 2020)
FORMER
AK Steel (2014 – 2020)

Legal Expertise, Government and Regulatory Expertise,
International/Global Expertise – developed through her
experience as a general counsel and her service in other
functional leadership roles at publicly traded manufacturing companies in the medical device and packaging industries
Risk Management Experience – gained during her legal roles
and involvement in enterprise risk management at Amcor,
Bemis and Hill-Rom
Publicly Traded Company Experience – gained through her
valuable experience serving on the boards of other public
companies.
Customer Perspective and the Investor Perspective –
developed through her leadership and general counsel
roles at publicly traded manufacturing companies in the
medical device and packaging industries with significant
operations

PROPOSAL NUMBER 1 – Election of Directors
TERESA M. FINLEY
AGE: 62 | DIRECTOR SINCE: 2022 | INDEPENDENT Former Chief Marketing and Business Services Officer United Parcel Service, Inc.	Audit	Finance

EXPERIENCE	SKILLS & QUALIFICATIONS

Senior Advisor (2019 – 2021); Boston Consulting Group, a global management consulting ﬁrm
Chief Marketing and Business Services Officer (2015 – 2017), Treasurer & Vice President of Finance (2014 – 2014), Corporate Controller (2010 – 2013), Chief Financial Officer of International Package & Global Forwarding & Logistics (2007 – 2010), Vice President, Investor Relations (2003 – 2007), joined in 1984; United Parcel Service, Inc., a global package delivery company and leading provider of specialized transportation logistics services
OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT
TriMas Corporation (since 2020)

Economics/Finance Expertise, Operations Knowledge,
International/Global Expertise, Customer Perspective,
Investor Perspective – developed during her time at UPS
where she gained a deep understanding of how ﬁnance,
investor relations, marketing, technology, and pricing
operates in a complex organization that is at the center of
global supply chains and logistics operations
Risk Management Experience – gained in her roles at UPS
and Boston Consulting
Publicly Traded Company Experience – gained through her
public board experience

DEBORAH C. HOPKINS
AGE: 69 | DIRECTOR SINCE: 2017 | INDEPENDENT Former Chief Executive Officer Citi Ventures and Former Chief Innovation Officer Citi	Compensation & Beneﬁts	Finance (Chair)

EXPERIENCE	SKILLS & QUALIFICATIONS

Chief Executive Officer, Citi Ventures (2008 – 2016), Chief Innovation Officer (2008 – 2016), Chief Operations and Technology Officer (2005 – 2008), Senior Advisor to Corporate and Investment Bank and Head of Corporate Strategy (2003 – 2005); Citigroup, Inc., a global investment bank and ﬁnancial services corporation
Chief Financial Officer (2000 – 2001), Lucent Technologies
Chief Financial Officer (1998 – 2000), The Boeing Company
Vice President of Finance, Europe (1997 – 1998),
General Auditor (1995 – 1997); General Motors Company
Corporate Controller (1982 – 1995), Unisys Corporation
OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT
Bridge Investment Group Holdings Inc. (since 2021)
Marsh and McLennan Companies (since 2017)
FORMER
Compass Digital Acquisition Corp. (2021 – 2023)
Virtusa Corporation (2018 – 2021)
Qlik Technologies Inc. (2011 – 2016)

CEO Experience – gained as CEO of Citi Ventures
Economics/Finance Expertise, Wall Street Experience,
Technology/Cyber Experience, Operations Knowledge,
International/Global Expertise – developed during her
various leadership positions at multinational companies
overseeing ﬁnance, technology and innovation
Publicly Traded Company Experience – gained through her
extensive experience serving on the boards of other public
companies, including DuPont, in addition to those listed to
the left
Risk Management Experience and the Investor
Perspective – developed through her several leadership
roles at publicly traded companies

PROPOSAL NUMBER 1 – Election of Directors
JANE H. LUTE
AGE: 67 | DIRECTOR SINCE: 2016 | INDEPENDENT Strategic Advisor SICPA, North America	Corporate* Governance, Nominating & Sustainability	Safety & Service Quality (Chair)
* Appointment effective March 21, 2024

EXPERIENCE	SKILLS & QUALIFICATIONS

Strategic Advisor (2021 – present), President and Chief Executive Officer (2017 – 2021); SICPA, North America, a
global provider of security inks
Special Advisor to the Secretary – General of the
United Nations (2016 – 2022)
Director (2015 – present), Chief Executive Officer (2015 – 2016); Center for Internet Security (CIS), an operating nonproﬁt organization focused on developing cyberdefense best practices and home of the Multi-State Information Sharing and Analysis Center providing cyber security services for state, local, tribal and territorial governments
Deputy Secretary (2009 – 2013); U.S. Department of Homeland Security; functioning as the Chief Operating Officer for the third-largest department in the U.S. government
Led the United Nations Department of Field Support; several other senior leadership roles in UN Peacekeeping and Peacebuilding (2003 – 2009)
Served as Executive Vice President and Chief Operating Officer of the United Nations Foundation and Better World Fund
Served on the National Security Council Staff under Presidents George H.W. Bush and William Jefferson Clinton
Served in the United States Army (1978 – 1994)
OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT
Shell plc (since 2021)
Marsh and McLennan Companies (since 2020)
FORMER
Atlas Worldwide Holdings, Inc. (2018 – 2021)

CEO Experience, International/Global Expertise,
Government and Regulatory Expertise, Risk Management
Expertise – gained through her extensive military and
government service, including her service at the U.S.
Department of Homeland Security and global operational and
logistics experience at the United Nations
Technology/Cyber Expertise – developed through her role
as Chief Executive Officer of CIS, which focuses on
technology, and speciﬁcally on cybersecurity
Publicly Traded Company Experience – gained as an
experienced board director, having served on the boards
of large-market capitalization companies since 2016
Legal Expertise – gained through her legal education
(J.D., Georgetown University)

PROPOSAL NUMBER 1 – Election of Directors
MICHAEL R. MCCARTHY
AGE: 72 | DIRECTOR SINCE: 2008 | INDEPENDENT | CHAIRMAN Chairman McCarthy Group, LLC and Co-Chairman Bridges Trust Company	Corporate Governance, Nominating & Sustainability	Finance

EXPERIENCE	SKILLS & QUALIFICATIONS

Chairman and Co-Founder (1986 – present), McCarthy Group, LLC, a private investment group
Co- Chairman (2021 – present), Bridges Trust Company, a wealth management ﬁrm
OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
FORMER
Cabela’s Incorporated (1996 – 2017)

CEO Experience, Risk Management Experience – gained
through founding and serving as Chairman of McCarthy
Group and serving as Co-Chairman of Bridges Trust, both
successful investment companies
Economics/Finance Expertise, Wall Steet Experience,
International/Global Expertise – developed while providing
strategic and operational advice to businesses in various
sectors of the economy
Publicly Traded Company Experience – gained through his
signiﬁcant experience serving on the boards of other public
companies
Operations Knowledge, Customer Perspective, and
Government and Regulatory Expertise – developed while
providing operational advice to businesses in various sectors of the economy

DOYLE R. SIMONS
AGE: 60 | DIRECTOR SINCE: 2023 | INDEPENDENT Former President and Chief Executive Officer Weyerhaeuser Company	Compensation & Beneﬁts	Safety & Service Quality

EXPERIENCE	SKILLS & QUALIFICATIONS

President and Chief Executive Officer (2013 – 2019),
Weyerhaeuser Company, a global producer of wood-related
products and pioneer of sustainable tree farms
Chairman and Chief Executive Officer (2008 – 2012), held a
variety of high-level leadership roles after joining in 1992, including Executive Vice President and Chief Administrative
Officer (1992 – 2012); Temple-Inland, Inc. (acquired by
International Paper Company in 2012), a corrugated packaging and building products company
Began his career as an attorney in private practice
OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT
Fiserv, Inc. (since 2007)
Iron Mountain Incorporated (since 2020)
FORMER
Weyerhaeuser Company (2012 – 2019)

CEO Experience – gained through his service as a CEO of
Weyerhaeuser and Temple-Inland
Risk Management Experience, International/Global
Expertise, Operations Knowledge, Customer
Perspective – developed during his roles at Weyerhaeuser
and Temple-Inland where he became well versed in global and
complex supply chain operations and ﬁnancial matters
Publicly Traded Company Experience – gained through his
service as CEO of Weyerhaeuser and Temple-Inland, as well as his extensive experience serving on the boards of other public companies
Legal Expertise and Investor Perspective – gained through
his legal education and practice of law (J.D., University of
Texas) and service as a CEO leading public companies

PROPOSAL NUMBER 1 – Election of Directors
JOHN K. TIEN, JR.
AGE: 60 | DIRECTOR SINCE: 2023 | INDEPENDENT Former Deputy Secretary U. S. Department of Homeland Security	Audit*	Finance*
* Committee appointments effective March 21, 2024

EXPERIENCE	SKILLS & QUALIFICATIONS

Deputy Secretary (2021 – 2023), U.S. Department of Homeland Security; functioning as the Chief Operating Officer for the third-largest department in the U.S. government
Senior Executive Roles (2011 – 2021); including Chief Administrative Officer and Chief of Staff for Citi’s Global Consumer Operations and Technology organization (2011 – 2013), Head of Operations and Customer Service for Citi Retail Services’ largest Mastercard co-brand portfolio (2013-2016), Chief Operating Officer and Chief Technology Officer (2016 – 2020) for Macy’s private label and co-brand credit card portfolio for Citi Retail Services, and Head of Business and Process Re-Engineering Transformation for Citigroup’s entire U.S. Consumer Bank (2020 – 2021); Citigroup Inc., a global consumer bank
Senior Director, Afghanistan and Pakistan (2009 – 2011), National Security Council, The White House
Director, Iraq (2008 – 2009), National Security Council, The White House
White House Fellow (1998 – 1999), Office of the U.S. Trade Representative, The White House
Served in the U.S. Army (1987 – 2011); served over 24 years in positions of increasing responsibility as an officer in the U.S. Army retiring at the rank of Colonel

International/Global Expertise – developed through
his extensive military and government service, including his service at the U.S. Department of Homeland Security and
National Security Council positions
Government and Regulatory Expertise – gained through
his government service and senior executive roles at
Citigroup including experience with banking regulations
and oversight of regulatory training for the organization
Risk Management Experience – developed though his many
leadership roles in the financial sector at Citigroup which
included oversight of risk management and compliance
systems and responsibility for customer service
and safeguarding customer accounts against fraud and
data breaches
Technology/Cyber Expertise – gained through his service
at the U.S. Department of Homeland Security and his various
leadership positions at Citigroup overseeing technology
operations

V. JAMES VENA
AGE: 65 | DIRECTOR SINCE: 2023 | MANAGEMENT Chief Executive Officer Union Paciﬁc Corporation and Union Paciﬁc Railroad Company

EXPERIENCE	SKILLS & QUALIFICATIONS

Chief Executive Officer (2023 – present), Senior Advisor to the Chairman (2021); Union Paciﬁc Corporation
Chief Executive Officer (2023 – present), Chief Operating Officer
(2019 – 2020); Union Paciﬁc Railroad Company
Executive Vice President and Chief Operating Officer (2013 – 2016); several senior leadership roles during his 40 years of service; Canadian National Railway Company
OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
FORMER
FedEx ( 2022 – 2023)

CEO Experience, Risk Management Experience and
Government and Regulatory Expertise– gained through
service as CEO of the Company and the Railroad and his
extensive experience in the rail industry where oversight and management of regulatory matters and risks related to
safety, operations, and compliance are key
International/Global Expertise, Operations Knowledge,
Customer Perspective – developed through his over 40
years of experience in the railroad industry, including his
service as the Chief Operating Officer of both Canadian
National and Union Paciﬁc, as well as marketing experience
through senior roles in marketing and sales at
Canadian National
Publicly Traded Company Experience – gained through
serving on boards of public companies
Economics/Finance Expertise and Investor Perspective –
developed through his service in senior leadership roles at
public companies

PROPOSAL NUMBER 1 – Election of Directors
JOHN P. WIEHOFF
AGE: 62 | DIRECTOR SINCE: 2023 | INDEPENDENT Former Chairman, President and Chief Executive Officer C.H. Robinson Worldwide, Inc.	Audit	Safety & Service Quality

EXPERIENCE	SKILLS & QUALIFICATIONS

Chairman (2007 – 2020), President and Chief Executive Officer (2002 – 2019), President (1999 – 2002), and Senior Vice President and Chief Financial Officer (1998 – 1999); C.H. Robinson Worldwide, Inc., a leading third-party logistics, supply chain management and sourcing company
Began his career at Arthur Andersen LLP
OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT
Polaris (since 2007)
U.S. Bancorp (since 2020)
FORMER
C.H. Robinson Worldwide, Inc. (2001 – 2020)
Donaldson Company, Inc. (2003 – 2022)

CEO Experience, Risk Management Experience,
International/Global Expertise, Operations Knowledge,
Customer Perspective – gained while serving as Chief
Executive Officer of C.H. Robinson and through multiple
leadership roles involving logistics, sourcing and supply chain management
Economics/Finance Expertise – developed while serving as
C.H. Robinson’s Chief Financial Officer
Publicly Traded Company Experience –gained through
service as Chairman and CEO at C.H. Robinson and his
signiﬁcant experience serving on boards of other public
companies
Investor Perspective – developed through his
service as a CFO and CEO leading a public company

CHRISTOPHER J. WILLIAMS
AGE: 66 | DIRECTOR SINCE: 2019 | INDEPENDENT Chairman Siebert Williams Shank & Co.	Audit	Finance

EXPERIENCE	SKILLS & QUALIFICATIONS

Chairman (2019 – present); Siebert Williams Shank & Co., LLC, an investment banking and ﬁnancial services company
Founder, Chairman and Chief Executive Officer (1994 – 2019 when merged with Siebert Cisneros Shank & Co., LLC); Williams Capital, an investment banking and ﬁnancial services ﬁrm comprised of The Williams Capital Group, L.P. and Williams Capital Management, LLC
Held positions at Jeffries and Company and Lehman Brothers
OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT
Ameriprise Financial (since 2016)
The Clorox Company (since 2015)
FORMER
Caesars Entertainment Corporation (2003 – 2019)

CEO Experience – developed during his role as Chairman
and Chief Executive Officer of Williams Capital
Economics/Finance Expertise, Wall Street Experience –
gained during his years of experience in investment banking
and ﬁnance
Publicly Traded Company Experience – gained through his
signiﬁcant experience serving on the boards of other public
companies, including, in addition to those listed at the left,
Walmart Inc.
Risk Management Experience and the Investor
Perspective – developed through service as a CEO of an
investment banking and ﬁnancial services company

PROPOSAL NUMBER 1 – Election of Directors
Director Qualifications and Experience
The Corporate Governance, Nominating and Sustainability Committee considered the character, experience, qualifications and skills of each director nominee when determining whether he or she should serve as a director of the Company. Consistent with the stated criteria for director nominees described on page 23 below and included in the Company’s Corporate Governance Guidelines and Policies, the Committee determined that each director nominee exhibits a high degree of integrity, has significant professional accomplishments, and has proven leadership experience. Each director nominee is or has been a leader in his or her respective field and brings diverse talents and perspectives to the Board. The Committee also considered the experience and qualifications that each director nominee brings to the Board outlined above in each director’s biographical information, as well as service on boards of other public companies.
The Committee utilizes the following list of skills and qualifications identified in the table below that are particularly relevant to the Company when evaluating director nominees, both from an individual and collective standpoint. The fact that a particular skill or qualification is not designated does not mean the director nominee does not possess that particular attribute. Rather, the skills and qualifications noted below are those reviewed by the Corporate Governance, Nominating and Sustainability Committee and the Board in making nomination decisions and as part of the Board succession planning process. We believe the combination of the skills and qualifications shown below demonstrates how the Board is well-positioned to provide strategic oversight and guidance to management.

PROPOSAL NUMBER 1 – Election of Directors
Board Refreshment
The Corporate Governance, Nominating and Sustainability Committee is responsible for developing and periodically reviewing and recommending to the Board the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. Such criteria, as described in the Company’s Corporate Governance Guidelines and Policies, include: business and management experience; familiarity with the business, customers and suppliers of the Company; varying and complementary talents, backgrounds and perspectives; diversity (inclusive of gender, race, ethnicity and national origin); and relevant legal, regulatory and stock exchange requirements applicable to the Board and certain of its Committees.
All potential new Board candidates should exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board. In all our director nominee searches, the Committee is committed to actively seeking out highly qualified women (Mses. Edison, Finley, Hopkins and Lute) and other diverse candidates (Ms. Edison and Messrs. Tien and Williams), for consideration as nominees to the Board. The Committee ultimately seeks to identify and nominate candidates with diverse talents, backgrounds and perspectives who will enhance and complement the skills and expertise of the Board and satisfy the Board membership criteria included in the Company’s Corporate Governance Guidelines and Policies. In determining the independence of a candidate, the Committee relies upon the independence standards adopted by the Board. In addition, the Committee requires that all candidates:
•	Exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board;
•	Have demonstrable and significant professional accomplishments; and
•	Have effective management and leadership capabilities.
The Committee also values familiarity with the rail transportation industry, complex operations and logistics and considers the number of other public boards on which candidates serve when determining whether the individual circumstances of each candidate will allow the candidate sufficient time to effectively serve on the Board and contribute to its function and activities.
The Committee meets each year to consider the inclusion of nominees in the Company’s proxy statement. During this meeting, the Committee considers each nominee by:
•	Reviewing relevant information provided by the nominee in his or her Company questionnaire;
•	Applying the criteria listed above; and
•	Assessing the performance of the Board and each nominee during the previous year with respect to current members of the Board.
As part of the Committee’s oversight of the Board’s self-evaluation process, the Committee assesses the effectiveness of the criteria listed above when evaluating all new director candidates and when assessing the composition of the Board. The Committee will consider candidates recommended by shareholders under the same standards after concluding that any such recommendations comply with the requirements outlined below. During 2023, the Company retained the services of Heidrick & Struggles to help identify and evaluate suitable director candidates. Messrs. Simons and Wiehoff were first identified as director candidates by Heidrick & Struggles while Mr. Tien was first identified by Heidrick & Struggles and other independent directors.

PROPOSAL NUMBER 1 – Election of Directors
Board Tenure
We believe that Board tenure diversity is important, and directors with many years of service provide the Board with a deep knowledge of our Company, while newer directors lend fresh perspectives. Messrs. Simons, Tien, Vena, and Wiehoff were elected to the Board in 2023.
The chart below reflects the Board tenure of our current directors who are also our director nominees standing for election at the Annual Meeting. The average tenure of all directors currently serving on our Board and standing for re-election is 4.4 years.

Evaluation of Board and Committee Effectiveness and Performance
The Corporate Governance, Nominating and Sustainability Committee is responsible for overseeing the annual self-evaluation process of the Board and its committees, which is used by the Board and each committee to assess their effectiveness, their performance and opportunities for improvement. In addition, each committee reviews its Charter annually and reports to the Corporate Governance, Nominating and Sustainability Committee and the Board on its self-evaluation and review of its Charter.
During 2023, the evaluation process involved the distribution of a self-assessment questionnaire to all Board members inviting a review and written comments on all aspects of the Board and each committee’s role and responsibilities, as well as director performance and Board dynamics. Comments solicited related to a holistic review of how the Board can improve its key functions overseeing the Company’s overall governance and the enterprise risk profile of the Company, approving the Company’s strategic plan, monitoring strategy implementation and generally overseeing management’s operations of the business. In particular, the process solicited ideas from directors about (i) improving prioritization of issues, (ii) improving quality of Board and committee discussions on key matters, (iii) identifying specific issues that should be discussed in the future, and (iv) identifying any other matters of importance to the functioning of the Board.
The Corporate Governance, Nominating and Sustainability Committee will provide oversight for the Board as the directors continue discussing the results of this evaluation and work to address the recommendations.

PROPOSAL NUMBER 1 – Election of Directors
Consideration of Director Nominees and Proxy Access
The Company’s Bylaws provide for “proxy access” for certain director candidates nominated by shareholders. Under the Bylaws, a shareholder or group of shareholders who have continuously held for three years a number of shares of Company common stock equal to three percent of the outstanding shares of Company common stock may request that the Company include in the Company’s proxy materials director nominees representing up to the greater of two directors or 20% of the current number of directors. Eligible shareholders wishing to have such candidates included in the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders should provide the information specified in the Bylaws to the Secretary of the Company in writing during the period beginning on October 27, 2024 and ending at the close of business (5:00 pm, central time) on November 26, 2024, and should include the information and representations required by the proxy access provisions set forth in the Company’s Bylaws.
The Corporate Governance, Nominating and Sustainability Committee will consider and evaluate individuals for service on the Board suggested by directors and shareholders. Shareholders desiring to recommend candidates for consideration at the 2025 Annual Meeting should advise the Secretary of the Company in writing during the period beginning on January 9, 2025 and before the close of business (5:00 pm, central time) on February 8, 2025, and should include the following information, as well as any other information that would assist the Committee in evaluating the recommended candidates: (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation of the candidate, and (iii) the number of shares of Company common stock beneficially owned by the candidate. A shareholder should also provide (i) his or her name and address, (ii) the number of shares of Company common stock beneficially owned by such shareholder, (iii) a description of all arrangements between himself or herself and the candidate and any other person pursuant to which the recommendation for nomination is being made, and (iv) the candidate’s written consent agreeing to any resulting nomination and to serve as a director if elected.

BOARD CORPORATE GOVERNANCE MATTERS
We are committed to implementing and following high standards of corporate governance, which we believe are important to the success of our business and create shareholder value. The Board has adopted Corporate Governance Guidelines and Policies, and, with ongoing input from the Corporate Governance, Nominating and Sustainability Committee, will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to promote the effective governance of the Company. We post these guidelines and policies on our website at www.up.com/investors/governance.
Director Independence
To assist it in making determinations of a director’s independence, the Board has adopted the independence standards set forth below. The Board affirmatively determined that, except for Mr. Vena, all of our current directors, Mses. Edison, Finley, Hopkins and Lute and Messrs. DeLaney, Dillon, McCarthy, Simons, Tien, Wiehoff and Williams have no material relationship with the Company or any of its consolidated subsidiaries, including Union Pacific Railroad Company (the Railroad), (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and are independent within the meaning of the applicable listing standards of the NYSE and the Director Independence Standards adopted by the Board, which are available on our website at www.up.com/investors/governance.
Additionally, the Board determined that all Board Committees are comprised entirely of independent directors and that all members of the Audit Committee and Compensation and Benefits Committee meet the additional independence standards applicable to such committee members as set forth below.
The Board also determined that former director, Mr. Villarreal, who retired from the Board on October 1, 2023, was independent during the time he served on the Board.
Director Independence Standards
An “independent” director is a director whom the Board has affirmatively determined has no material relationship with the Company or any of its consolidated subsidiaries either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Accordingly, a director is also not independent if:
(1)
the director is, or within the last three years has been, an employee of the Company or an immediate family member of the director is, or within the last three years has been, an executive officer of the Company;

(2)
the director (a) or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) is a current employee of such a firm; (c) has an immediate family member who is a current employee of such firm and personally works on the Company’s audit; or (d) an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(3)
the director, or a member of the director’s immediate family, is, or within the last three years has been, an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee;

(4)
the director, or a member of the director’s immediate family, received or has received during any 12-month period within the last three years any direct compensation from the Company in excess of $120,000, other than compensation for Board service and pension or other forms of deferred compensation for prior service with the Company, and compensation received by the director’s immediate family member for service as a non-executive employee of the Company;

(5)
the director is a current employee of a company, including a professional services firm, that has made payments to or received payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues;

(6)
a member of the director’s immediate family is a current executive officer of another company, or a partner, principal or member of a professional services firm, that has made payments to or received payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues; and

(7)
the director is an executive officer, director or trustee of a non-profit organization to which the Company or Union Pacific Foundation makes, or within the last three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (amounts that the Company or Union Pacific Foundation contribute under matching gifts programs are not included in the payments calculated for purposes of this standard).

BOARD CORPORATE GOVERNANCE MATTERS
For purposes of these standards, an “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.
Audit Committee and Compensation and Benefits Committee Independence Criteria
In addition to the Board’s Director Independence Standards above, a director is not considered independent for purposes of serving on the Audit Committee or the Compensation and Benefits Committee, and may not serve on such committees, if the director: (a) accepts, directly or indirectly, from the Company or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company; or (b) is an “affiliated person” of the Company or any of its subsidiaries; each as determined in accordance with NYSE and SEC rules and regulations.
Related Party Policy and Procedures
Under the Company’s Related Party Policy, transactions with related parties are subject to approval by the Corporate Governance, Nominating and Sustainability Committee (the Committee). Transactions subject to Committee review and approval include any transaction in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any related party will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).
“Related party” is defined under the policy as any (i) person who is or was during the last fiscal year an executive officer or director of the Company or nominee for election as a director, (ii) greater than 5% beneficial owner of the Company’s common stock, or (iii) immediate family member of any of the foregoing. “Immediate family” member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).
In determining whether to approve or ratify a transaction, the Committee will consider, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Committee will not approve any transaction if it determines it to be inconsistent with the interests of the Company and its shareholders.
Under the Related Party Policy, the Committee has pre-approved certain transactions. Such transactions include (i) any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), direct or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues and the related party does not otherwise have a direct economic interest in the transaction; and (ii) any charitable contribution, grant or endowment by the Company or the Company’s foundation to a charitable organization, foundation, or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts.
Additionally, the Board has delegated to the Chair of the Committee the authority to approve any transaction with any related party where the aggregate amount involved is expected to be less than $1 million. At each regularly scheduled meeting of the Committee, a summary of each new transaction approved is provided to the Committee for its review.
Related Party Transactions in 2023
Since 1994, the Railroad has historically and routinely done business with Omaha Track, Inc. and its related companies (Omaha Track). Kelvin Whited, who became the Chief Financial Officer of Omaha Track in July 2015, is the spouse of Elizabeth F. Whited, who became the Company’s President in August 2023 and was previously the Executive Vice President Sustainability and Strategy from February 2022 to July 2023.
In 2023, the Railroad paid Omaha Track or its affiliates approximately $22 million for tie disposal services, on-track scrap metal removal, and railcar repairs. All of these transactions are managed by the Railroad’s Supply Department and Ms. Whited has no involvement in these matters.
Omaha Track has been a transload provider to customers of the Railroad for transload shipments of various materials. The Railroad paid Omaha Track approximately $4.6 million in 2023 in connection with these transload services. Ms. Whited is not involved in any commercial or rate discussions involving Omaha Track.
April Rocker, Senior Manager Signal Design, is the spouse of Kenny G. Rocker, who became the Company’s Executive Vice President Marketing and Sales on August 15, 2018. Ms. Rocker has been employed by the Railroad since March 1, 2004. Ms. Rocker’s taxable compensation from the Railroad in 2023 was approximately $167,102.
These transactions were approved by the Corporate Governance, Nominating and Sustainability Committee pursuant to the Company’s Related Party Policy.

BOARD CORPORATE GOVERNANCE MATTERS
Board Leadership Structure
Union Pacific’s strong and independent Board of Directors effectively oversees management and provides oversight of our business and strategy.
The Board believes it is in the best interest of the Company for the Board to periodically evaluate the leadership structure of the Company to determine whether to separate or combine the roles of Chairman and CEO based on circumstances at the time of its evaluation. When Mr. Fritz ceased serving as Chairman and CEO in August 2023, the Board separated the positions of Chairman and CEO and elected Mr. McCarthy, who had served as our lead independent director, as Chairman of the Board.
The Board elected Mr. McCarthy as the Chairman of the Board with the following responsibilities:
✔	Preside at meetings of the Board, including executive sessions of the independent directors;
✔	Approve the flow of information sent to the Board, including the agenda, schedule and the materials provided for the Board meetings;
✔	Serve as the liaison between the independent directors and the CEO;
✔	Be available for consultation and communication with major shareholders as appropriate;
✔	Oversee the process of evaluating and compensating the CEO (in conjunction with the Compensation and Benefits Committee);
✔	Assure that a succession plan is in place for the CEO;
✔	Authorize or recommend the retention of consultants who report directly to the full Board;
✔	Assist the Board and Company officers in compliance with, and implementation of, the Company’s governance guidelines and policies;
✔	Calling special meetings of the full Board and meetings of independent directors;
✔	Guiding and facilitating discussions between the Board and the Company’s management; and
✔	Such other duties as may be set forth in the Bylaws of the Company or delegated by the Board from time to time.
Mr. McCarthy also has the authority to call executive sessions of the independent directors. The Board has adopted a number of strong corporate governance practices that provide effective, independent oversight of management, including:
✔	Holding executive sessions of the non-management, independent directors after every Board meeting;
✔	Providing that only independent directors serve on Board committees; and
✔	Conducting an annual performance evaluation of the CEO by the independent directors.
The independent directors conducted executive sessions at all Board meetings in 2023. The current Board leadership structure, when combined with the composition of the Board, the strong leadership of our independent directors, Board committees, and the highly effective corporate governance processes in place, provides independent and effective oversight of the Company’s business.
The Board welcomes and takes under consideration any input received from our shareholders regarding the Board’s leadership structure and informs shareholders of any change in the Board’s leadership structure through press releases or, as applicable, by posting amended corporate governance guidelines on the Company’s website.
Risk Oversight of the Company
Enterprise Risk Management
The Board of Directors is responsible for overseeing the assessment and management of the critical enterprise risks affecting the Company. Management identifies and prioritizes enterprise risks (included in the risk factors disclosed in our Annual Report on Form 10-K) and reviews them with the Board at least once a year to answer any questions and obtain input related to mitigation strategies and categories of risk. The Corporate Governance, Nominating and Sustainability Committee monitors and makes recommendations to the Board regarding the allocation of risk and sustainability oversight among the Board and its Committees. In allocating responsibilities, the Board takes into consideration the extent to which risk oversight of a particular area or function is integral to other oversight responsibilities of the Board committees. However, allocation of oversight responsibility to a particular committee does not preclude the Board from also considering or overseeing such risks, and the Board is periodically briefed on specific risk management initiatives. Additionally, the senior executives responsible for implementation of appropriate risk management and mitigation strategies for the Company’s top enterprise risks provide reports and updates directly to the Board

BOARD CORPORATE GOVERNANCE MATTERS
and/or the Audit Committee throughout the year. The Company’s enterprise risk management process is dynamic and regularly monitored and assessed so that the Company can timely identify and address any potential risks that arise in the ever-changing economic, political, legal and technology threat environment in which the Company operates.
Audit Committee Risk Oversight
The Board has delegated to the Audit Committee primary responsibility for oversight of risks related to financial and operational controls of the Company, as well as compliance, regulatory, sustainability, climate, and cyber risks. The Chief Accounting, Risk and Compliance Officer, who reports to the Chief Financial Officer and is responsible for the Company’s enterprise risk management program, meets with the Audit Committee at each of its scheduled meetings. The Audit Committee regularly receives reports throughout the year from the Chief Accounting, Risk and Compliance Officer and the senior executives responsible for financial reporting processes, compliance, cybersecurity, and environmental and litigation matters. The Audit Committee also oversees the Company’s internal audit of enterprise risks selected for review and evaluation based upon the Company’s annual risk assessment model with the purpose of evaluating the effectiveness of mitigating controls and activities of Company personnel. The Company’s internal auditors present to the Audit Committee findings regarding the mitigating controls and processes for the enterprise risks selected for review. The Audit Committee, in turn, reports those findings to the entire Board.
Safety and Service Risk
The Safety and Service Quality Committee is comprised solely of independent directors and was established in July 2023 to oversee the Company’s management of risks related to safety and service quality. Prior to the Committee’s formation, risks related to safety were overseen by the Audit Committee. The Safety and Service Quality Committee oversees risk management related safety programs and practices, including policies, procedures and programs that promote compliance with safety policies and practices as well as any trends related to such compliance. The Safety and Service Quality Committee meets regularly with the Company’s Chief Safety Officer, Executive Vice President - Operations, Executive Vice President - Marketing and Sales and other Company senior management as appropriate. The Safety and Service Quality Committee may meet in joint sessions with the Audit Committee to review Company safety and service quality internal audit findings or other topics as appropriate.
Cybersecurity Risk
The Board of Directors has delegated primary oversight of the Company’s cybersecurity risk to the Audit Committee. To address and mitigate cybersecurity risks, our Executive Vice President and Chief Information Officer (CIO) and our Assistant Vice President and Chief Information Security Officer (CISO) lead our internal information security organization (Internal Cybersecurity Team) that is responsible for coordinating all aspects of the Company’s electronic information security systems, including prevention, detection, mitigation and remediation of cybersecurity incidents, as well as implementing, monitoring, and maintaining our enterprise-wide security strategy, standards, architecture, policies and processes. Our CIO, CISO, and other members of management as needed, report to the Audit Committee at each of its regularly scheduled meetings. Our Internal Cybersecurity Team has robust processes and redundancies in place designed with the objective of deterring, detecting, mitigating and responding to potential cybersecurity threats, which includes a vulnerability assessment, prioritization, and remediation program. We also perform regular system penetration testing to validate our security controls and assess our infrastructure and applications. All management employees take mandatory periodic security awareness training on the Company’s data security policies and procedures, which is supplemented by Company-wide testing initiatives, including periodic phishing tests. Our information security program is designed to align our defenses and resources to identify, assess and address more likely and more damaging cyber events, to provide support for our organizational mission and operational objectives, and to position us to deter, detect, mitigate, and respond to a wide variety of potential attacks in a timely fashion.
In 2023, our CIO was appointed to serve as a member of the U.S. Cybersecurity Advisory Committee (CSAC) of the Cybersecurity and Infrastructure Security Agency (CISA), which provides recommendations to CISA on a range of cybersecurity issues, including corporate cyber responsibility, technology product safety, and efforts to raise the baseline of cybersecurity practices for a variety of entities to enhance the United States’ cyber defense. Additionally, in 2023, our Board and certain management employees participated in a tabletop exercise to simulate a response to a cybersecurity incident, and our Internal Cybersecurity Team incorporated the findings from this exercise into our processes.
Climate Risk
Climate risk, including transition risks, is also part of our enterprise risk management program. To address climate risk, our enterprise risk management program provides for the review, monitoring and mitigation of climate change risks and how these risks may affect the Company’s ability to participate in emerging commodity or financial markets or impact rail’s environmental advantage over other modes of transportation. The Audit Committee and our Board receive updates on Company activities and mitigation strategies related to climate risk.

BOARD CORPORATE GOVERNANCE MATTERS
Other Board Committee Risk Oversight
The Corporate Governance, Nominating and Sustainability Committee also annually reviews the Company’s political activities and political activity reporting. The Compensation and Benefits Committee is responsible for assessing risks arising from the Company’s compensation policies and programs and oversees human capital-related risks, including with respect to the recruitment, development and retention of Company personnel and employee engagement and effectiveness.

BOARD CORPORATE GOVERNANCE MATTERS
Board of Directors Meetings and Committees
In accordance with applicable provisions of Utah law and the Bylaws of the Company, the business and affairs of the Company are managed under the direction of the Board. The Board has established standing Committees and adopted guidelines and policies to assist it in fulfilling its responsibilities as described below.
During 2023, the Board met nine times. None of the directors attended fewer than 75% of the aggregate number of meetings of the Board and the Committees on which he or she served. Our Corporate Governance Guidelines and Policies reflect our policy that all directors should attend the Annual Meeting. In accordance with this policy, all ten directors then serving attended last year’s Annual Meeting.
The Board currently maintains five standing committees − the Audit Committee, Finance Committee, Compensation and Benefits Committee, Corporate Governance, Nominating and Sustainability Committee and Safety and Service Quality Committee. Each of the committees operates under a written charter adopted by the Board, with copies available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain copies by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. Each committee has the ability to retain outside advisors to assist it in the performance of its duties and responsibilities.
All Board Committees are composed entirely of independent directors, satisfying both the independence standards of the NYSE and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines and Policies. Audit Committee members and Compensation and Benefits Committee members also satisfy the additional independence criteria applicable to Audit Committee and Compensation and Benefits Committee members under the listing standards of the NYSE.

*	Corporate Governance, Nominating and Sustainability Committee appointment effective March 21, 2024
**	Audit Committee and Finance Committee appointments effective March 21, 2024

BOARD CORPORATE GOVERNANCE MATTERS

DAVID B. DILLON	AUDIT COMMITTEE
CHAIR | MEETINGS IN 2023: 10 | OTHER MEMBERS: Teresa M. Finley John K. Tien, Jr.* John P. Wiehoff Christopher J. Williams * Appointment effective March 21, 2024

FINANCIAL EXPERTS ON AUDIT COMMITTEE
The Board determined that all members of the Audit Committee are ﬁnancially literate. The Board also determined that Ms. Finley and Messrs. Dillon, Wiehoff and Williams, each of whom are independent directors, qualify as “audit committee ﬁnancial experts” as deﬁned by the SEC and that each has accounting or related ﬁnancial management expertise as required by NYSE Corporate Governance Listing Standards.

OVERVIEW	COMMITTEE FUNCTIONS

The Audit Committee assists the Board in fulﬁlling its responsibility to oversee: (i) the independence, performance, and qualiﬁcation of the independent auditor, (ii) the audits of the Company and its subsidiaries, (iii) the system of internal controls implemented throughout the Company, (iv) the integrity of the Company’s ﬁnancial statements, (v) the Company’s compliance with legal and regulatory requirements, and (vi) the performance of the Company’s internal audit function.
The Audit Committee meets regularly with the independent registered public accounting ﬁrm of the Company, ﬁnancial management, the internal auditors, the Chief Accounting, Risk and Compliance Officer and the Chief Legal Officer to provide oversight of the ﬁnancial reporting process, internal control structure, and the Company’s compliance requirements and activities. The independent registered public accounting ﬁrm, the internal auditors, the Chief Accounting, Risk and Compliance Officer and the Chief Legal Officer have unrestricted access to the Committee and meet regularly with the Committee, without Company management representatives present, to discuss the results of their examinations, their opinions on the adequacy of internal controls and quality of financial reporting, and various legal matters.
The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent registered accounting ﬁrm (as described on page 41 of this Proxy Statement). The Audit Committee’s Report is included on page 43 of this Proxy Statement.

•Appoint, evaluate and retain our independent registered public accounting ﬁrm
•Maintain direct responsibility for the compensation, termination and oversight of the work of our independent registered public accounting ﬁrm and evaluate the independent registered public accounting ﬁrm’s qualiﬁcations, performance and independence
•Review and discuss earnings releases, audited ﬁnancial statements and unaudited quarterly ﬁnancial statements, including reviewing speciﬁc disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” presented in the Company’s Form 10-K and 10-Q ﬁlings
•Oversee the independent registered public accounting ﬁrm’s work related to required review or assurance, if any, presented in the Company’s Form 10-K and 10-Q ﬁlings with respect to sustainability matters
•Review the Company’s policies and procedures to maintain the adequacy and effectiveness of internal controls and disclosure controls
•Review the scope, resources and results of the internal audit program, including participation in the Chief Internal Auditor performance review
•Oversee the Company’s enterprise risk management program as well as the annual enterprise risk assessment, including the oversight of risks related to ﬁnancial statements and ﬁnancial reporting processes, processes, sustainability, climate, cybersecurity, environmental and litigation matters, and compliance
•Oversee the administration of the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers and the Statement of Policy on Ethics and Business Conduct for employees
•Review reporting of metrics and key performance indicators regarding the Company’s climate initiatives
•Oversee the Company’s compliance program with respect to legal and regulatory requirements and developments and review annually the effectiveness of the Company’s compliance program with the Chief Accounting, Risk and Compliance Officer

BOARD CORPORATE GOVERNANCE MATTERS

DEBORAH C. HOPKINS	FINANCE COMMITTEE
CHAIR | MEETINGS IN 2023: 5 | OTHER MEMBERS: Teresa M. Finley Michael R. McCarthy John K. Tien, Jr.* Christopher J. Williams * Appointment effective March 21, 2024

OVERVIEW	COMMITTEE FUNCTIONS

The Finance Committee is responsible for assisting the Board with its review and oversight of the Company’s ﬁnancial position, plans and programs and dividend policy and actions. The Finance Committee also assists the Board by reviewing strategic options and opportunities for the Company, including acquisitions and divestitures.

•Review, monitor and oversee the Company’s ﬁnancial policies and ﬁnancial plans, the Company’s capital structure, balance sheet, credit ratings, short-and long-term ﬁnancing plans and programs, derivatives policy, share repurchases and dividend policy
•Review the Company’s liquidity position, including the Company’s credit facilities
•Review the Company’s investor relations programs, including the Company’s interaction with the investor community
•Appoint, oversee and review the performance of the Company’s internal investment committee that is responsible for the investment management of assets held by the Company’s pension, thrift and other funded employee benefit programs
•Review and update the Board with respect to the Company’s issuance of debt or other finance transactions that include sustainability related financing transactions
•Evaluate the implications of the Company’s enterprise risk management framework and risk assessment related to the duties and responsibilities outlined above, including in the context of the Company’s business strategy, regulatory, competitive, macroeconomic environments, as well as sustainability and climate initiatives

BOARD CORPORATE GOVERNANCE MATTERS

WILLIAM J. DELANEY	COMPENSATION AND BENEFITS COMMITTEE
CHAIR | MEETINGS IN 2023: 7 | OTHER MEMBERS: Sheri H. Edison Deborah C. Hopkins Doyle R. Simons
COMPENSATION AND BENEFITS INTERLOCKS AND INSIDER PARTICIPATION There were no Compensation and Beneﬁts Committee interlocks or insider participation in 2023.

OVERVIEW	COMMITTEE FUNCTIONS

The Compensation and Beneﬁts Committee assists the Board in fulﬁlling its responsibilities related to compensation. The Committee will (i) report to the Board on matters concerning the Company’s compensation philosophy and strategy, (ii) oversee the Company’s general compensation plans including its executive compensation plans and equity-based plans, and (iii) assist the Board in fulﬁlling its responsibilities regarding the design, establishment, and termination of employee beneﬁt plans and practices subject to the Employee Retirement Income Security Act of 1974, as amended. The Committee also will perform such duties and responsibilities as may be assigned to it under the terms of the Company’s general compensation and employee beneﬁt plans.
The Compensation and Beneﬁts Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and certain other elected executives. The details of the processes and procedures involved are described in the Compensation Discussion and Analysis (CD&A). The independent members of the full Board ratify the Compensation and Beneﬁts Committee’s decision regarding the CEO’s compensation. The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate.
The Compensation and Beneﬁts Committee Report is included on page 63 of this Proxy Statement.

•Review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance and, subject to ratiﬁcation by the other independent directors, determine and approve the CEO’s compensation
•Review and approve, subject to ratiﬁcation by the Board, the compensation of the Company’s elected officers and other executives determined by the Committee or the Board
•Oversee and approve, subject to ratiﬁcation by the Board, the determination of annual incentive compensation under the executive incentive plan
•Review and discuss with management the CD&A and recommend to the Board its inclusion in our Proxy Statement and Annual Report on Form 10-K
•Oversee the assessment of the risks related to the Company’s compensation policies and programs and annually review the results of this assessment
•Oversee the administration of the Company’s general compensation plans and employee beneﬁt plans and review the goals and objectives of employee beneﬁt plans, including pension and thrift plans
•Oversee the Company’s human capital management strategies and policies, including diversity, equity and inclusion programs; initiatives, recruitment, development and retention of Company personnel; employee effectiveness and engagement; and workplace environment
•Oversee the Company’s talent management and development process

BOARD CORPORATE GOVERNANCE MATTERS
Compensation Consultant
Under its charter, the Compensation and Benefits Committee (the Committee) has the authority to retain, terminate and approve fees for advisors and consultants as it deems necessary. The Committee, in its discretion, uses outside advisors and experts to assist it in performing its duties and fulfilling its responsibilities. The Committee has retained Frederic W. Cook & Co., Inc. (FW Cook) as its independent compensation consultant. A representative of FW Cook attends all Committee meetings. The Committee is solely responsible for the engagement and termination of this relationship. At its March 2024 meeting, the Committee reviewed and reaffirmed the engagement of FW Cook as the Committee’s compensation consultant and determined that the retention of FW Cook did not raise any conflicts of interest.
FW Cook advises the Committee on compensation philosophy and matters related to CEO and other executive and director compensation. The Committee annually requests that FW Cook update compensation and performance data on the peer companies selected by the Committee, as described on page 50 of this Proxy Statement. In addition, the Committee periodically requests that FW Cook make presentations on various topics, such as compensation trends and best practices, regulatory changes, long-term incentive components and award mix and stock plan utilization. The Committee Chair reviews and approves all charges for these consulting services.
The Committee also has authorized FW Cook to confer with management on a limited basis to promote consistency and efficiency. In such matters, FW Cook acts in its capacity as the Committee’s advisor, and the Committee Chair reviews and approves any major projects for which management requests the assistance of FW Cook. Such projects involve only the amount and form of executive or director compensation and may include analysis of competitive executive and director compensation data, design and development of new compensation and stock plans, calculation of compensation amounts reported in this Proxy Statement and review of materials prior to distribution to the Committee to confirm that the materials conform with the Committee’s philosophy and policies. The Committee Chair reviews and approves all charges for any projects requested by management. During 2023, the Company paid fees to FW Cook only for advising on matters under the Committee’s purview. The Company did not pay any fees for additional projects or services.
In early 2024, the Committee, with the assistance of FW Cook, conducted its annual compensation risk assessment of our incentive compensation programs and confirmed that they were designed to operate within a system of guidelines and controls to avoid creating any material adverse risks to the Company.

BOARD CORPORATE GOVERNANCE MATTERS

SHERI H. EDISON	CORPORATE GOVERNANCE, NOMINATING AND SUSTAINABILITY COMMITTEE
CHAIR | MEETINGS IN 2023: 3 | OTHER MEMBERS: David B. Dillon Jane H. Lute* Michael R. McCarthy * Appointment effective March 21, 2024

OVERVIEW	COMMITTEE FUNCTIONS

The Corporate Governance, Nominating and Sustainability Committee oversees and assists the Board in fulﬁlling its responsibilities relating to corporate governance principles and practices applicable to the Board and the Company and to the oversight of Board composition, evaluation, procedures, and composition of Board committees.
In connection with fulﬁlling its function of promoting excellence in governance, the Committee (i) advises the Board with respect to corporate governance matters, (ii) oversees the Company’s Corporate Governance Guidelines and Policies and recommends modiﬁcations of the Guidelines to the Board, (iii) identiﬁes qualiﬁed individuals to serve as directors of the Company consistent with criteria approved by the Board, recommends candidates to the Board as director nominees for election at the Annual Meeting of Shareholders and ﬁll Board vacancies and (iv) oversees sustainability strategy development, goals, policies and Board committee responsibilities related to sustainability.

•Develop and recommend to the Board criteria for identifying and evaluating candidates for the Board
•Identify and recruit qualiﬁed director candidates for
the Board
•Review annually the contributions and independence of existing directors and recommend director nominee candidates to the Board for election or re-election at the Annual Meeting of Shareholders
•Review periodically the composition and activities of the Board, including, but not limited to, committee structure and responsibilities, committee memberships, Board size, the director retirement policy and director compensation and stock ownership requirements
•Review the Board’s leadership structure annually, recommending changes to the Board when appropriate, and oversee the election of the lead independent director as applicable
•Oversee the Corporate Governance Guidelines and Policies as applicable and the Company’s Code of Business Conduct and Ethics for members of the Board of Directors
•Oversee the Related Party Transaction Policy and oversee procedures for administering and promoting compliance with the policy
•Review annually the Company’s political contributions and lobbying activities and the Company’s political contributions policy and any applicable Company guidelines
•Oversee sustainability strategy development, goals, and policies
•Oversee external reporting and engagement with shareholders and stakeholders on sustainability matters

BOARD CORPORATE GOVERNANCE MATTERS

Jane H. Lute	Safety and Service Quality Committee
CHAIR | MEETINGS IN 2023: 1 | OTHER MEMBERS: William J. DeLaney Doyle R. Simons John P. Wiehoff

OVERVIEW	COMMITTEE FUNCTIONS

Established in July 2023, the Safety and Service Quality Committee assists the Board in fulfilling its responsibilities to: (i) review and provide oversight of the safety programs and practices of the Company, (ii) monitor the Company’s progress on such safety programs and practices, and (iii) review, monitor and provide oversight of the Company’s service performance.

The Safety and Service Quality Committee meets regularly with the Company’s Chief Safety Officer, Executive Vice President of Operations and other Company senor management regarding the Company’s safety performance, trends and initiatives. The Safety and Service Quality Committee also meets regularly with the Executive Vice President of Marketing and Sales and Company senior management to review service quality, including performance measures, trends and initiatives.

The Safety and Service Quality Committee may meet in joint sessions with the Audit Committee to review Company safety and service quality internal audit findings or other topics as appropriate.

•Review the Company’s safety programs and practices, including policies, procedures and programs that promote compliance as well as any trends related to such compliance

•Oversee risk management related safety programs and practices, including the Company’s risk mitigation measures established in the event of non-compliance with the Company’s safety programs and practices

•Review service quality targets, metrics and trends

•Review customer experience and satisfaction and provide oversight measures developed related to customer experience and satisfaction

•Oversee Company internal audit findings related to safety and service

BOARD CORPORATE GOVERNANCE MATTERS
Codes of Conduct and Ethics
The Board has adopted the Union Pacific Corporation Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Statement of Policy on Ethics and Business Conduct for employees and the Union Pacific Corporation Code of Business Conduct and Ethics for Members of the Board of Directors. We post these codes of conduct on our website at www.up.com/investors/governance, and printed copies are available to any shareholder upon request to the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. To the extent permitted by SEC rules and the NYSE listing standards, we intend to disclose any future amendments to, or waivers from, certain provisions of these codes of conduct on our website.
Communications with the Board
Interested parties wishing to communicate with the Board, including with the independent Chairman of the Board, may do so by U.S. mail c/o the Corporate Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179. Communications intended for a specific director or directors (e.g., the Chairman of the Board, a committee chairperson or all of the non-management directors) should be addressed to their attention and sent, by U.S. mail, to the address above. The Board has appointed and authorized the Corporate Secretary of the Company to process these communications and forward them to the appropriate directors. We forward appropriate communications from shareholders directly to the appropriate Board member(s). If a communication is illegal, unduly hostile or threatening, or similarly inappropriate, the Corporate Secretary of the Company has the authority to disregard or take appropriate action regarding any such communication.

DIRECTOR COMPENSATION IN FISCAL YEAR 2023
Non-Management Directors’ Fees and Compensation
During 2023, non-employee directors were compensated for their Board service as shown below. Directors who are employees do not receive retainers or any other Board-related compensation. All compensation elements are paid quarterly in arrears on the first business day following the end of the quarter.
Element	Annual Amount
Annual Retainer	$300,000 ($175,000 annual mandatory deferral into a Stock Unit Account, remainder ($125,000) may be deferred at the director’s election or taken in cash)
Annual Mandatory Deferral	$175,000 of the Annual Retainer deferred in the Stock Unit Account described below
Committee Chair Retainer	Audit: $25,000 Others: $20,000
Audit Committee Member Retainer	$10,000
Lead Director Retainer*	$45,000 (received by Mr. McCarthy prior to his election as Chairman of the Board on August 14, 2023)
Non-Executive Board Chair Retainer*
$200,000
($120,000 annual mandatory deferral into a
Stock Unit Account, remainder
($80,000) may be deferred at the director’s
election or taken in cash; received by Mr. McCarthy subsequent to his election as Chairman of the Board on August 14, 2023)

*
On August 14, 2023, Mr. McCarthy, our former lead independent director, was elected Chairman of the Board. As a result, Mr. McCarthy will receive additional annual compensation of $200,000 ($120,000 mandatory deferral in the Stock Unit Account and $80,000 may be deferred at his election or taken in cash). The Corporate Governance, Nominating and Sustainability Committee recommended, and the Board approved this additional compensation for Mr. McCarthy. The Corporate Governance, Nominating and Sustainability Committee’s recommendation was based upon input received from the Compensation and Benefits Committee. The Compensation and Benefits Committee reviewed a competitive analysis conducted by FW Cook, its independent compensation consultant, which included a review of competitive independent chair compensation of the same peer group used for competitive executive compensation comparisons shown on page 50 of this Proxy Statement.

Stock Unit Grant and Deferred Compensation Plan for the Board of Directors
Under our Stock Unit Grant and Deferred Compensation Plan for non-management directors, a director may, by December 31 of any year, elect to defer all or a portion of any compensation (in addition to the amount mentioned above that is required to be invested in their Stock Unit Account) for service as a director in the ensuing year or years, excluding reimbursements for expenses. Such deferred amounts may be invested, at the option of the director, in (i) a Fixed Rate Fund administered by the Company, (ii) a Stock Unit Account administered by the Company, or (iii) various notional accounts administered by The Vanguard Group. These accounts are unfunded, unsecured obligations of the Company. The Company Fixed Rate Fund bears interest equal to 120% of the applicable federal long-term rate compounded annually. The Stock Unit Account fluctuates in value based on changes in the price of our common stock, and equivalents to cash dividends paid on the common stock are deemed to be reinvested in the Stock Unit Account. The Vanguard Accounts are subject to earnings and value fluctuations from the investment performance of the notional accounts at Vanguard. Payment of all deferred amounts begins in January of the year following separation from service as a director. Deferred amounts may be paid, at the election of the director, in either a lump-sum or in up to 15 equal, annual installments.
2000 Directors Stock Plan
Under the 2000 Directors Stock Plan (the 2000 Directors Plan) adopted by our shareholders on April 21, 2000, the Company may grant options to purchase shares of our common stock to non-management directors. Upon recommendation of the Corporate Governance, Nominating and Sustainability Committee in September 2007, the Board eliminated the annual grant of options for 2008 and future years. The Company did not award any options to non-management directors in 2023.
Previously, each non-management director, upon election to the Board of Directors, would receive a grant of 4,000 restricted shares of our common stock or restricted share units that represent the right to receive our common stock in the future (which number has been adjusted to reflect the Company’s two-for-one stock splits on May 28, 2008 and June 6, 2014). The

DIRECTOR COMPENSATION IN FISCAL YEAR 2023
restricted shares or share units vest on the date a director ceases to be a director by reason of death, disability or retirement, as defined in the 2000 Directors Plan. During the restricted period, the director has the right to vote such restricted shares and receive dividends or dividend equivalents, but may not transfer or encumber such shares or units. The director would forfeit such shares or units upon ceasing to be a director for any reason other than death, disability or retirement. Effective August 1, 2018, the Board approved the elimination of this initial equity grant for newly elected directors.
Non-Management Director Compensation in Fiscal Year 2023
The following table provides a summary of the compensation of our non-management directors for 2023.
NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS (a)	OPTION AWARDS	ALL OTHER COMPENSATION (b)	TOTAL COMPENSATION
William J. DeLaney	327,500	0	0	34,623	362,123
David B. Dillon	335,000	0	0	27,078	362,078
Sheri H. Edison	308,333	0	0	31,784	340,117
Teresa M. Finley	302,500	0	0	33,701	336,201
Deborah C. Hopkins	327,500	0	0	28,515	356,015
Jane H. Lute	318,333	0	0	25,406	343,739
Michael R. McCarthy	421,250	0	0	14,578	435,828
Doyle R. Simons (c)	125,000	0	0	2,193	127,193
John K. Tien, Jr. (c)	25,000	0	0	0	25,000
Jose H. Villarreal (d)	225,000	0	0	33,577	258,577
John P. Wiehoff (c)	127,500	0	0	1,316	128,816
Christopher J. Williams	310,000	0	0	9,888	319,888
(a)
The following table provides the outstanding equity awards at fiscal year-end held by all individuals who served as non-management directors in 2023. The Number of Shares in the Vesting Upon Termination column represents the shares granted to each director upon initial election to the Board and required to be held until his or her service as a member of the Board ends.

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS	NUMBER OF SHARES VESTING UPON TERMINATION	NUMBER OF UNITS IN DEFERRED STOCK UNIT ACCOUNT
William J. DeLaney	0	0 (e)	4,613
David B. Dillon	0	4,000	11,081
Sheri H. Edison	0	0 (e)	1,460
Teresa M. Finley	0	0 (d)	1,351
Deborah C. Hopkins	0	4,000	10,287
Jane H. Lute	0	4,000	8,161
Michael R. McCarthy	0	4,000	62,939
Doyle R. Simons (c)	0	0 (e)	143
John K. Tien, Jr. (c)	0	0 (e)	0
Jose H. Villarreal (d)	0	4,000 (f)	29,295 (f)
John P. Wiehoff (c)	0	0 (e)	143
Christopher J. Williams	0	0 (e)	4,061
(b)
Excess liability insurance premiums paid in 2023 for each non-management director were $2,078. Under the Company’s charitable matching gift program which is also available to all employees of the Company, the Company matched the following amounts for each director: Mr. DeLaney $25,000, Mr. Dillon, $25,000; Ms. Edison, $22,500; Ms. Finley, $25,000; Ms. Hopkins, $22,500; Ms. Lute, $20,000; Mr. McCarthy, $12,500; Mr. Villarreal, $25,000; and Mr. Williams, $6,000. In addition, the Company began paying Nebraska state income taxes on behalf of nonresident directors in 2014 because of their travel to Nebraska required for Company business. The reimbursement covers the incremental cost of these nonresident directors’ taxes. The directors do not claim any tax benefits for the reimbursement in their resident states. The amounts shown in the table reflect additional federal and Nebraska income taxes paid in 2023 for the applicable director’s service, and stock option exercises, if any, during the director’s service in 2022. The Company does not consider this a perquisite and does not gross-up or pay any state income taxes that the directors incur in their normal work locations.

(c)	Messrs. Simons and Wiehoff were elected to the Board effective July 26, 2023. Mr. Tien was elected to the Board effective December 14, 2023.
(d)	Mr. Villarreal retired from the Board on October 1, 2023.
(e)
Upon recommendation of the Corporate Governance, Nominating and Sustainability Committee, effective August 1, 2018, the Board eliminated the 4,000 share grant to non-management directors upon their election to the Board.

(f)	Mr. Villarreal’s 4,000 shares vested upon his retirement. His Deferred Stock Unit Account will be paid out in full on April 1, 2024.

PROPOSAL NUMBER 2 − Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for the Year Ending December 31, 2024
The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the books and accounts of the Company and its consolidated subsidiaries for the year ending December 31, 2024 and submits this selection for ratification by a vote of shareholders as a matter of good corporate governance. In the event that the Audit Committee’s selection of Deloitte & Touche LLP does not receive an affirmative vote of a majority of the votes cast, the Audit Committee will review its future selection of an independent registered public accounting firm.
The Audit Committee believes that the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of our shareholders as there are several benefits to the Company of having a long-tenured auditor.
•
Enhanced Audit Quality. Through more than 50 years of experience with the Company, Deloitte & Touche LLP has gained institutional knowledge and deep expertise regarding the Company’s rail operations and business, accounting policies and practices and internal control over financial reporting.

•	Competitive Fee Structure. Due to Deloitte & Touche LLP’s familiarity with the Company, audit fees are competitive with peer companies.
•
Avoids Costs Associated with New Auditor. Onboarding a new independent accountant is costly and requires a significant time commitment that could distract from management’s focus on financial reporting and controls.

The Company expects that a representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and are expected to be available to respond to relevant questions by shareholders.
Vote Required for Approval
Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024 requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.
The Board recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2024.

Independent Registered Public Accounting Firm’s Fees and Services
Aggregate fees billed to the Company for services rendered by our independent registered public accounting firm for each of the past two years are set forth below:
	YEAR ENDED DECEMBER 31,
	2023	2022
Audit Fees	$3,568,100	$3,271,600
Audit-Related Fees	232,345	538,700
Tax Fees	187,900	219,200
All Other Fees	575,000	0
Total	$4,563,345	$4,029,500
Audit Fees. Audit services included the integrated audit of financial statements and internal controls, quarterly reviews, consents related to registration statements and comfort letters provided in conjunction with the issuance of debt. Beginning in the year ended December 31, 2023, statutory audit services are included in audit fees, while these fees were included in audit-related fees for the years ended December 31, 2022 and prior.
Audit-Related Fees. Audit-related services included consultation on accounting standards and transactions, audits of employee benefit plans, agreed-upon procedures performed on the Annual Report R-1 filed by Union Pacific Railroad Company with the Surface Transportation Board, and agreed-upon procedures related to reports to be filed with the Environmental Protection Agency and certain state agencies.
Tax Fees. Tax fees included fees for corporate tax planning and consultation services and work performed for international tax compliance.
All Other Fees. All other fees included fees for acquisition consultation services and environmental, social and governance readiness consultation services during the year ended December 31, 2023.
Pre-Approval of Audit and Non-Audit Services Policy
The Audit Committee’s charter requires the Committee to approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent registered public accounting firm. By approving the engagement, which is performed in conjunction with the first Board meeting of each year, the audit services are deemed pre-approved. As part of its pre-approval policy, the Committee considers whether the provision of any proposed non-audit services is consistent with auditor independence. With respect to non-audit services provided by the independent registered accounting firm, the Audit Committee adopted and observes procedures that require the independent registered public accounting firm to present a budget for the three categories of non-audit services: (i) audit-related services, (ii) tax services and (iii) other services. The budget is detailed as to the particular services to be provided so that the Committee knows what services it is being requested to pre-approve in order to facilitate a well-reasoned assessment of the impact of the services on the auditor’s independence. After review and approval of the annual budget by the Committee, no further approval by the Committee is required to undertake specific projects within the three categories of non-audit services. The Committee pre-approved all Deloitte & Touche LLP’s 2022 and 2023 fees and services.

Audit Committee Report
The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2023. The Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed with the Audit Committee under applicable Public Company Accounting Oversight Board (PCAOB) standards and SEC Rule 2-07 of Regulation S-X. The Committee also has received the written disclosure and correspondence from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP communications with the Committee concerning independence and has discussed their independence with them. Based on the foregoing reviews and discussions, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.
The Audit Committee
David B. Dillon, Chair
Teresa M. Finley
Jane H. Lute
John P. Wiehoff
Christopher J. Williams

PROPOSAL NUMBER 3 − Advisory Vote to Approve Executive Compensation
The Board of Directors asks shareholders to support a non-binding, advisory resolution approving the Company’s executive compensation as reported in this Proxy Statement.
We design our executive compensation programs to support the Company’s long-term success. As described below in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation and Benefits Committee has structured the Company’s executive compensation programs to achieve key Company goals and objectives. We believe our compensation philosophy allows us to link realized pay to performance measures and reward management efforts that produce consistent, long-term performance accompanied with effective risk management and execution of the Company’s strategy. As more fully discussed in the Compensation Discussion and Analysis:
•
Annual and long-term incentives continue to represent a significant portion of our executive compensation program. In 2023, such annual and long-term incentives constituted 92% of Mr. Fritz’s target compensation opportunity and 85% of the target compensation opportunity for the other NEOs, other than Mr. Vena who was hired in August 2023. For 2024, annual and long-term incentives constitute 91% of Mr. Vena’s target compensation opportunity. This variable compensation is at risk and directly dependent upon the achievement of Company financial performance goals or stock price appreciation.

•
Under the 2023 Annual Incentive Plan approved by the Board, seventy percent (70%) of the target annual incentive cash bonuses paid to executives, including our NEOs, other than Mr. Vena, was based on the attainment of pre-established objective financial goals, equally weighted between operating income and operating ratio and twenty-percent (20%) was based on a shared set of Company goals in key areas such as safety, customer service, trip plan compliance, market share, employee engagement and renewable fuel blend.

•
Performance stock units (PSUs) (which constitute 60% of the long-term equity incentive opportunity) are tied to two performance criteria: two-thirds (2/3) on the average annual return on invested capital (ROIC) for a three-year performance period (Performance Period) and one-third (1/3) on the Company’s operating income growth (OIG) over the Performance Period as compared to the OIG of the companies in the S&P 100 Industrials Index and the Class I Railroads.

•	Our stock ownership guidelines promote meaningful and significant stock ownership by our executives, including the NEOs, and align their interests with those of our shareholders.
•	In the 2023 advisory vote, 91% of the votes cast supported the compensation of the Company’s NEOs.
The Board urges shareholders to read the Compensation Discussion and Analysis, beginning on page 49 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to align compensation with our Company strategy, goals and objectives and with best practices. Shareholders should also review the Summary Compensation Table and related compensation tables and narrative, appearing on pages 64 through 77, which provide detailed information regarding the compensation of our Named Executive Officers. The Compensation and Benefits Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis create effective incentives for achieving Company goals, including returns to shareholders, and that the compensation of our Named Executive Officers reported in this Proxy Statement has supported and directly contributed to the Company’s performance and success.
In accordance with Section 14A of the Securities Exchange Act of 1934, and as a matter of good corporate governance, the Board asks shareholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the shareholders of Union Pacific Corporation (the Company) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2024 Annual Meeting of Shareholders.
This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation and Benefits Committee will review and consider the voting results when evaluating the Company’s executive compensation programs.
In accordance with the results of the advisory vote held at the Company’s 2023 Annual Meeting to determine the frequency of an advisory vote on Named Executive Officer compensation, the Company currently holds an advisory vote on the compensation of Company’s Named Executive Officers on an annual basis. The Company will continue to hold the vote annually until at least the next frequency vote is held (which is not required until 2029).
The Board of Directors recommends a vote FOR the advisory resolution to approve executive compensation.

A LETTER FROM OUR COMPENSATION AND BENEFITS COMMITTEE
Dear Fellow Union Pacific Shareholders:
Thank you for your continued support of Union Pacific.
Our 2023 executive compensation program, described in the Compensation Discussion and Analysis (the CD&A) that follows, is structured to closely align compensation to management’s performance and its execution against the Company’s strategic goals and value creation for our shareholders. 2023 was a difficult year. Soft consumer markets, inflationary pressures, the new labor agreements with the Company’s craft professionals, fluctuating fuel prices, and first quarter weather disruptions all negatively impacted the Company’s financial results. More detailed highlights of the Company’s operational and financial performance are included in the 2023 Business Highlights section that follows on pages 47 and 48.
2023 was also marked by a successful transition in leadership. Lance Fritz’s tenure as Chairman, President and Chief Executive Officer ended August 14, 2023, as we welcomed Jim Vena as our new Chief Executive Officer. We thank Mr. Fritz for his leadership and the period of growth, innovation, and value creation he oversaw during his tenure at the Company. We are confident in Mr. Vena’s ability to lead the Company and commend how he has navigated challenges and undertaken new initiatives thus far. We also promoted Beth Whited to her new role as President and look forward to continuing to benefit from her vast experience and transformative work at the Company related to its business, culture and workforce development, among other things.
Our Fiscal 2023 Compensation Decisions
For 2023, we did not make any material changes to our compensation program structure, which reflects past engagement with and input from our shareholders and is designed to support Union Pacific’s strategic goals and prioritize driving growth and long-term value for our shareholders. The decision to maintain the structure of our executive compensation program for 2023 reflects the strong shareholder support we received at our last Annual Meeting, direct feedback from shareholders, and our determination that the program effectively tied pay to performance and aligned well with the Company’s business strategy.
Upon his election as Chief Executive Officer, we set Mr. Vena’s salary for 2023 at $1,250,000 and his 2023 Annual Incentive Plan (2023 AIP) bonus target at $2,250,000, both pro-rated to reflect his partial-year service commencing on August 14. We provided that his 2023 annual incentive bonus payout would not be less than his pro-rated AIP bonus target. We increased Ms. Whited’s salary to $800,000 and increased her 2023 AIP bonus target to $1,000,000, also pro-rated to reflect her service as President commencing on August 14.
Under the 2023 AIP, financial performance was again heavily weighted, with seventy percent (70%) of each NEO’s target annual incentive cash bonus based on two equally-weighted, pre-established financial performance metrics: operating income (35%) and operating ratio (35%). The remaining component (thirty percent (30%)) of each NEO’s target incentive cash bonus was divided into two parts: twenty percent (20%) based on a shared set of Company goals in key areas such as safety, customer service, trip plan compliance, market share, employee engagement and renewable fuel blend; and ten percent (10%) based on individual performance.
Under this formula-based annual incentive plan, performance for 2023 resulted in a payment of 40% of target for the NEOs other than Mr. Vena, as a result of below target operating income and below threshold operating ratio performance.
Following our evaluation of year-end achievements, we awarded Mr. Vena an annual incentive bonus for 2023 of $1,406,250 which reflects 150% of his annual incentive bonus target, pro-rated to reflect his partial-year service. Our decision to award him 150% of his target was based on Mr. Vena’s strong start in the CEO role, specifically his results-based leadership that drove meaningful operational improvements which better positions the Company to execute its long-term strategy and vision.
A discussion of the 2023 AIP can be found on pages 56 through 58 of the CD&A.
Long-term equity incentives continued to be a key component of our compensation program, as we believe they support alignment of our executives’ interests with the interests of our shareholders. Mr. Vena commenced his participation in this program with our February 2024 grants, as discussed in the CD&A. The 2023 equity grants for each of the NEOs who were serving in February 2023 consisted of sixty percent (60%) performance stock units (PSUs) and forty percent (40%) stock options. The PSUs granted in February 2023 (the 2023 PSUs) may be earned based on two performance criteria: two-thirds (2/3) on the average annual return on invested capital (ROIC) for a three-year performance period (Performance Period) and one-third (1/3) on the Company’s operating income growth (OIG) over the Performance Period as compared to the OIG of the companies in the S&P 100 Industrials Index and the Class I Railroads.
The performance period for the PSUs granted in February 2021 ended in 2023, and the NEOs holding those awards earned 126% of the target number of stock units with respect to this grant. Additional information about outstanding PSU grants can be found on pages 59 and 60.
We respectfully request your support of our executive pay program again this year. We will continue to be responsive as we seek to maintain a highly performance-based executive compensation program that drives long-term value creation for our shareholders.
Thank you for your continued support and investment in Union Pacific.
Respectfully,

The Compensation and Benefits Committee
William J. DeLaney, Chair
Sheri H. Edison
Deborah C. Hopkins
Doyle R. Simons

2023 Business Highlights
Union Pacific Railroad Company is the principal operating company of Union Pacific Corporation. One of America’s most recognized companies, Union Pacific Railroad Company connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. We serve many of the fastest-growing U.S. population centers, operate from all major West Coast and Gulf Coast ports to Eastern gateways, connect with Canada’s rail systems and are the only railroad serving all six major Mexico gateways. The Railroad’s diversified business mix includes Bulk, Industrial, and Premium. Bulk traffic consists of grain and grain products, fertilizer, food and refrigerated, and coal and renewables. The Industrial group consists of several categories, including construction, industrial chemicals, plastics, forest products, specialized products, metal and ores, liquid petroleum gases (LPG), soda ash, and sand. The transportation of finished automobiles, automotive parts, and merchandise in intermodal containers, both domestic and international, are included as part of our Premium business. The Railroad provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.
Safety, Service, and Operational Excellence supports the Company’s long term initiative to Grow its freight volumes (Safety + Service & Operational Excellence = Growth). Together as a team, the Company will focus on achieving the best safety record in the industry, being known for superior service, grounded in operational excellence which, in turn, drives growth.
Safety is paramount and, as our first area of focus, sets the foundation for achieving the Company’s objectives. The mindset and culture are built around a personal commitment by all employees to prioritize safety so everyone goes home safely.
Service is all about delivering what we sold our customers. We work with our customers to understand the service they need to win in their markets and then drive how we win together. We commit to these service levels and do it with excellence.
Operational Excellence is about operating efficiently and productively. We will drive value with our available resources, but also maintain a buffer so our service is resilient, managing the inevitable ups and downs that come with weather, fluctuating volumes and securing growth.
Execution of our strategy to be the industry leader in both safety and service leads to revenue growth with improved margins and greater cash generation, creating long term enterprise value. The result will be strong financial performance driving significant shareholder returns.
As we work to transform our railroad, our core values continue to guide us. Our passion for performance will help us win; our high ethical standards ensure we win in a way that supports all of our stakeholders; and our teamwork ensures we win together.
2023 Results
Safety – We initiated changes to our safety program that focused on training, culture, and refreshing how teams communicate and look out for each other. An analysis of historical injury data identified a large portion of our reportable injuries involve a failure to comply with a small number of critical operating rules. These critical rules are the foundation of our new program that is being implemented.
We continued to refine our proprietary software called Precision Train Builder to evaluate train and route characteristics to enable proactive intervention by our Operating Practices Command Center to prevent derailments.
In March, the Association of American Railroads announced a set of key safety actions that included the installation of additional hot wheel bearing wayside detectors and enhanced standards for how we proactively use and share critical data. In addition, the industry is expanding efforts in first responder training and deploying technology to provide real-time railcar condition monitoring.
Service – Car trip plan compliance for both intermodal and manifest/automotive products improved in 2023. Throughout the year we improved network fluidity as reflected in faster freight car velocity and lower terminal dwell. We graduated over 1,900 train, engine, and yard employees to backfill attrition, cover absences resulting from recently negotiated sick leave benefits, and added employees in areas of critical need to address operational challenges and support our service product.

2023 Business Highlights
Operational Excellence – The year began with weather disruptions across the network that impacted our operations. We deployed additional locomotives and aggressively hired train, engine, and yard employees to alleviate these operational challenges. Despite the challenges, we continued to focus on using our resources effectively and productively, which resulted in sequential improvement in many of our operating metrics.
Financial Results – Soft consumer markets, inflationary pressures, new labor agreements, fluctuating fuel prices, operational issues, and first quarter weather disruptions negatively impacted our financial results. Operating income of $9.1 billion declined 8% from 2022 and operating ratio was 62.3%, deteriorating 2.2 points from 2022. Net income of $6.4 billion translated into earnings of $10.45 per diluted share, down 7% from 2022.
Despite the challenging year, we generated $8.4 billion of cash provided by operating activities, yielded free cash flow of $1.5 billion after reductions of $3.7 billion for cash used in investing activities and $3.2 billion in dividends. Both cash provided by operating activities and free cash flow were lowered by $454 million of payments related to the 2022 one-time charge for agreements reached with our labor unions and the ratification charge for a crew staffing agreement reached in the second quarter of 2023. Our net return on invested capital of 15.5% decreased 1.8 points compared to 2022. In 2023, we repurchased 3.5 million Union Pacific shares.
Please also refer to the Company’s Annual Report on Form 10-K for a complete analysis of the Company’s 2023 financial and operating performance and non-GAAP reconciliation of free cash flow on page 25.

COMPENSATION DISCUSSION AND ANALYSIS
CD&A ROADMAP
Executive Compensation Philosophy and the Compensation-Setting Process
The Company’s executive compensation philosophy is to:
•
Pay for Performance — We tie pay to performance by aligning a significant portion of the executive’s opportunity for compensation to annual (short-term) and long-term Company strategy. We also integrate the Company’s critical business objectives (safety, service, and financial performance) into the Company’s strategy and compensation programs to reflect individual performance and management effectiveness, along with other qualitative factors, which contribute to the Company’s performance.

•
Align with Shareholder Interests — We link a substantial portion of executive compensation to both short-term and long-term financial performance that benefits our shareholders and aligns the interests of management with those of our shareholders by providing equity incentives.

•
Attract and Retain Top Talent — We are able to attract and retain key executives critical to our long-term success by structuring compensation levels to reflect the competitive marketplace for similar positions at other comparable peer group companies.

The Compensation and Benefits Committee (the Committee) believes this compensation philosophy allows us to reward behavior that produces consistent, long-term performance accompanied with effective risk management and execution of the Company’s strategy.
The Committee carefully evaluates and considers a number of factors in connection with its executive compensation decisions, including:
✔	Company performance against objectives;
✔	Guidance from the Committee’s compensation consultant;
✔	Input from the CEO; and
✔	Appropriate peer comparisons and third party compensation surveys.
Company Performance. Under the Company’s annual incentive cash program, the Company measures its performance against a formulaic component based on pre-established operating income and operating ratio targets, as well as a non-formulaic component based on the Committee’s evaluation of certain business objectives related to safety, service and other strategic performance outlined on pages 56 through 58. Under the performance stock unit component of the Company’s long-term incentive (LTI) program, the Company measures three-year average ROIC and relative OIG. The Committee recommends the operating income and operating ratio targets for the annual incentive cash program and the three-year ROIC targets for the performance stock unit program to the Board for approval each February. Management also develops the Company’s overall strategy and the corresponding business objectives and presents them to the Board for

Executive Compensation Philosophy and the Compensation-Setting Process
approval annually in February. After Board approval of the annual operating plan, the Committee establishes the financial and strategic performance goals for the compensation program with assistance and advice from the Finance Committee of the Board. The Board monitors the Company’s progress concerning execution of its strategy and its business objectives during the year. At the end of the year, the Board assesses the Company’s achievement of these objectives. Each February, subsequent to the applicable performance year, management presents to the Committee the Company’s performance results against the annual incentive program and performance stock unit program goals, as well as its relative performance compared to the Peer Group. This process informs the Committee’s decisions on approving earned amounts of annual and long-term incentive compensation for performance periods ending the prior year.
Guidance from Compensation Consultant and Input from CEO. The Committee reviews and recommends the compensation of all NEOs to the Board for its approval. The CEO provides the Committee with his evaluation of the performance of the other NEOs and his recommendations for their compensation. The Committee also receives information and recommendations from its independent compensation consultant (FW Cook) on matters related to the NEOs’ (including the CEO’s) and other executives’ compensation. The Committee then determines (with advice from the Board, and assistance from its consultant) the annual incentive bonus and equity award for the Company’s CEO.
For more information on the operation of the Committee, including information on its compensation consultant, see page 35 of this Proxy Statement.
Peer Companies. The Committee benchmarks salary, Total Target Cash Compensation (the sum of base salary and target annual incentive compensation) and Total Target Direct Compensation (the sum of Total Target Cash Compensation and the target grant-date fair value of long-term incentives) for the NEOs against competitive market information. To assess competitive market information, the Committee looks primarily to pay data from the proxy statements of the Company’s Peer Group. In determining 2023 target pay opportunities for the NEOs, the Committee considered competitive market information gathered in 2022 from the Peer Group.
As further discussed below, the Committee seeks to establish base salaries generally around the median of the Peer Group, reflecting the Committee’s philosophy that a greater proportion of the cash component of the executives’ compensation should be incentive-based. The Committee generally targets a range around the median of the Peer Group for Total Target Cash Compensation and Total Target Direct Compensation. Actual Total Direct Compensation and Actual Total Cash Compensation may be greater or less than targeted percentiles, depending upon whether and to what degree the Company achieves its business objectives (as described above).
Other factors considered in setting target compensation levels may include the individual performance of each NEO and his or her position relative to the Company’s current internal pay structure or changes in personnel or compensation at the Peer Group companies. In addition, the Committee particularly focuses on competitive pay for railroad executives within the Peer Group and the performance of other comparable railroads. In comparing the executive positions with comparable positions at companies within the Peer Group, the Committee and FW Cook review and consider any adjustments that may be required to account for significant differences in tenure or functional responsibilities.
In determining 2023 target pay opportunities for the NEOs, the Committee considered competitive market information gathered in 2022 from the following 15 company Peer Group:
Canadian National	Canadian Pacific	CSX
Deere & Co	Delta Airlines	Exelon
FedEx	Honeywell International	NextEra Energy
Norfolk Southern	Northrop Grumman	Raytheon Technologies
Southern Co.	Southwest Airlines	UPS

Executive Compensation Philosophy and the Compensation-Setting Process
The Committee selected this Peer Group in May 2022 with the assistance of its compensation consultant, FW Cook, after considering U.S. based public companies in similar Global Industry Classification System (GICS) Sub-Industries with comparable revenues and market capitalization and other U.S.-based public companies with comparable (i) revenues, (ii) operating income, (iii) total assets, (iv) market capitalization and (v) employees, while excluding pharmaceuticals, high-tech, insurance and financial services companies. These comparative financial measures and the number of employees for the Peer Group are summarized below.
	PEER GROUP		UNION PACIFIC
	MEDIAN	75TH PERCENTILE	COMPANY DATA	PERCENTILE RANK
Net Revenue	$29,279	$49,468	$24,875	44th
Operating Income	$5,890	$6,704	$9,833	95th
Total Assets	$71,124	$92,690	$65,449	45th
Market Capitalization	$73,614	$123,044	$142,342	87th
Employees	66,656	96,000	33,179	44th
Dollars in millions. Median/Percentiles determined by FW Cook using Standard & Poor’s Capital IQ Service, Form 8-K filings and Peer Group company information. The financial information provided above is derived from data as of fiscal year ending December 31, 2022, except as of October 2022 for Deere & Co., and November 2022 for FedEx. Market Capitalization is a 12-month average as of December 31, 2022.
Compensation Best Practices
We endeavor to maintain strong governance standards in our policies and practices related to executive compensation. Below is a summary of key executive compensation and governance practices in place during 2023.
WHAT WE DO	Emphasize Performance-Based Variable Compensation
Maintain an SEC-compliant Compensation Recoupment Policy
Tie Compensation to Short-and-Long-Term Performance
Allow Only Minimal Perquisites
Utilize Double Trigger Change-in-Control Plan
Target Base Salaries Generally Around the Median of our Peer Group
Enforce Stringent Executive Stock Ownership Guidelines
Conduct Annual Compensation Risk Assessment
Require Trading Plans for Executive Officers (as set forth on page 84) and Directors
WHAT WE DON’T DO	No Repricing or Back-Dating of Options Allowed
No Individual Supplemental Executive Retirement Plans
No Tax Gross-Up Payments Allowed for NEOs, including on Change-in-Control
No Employment Agreements with any of our Executive Officers
No Pledging or Hedging of Company Stock by NEOs
No time-vested RSU grants to NEOs as part of annual LTI program

Named Executive Officers
This Compensation Discussion and Analysis describes the material elements of our executive compensation program, and the corresponding pay decisions for our 2023 Named Executive Officers (NEOs), who are listed below. The amounts in each NEO’s pie chart below reflect the values in the Summary Compensation Table on page 64.
V. James Vena Age: 65 | Tenure: <1 year Chief Executive Officer

Compensation Decisions for 2023
Base salary of $1,250,000 prorated for his partial 2023 service
Annual incentive target of $2,250,000 prorated for partial 2023 service (will not be less than target of $937,500)
2024 Long-term incentive equity award of $12,000,000 approved upon his election as CEO and granted in February 2024

Mr. Vena was elected Chief Executive Officer of the Company and Union Pacific Railroad Company (the Railroad), the principal operating subsidiary of the Company, effective August 14, 2023. Mr. Vena previously served as a Senior Advisor to the Chairman of Union Pacific in 2021 and Chief Operating Officer of the Railroad from 2019 to 2020.

The Compensation and Benefits Committee set Mr. Vena’s salary for 2023 at $1,250,000 and his 2023 Annual Incentive Plan bonus target at $2,250,000 upon his election as Chief Executive Officer. Mr. Vena’s salary and annual incentive bonus were pro-rated to reflect his partial-year service commencing on August 14, and the Committee provided that his 2023 Annual Incentive bonus payout would not be less than his pro-rated Annual Incentive Plan bonus target of $937,500. Mr. Vena received an annual incentive bonus for 2023 of $1,406,250 which reflects 150% of his annual incentive bonus target.

Jennifer L. Hamann Age: 56 | Tenure: 32 years Executive Vice President and Chief Financial Officer

Compensation Decisions for 2023
Increased base salary by 6.7%
Increased annual incentive target by $50,000
February 2023 LTI target increased by $100,000
Increased Total Target Direct Compensation by 4.9%

Ms. Hamann was elected Executive Vice President and Chief Financial Officer of the Company and the Railroad effective January 1, 2020. Ms. Hamann previously served as Senior Vice President-Finance from April 2019 to December 2019 and Vice President-Planning & Analysis from October 2017 to March 2019. The Compensation and Benefits Committee set Ms. Hamann’s salary for 2023 at $640,000 and increased her 2023 Annual Incentive Plan bonus target to $800,000. Ms. Hamann received an annual incentive bonus for 2023 of $320,000 at 40% of target based on the formulaic bonus program under the Company’s 2023 Annual Incentive Plan. The Committee set Ms. Hamann’s long-term incentive target grant value at approximately $2,600,000 consisting of 60% PSUs and 40% stock options granted on February 9, 2023. Ms. Hamann’s 2021 grant of PSUs paid out at 126% of target.

Named Executive Officers
Elizabeth F. Whited Age: 58 | Tenure: 36 years President

Compensation Decisions for 2023
In early 2023, increased base salary 4.7% to $555,000; upon her promotion to President in August 2023, increased base salary to $800,000
Annual incentive target increased from $750,000 to $1,000,000 upon her promotion to President in August 2023; overall 2023 target bonus prorated based on targets prior to and after promotion
February 2023 LTI target remained unchanged
2024 Long-term incentive equity award of $4,000,000 approved upon her election as President and granted in February 2024

Ms. Whited was elected President of the Company and the Railroad effective August 14, 2023. Ms. Whited has spent over thirty-five years at the Company holding leadership roles across multiple departments. Most recently, Ms. Whited has served as Executive Vice President-Sustainability and Strategy of the Company and the Railroad from February 2022 until August 2023. She previously served as Executive Vice President and Chief Human Resource Officer from August 2018 through February 2022 and was responsible for Union Pacific’s human resources and labor relations functions. Prior to that, Ms. Whited was Executive Vice President and Chief Marketing Officer from 2016 to 2018.

In early 2023, the Compensation and Benefits Committee set Ms. Whited’s salary for 2023 at $555,000 and her 2023 Annual Incentive Plan bonus target at $750,000. Upon her promotion to President on August 14, 2023, the Compensation and Benefits Committee increased Ms. Whited’s salary for 2023 to $800,000 and increased her 2023 Annual Incentive Plan bonus target to $1,000,000. Earned base salary and annual incentive were based on proration of cash compensation rates prior to and after promotion. Ms. Whited received an annual incentive bonus for 2023 of $341,667 at 40% of target based on the formulaic bonus program under the Company’s 2023 Annual Incentive Plan. The Committee maintained Ms. Whited’s long-term incentive target value to approximately $1,750,000 consisting of 60% PSUs and 40% stock options granted on February 9, 2023. Ms. Whited’s 2021 grant of PSUs paid out at 126% of target.

Named Executive Officers
Eric J. Gehringer Age: 45 | Tenure: 18 years Executive Vice President, Operations

Compensation Decisions for 2023
Increased base salary by 26.3%
Annual incentive target remained unchanged
February 2023 LTI target increased by $750,000
Increased Total Target Direct Compensation by 32.1%

Mr. Gehringer was elected Executive Vice President-Operations of the Railroad effective January 1, 2021. Mr. Gehringer previously served as Senior Vice President-Transportation from July 2020 to December 2020, Vice President-Mechanical & Engineering from January 2020 to July 2020, and Vice President-Engineering from March 2018 to January 2020. The Compensation and Benefits Committee increased Mr. Gehringer’s salary for 2023 to $600,000. Mr. Gehringer’s 2023 Annual Incentive Plan bonus target remained unchanged at $750,000. Mr. Gehringer received an annual incentive bonus for 2023 of $300,000 at 40% of target based on the formulaic bonus program under the Company’s 2023 Annual Incentive Plan. The Committee increased Mr. Gehringer’s long-term incentive target grant value to approximately $2,250,000 consisting of 60% PSUs and 40% stock options granted on February 9, 2023. Mr. Gehringer’s 2021 grant of PSUs paid out at 126% of target.

Kenny G. Rocker Age: 52 | Tenure: 29 years Executive Vice President, Marketing and Sales

Compensation Decisions for 2023
Increased base salary by 6.3%
Annual incentive target remained unchanged
February 2023 LTI target remained unchanged
Increased Total Target Direct Compensation by 1.1%

Mr. Rocker has been Executive Vice President-Marketing and Sales of the Railroad since August 15, 2018. The Compensation and Benefits Committee increased Mr. Rocker’s salary for 2023 to $505,000, a 6.3% increase, and maintained his 2023 Annual Incentive Plan bonus target at $750,000. Mr. Rocker received an annual incentive bonus for 2023 of $300,000 at 40% of target based on the formulaic bonus program under the Company’s 2023 Annual Incentive Plan. The Committee maintained Mr. Rocker’s long-term incentive target grant value of approximately $1,500,000 consisting of 60% PSUs and 40% stock options granted on February 9, 2023. Mr. Rocker’s 2021 grant of PSUs paid out at 126% of target.

Named Executive Officers
Lance M. Fritz Age: 61 | Tenure: 24 years Former Chairman, President and Chief Executive Officer

Compensation Decisions for 2023
Increased base salary by 3.9%
Increase annual incentive target by $200,000
February 2023 LTI target remained unchanged
Increased Total Target Direct Compensation by 1.6%

Mr. Fritz served as President and Chief Executive Officer of the Company and the Railroad from 2015 until August 14, 2023. The Compensation and Benefits Committee increased Mr. Fritz’s salary for 2023 to $1,325,000, a 3.9% increase, and increased Mr. Fritz’s 2023 Annual Incentive Plan bonus target to $2,400,000. Mr. Fritz received an annual incentive bonus for 2023 of $960,000 at 40% of target based on the formulaic bonus program under the Company’s 2023 Annual Incentive Plan. The Committee maintained Mr. Fritz’s long-term incentive target grant value of approximately $12,000,000 consisting of 60% PSUs and 40% stock options granted on February 9, 2023. Mr. Fritz’s 2021 grant of PSUs paid out at 126% of target.

Mr. Fritz ceased to serve as the Company’s Chairman, President and Chief Executive Officer on August 14, 2023. On August 11, 2023, the Company and Mr. Fritz entered into a transition and separation agreement (the Transition Agreement) that was filed with the Company’s Form 8-K dated August 11, 2023. Pursuant to the Transition Agreement, Mr. Fritz will remain a non-officer employee of the Company until February 1, 2025. During this transition period, Mr. Fritz will receive an annual salary of $300,000, remain eligible to receive an annual bonus for 2023 (as shown above) and continue to participate in the Company’s employee benefit plans. Mr. Fritz is not eligible to participate in the Company’s annual incentive bonus program nor the Company’s long-term incentive programs for any calendar year following 2023. For more information regarding Mr. Fritz’s Transition Agreement refer to pages 75 and 76 of this Proxy Statement.

Fiscal Year 2023 Total Direct Compensation Mix
The majority of the compensation awarded to our CEO and other NEOs, is performance-based, variable compensation and “at-risk.” These characteristics are illustrated in the charts below that show the pay mix for Mr. Fritz, our CEO for the majority of 2023, and for our other NEOs, other than Mr. Vena, as a group based on the Total Target Direct Compensation received by these executives in fiscal 2023. Mr. Vena did not receive any long-term incentives during 2023. As a result, the charts below show the pay mix comparison of Mr. Fritz and the other NEOs, other than Mr. Vena.

Elements of Our Executive Compensation Program
Base Salary
The CEO reviews base salaries and prior year performance and accomplishments for the other NEOs and recommends to the Committee a base salary for the coming year for each. The Committee considers and evaluates these base salary recommendations. Among many considerations, the Committee reviews: (i) the executive’s position and responsibility in the organization, (ii) the executive’s experience and expertise, (iii) Company performance, (iv) individual accomplishments and job performance during the year, (v) Peer Group pay data, (vi) internal benchmarking relative to the Company’s pay structure, and (vii) current salary. In making salary recommendations to the Board of Directors, the Committee exercises subjective judgment in evaluating many factors but applies no specific weights to any factor. The Committee, with input from its compensation consultant, and the Board’s review of CEO performance, assesses and determines the base salary of the CEO for subsequent Board approval based on the same considerations described above.
In February 2023 and 2024, the Committee reviewed each of our NEO’s base salary. Upon review of competitive market data, including our Peer Group, the Committee reviewed and recommended the salary increases shown below. The Board approved the Committee’s recommended salary increases.
NAME	2022 SALARY	INCREASE FOR 2023	2023 SALARY	INCREASE FOR 2024	2024 SALARY
V. James Vena	—	—	$1,250,000 (1)	8.0%	$1,350,000
Jennifer L. Hamann	$600,000	6.7%	640,000	7.8%	690,000
Elizabeth F. Whited	530,000	4.7%	800,000 (2)	6.3%	850,000
Eric J. Gehringer	475,000	26.3% (3)	600,000	10.0%	660,000
Kenny G. Rocker	475,000	6.3%	505,000	9.9%	555,000
Lance M. Fritz	1,275,000	3.9%	1,325,000 (4)	—	300,000(4)
(1)	Mr. Vena was elected Chief Executive Officer on August 14, 2023. Mr. Vena’s salary was pro-rated to reflect his partial-year service commencing on August 14.
(2)
Following her ordinary course salary increase in February 2023, Ms. Whited’s base salary was $550,000. Ms. Whited was elected President on August 14, 2023, and in connection therewith her salary was increased to $800,000.

(3)	Mr. Gehringer’s 2023 salary was increased to reflect alignment with the Peer Group as well as his increased responsibilities as Executive Vice President – Operations.
(4)
Pursuant to Mr. Fritz’s Transition Agreement, he will remain a non-officer employee of the Company until February 1, 2025. During this transition period, his salary of $1,325,000 was reduced to $300,000 on August 14, 2023.

2023 Annual Incentive Plan
For 2023, for the NEOs other than Mr. Vena, seventy percent (70%) of the target annual incentive cash bonuses for executives was based on the attainment of pre-established objective Company financial performance goals, twenty percent (20%) was based on a shared set of Company goals in key areas such as safety, customer service, trip plan compliance, market share, employee engagement and renewable fuel blend and ten percent (10%) was based on individual performance. The financial performance goals were equally weighted based on operating income and operating ratio. If the minimum performance thresholds for neither operating income nor operating ratio were achieved, then no annual incentive cash bonus would be paid to executives. For performance that exceeded target levels, the annual incentive plan payout was capped at 200% of target.

Elements of Our Executive Compensation Program
When determining individual annual incentive bonus targets for each of the NEOs, the Committee generally targeted the 50th percentile of Target Total Cash Compensation. These individual annual incentive bonus targets for each of the NEOs were approved by the Committee and then recommended to the Board and approved in February of 2023.
2023 Target Total Cash Compensation
NAME	2023 SALARY	2023 TARGET BONUS	2023 TARGET TOTAL CASH COMP
Jennifer L. Hamann	640,000	800,000	1,440,000
Elizabeth F. Whited	800,000	854,167 (1)	1,654,167
Eric J. Gehringer	600,000	750,000	1,350,000
Kenny G. Rocker	505,000	750,000	1,255,000
Lance M. Fritz	1,325,000 (2)	2,400,000	3,525,000
(1)	Ms. Whited was elected President on August 14, 2023, and her target bonus of $750,000 was increased to $1,000,000.
(2)
Pursuant to Mr. Fritz’s Transition Agreement, he will remain a non-officer employee of the Company until February 1, 2025. During this transition period, his salary of $1,325,000 was reduced to $300,000 on August 14, 2023 and will not be eligible to participate in the annual incentive plan for any calendar year following 2023.

Formulaic Component
Annual incentive compensation supports the Committee’s pay-for-performance philosophy and further aligns individual goals with Company goals as set forth in the Company’s annual operating plan. For 2023, the Committee did not change Operating Income and Operating Ratio as the key financial metrics because they are key performance measures in the rail industry and focus our executives’ performance on operating results.
Operating Income
Directly tied to Operating Ratio targets and quantifies our profitability.
Operating Ratio
A key indicator of the Company’s efficiency.

The table below shows the weighted average annual incentive payout for the NEOs given the Company’s 2023 year-end results relative to the Operating Income and Operating Ratio targets approved in February 2023.
Full Year 2023 Annual Incentive Plan Results
	Company Performance (Formulaic 70%)		Strategic Scorecard / Individual (Non-Formulaic 30%)
	OPERATING INCOME 35%	OPERATING RATIO 35%	Strategic Scorecard 20%	Individual Performance 10%
Maximum – 200% Payout	$12,000	56.9%	200%	200%
Target – 100% Payout	$10,250-$10,550	59.4%-58.4%	100%	100%
Threshold – 25% Payout	$8,800	61.4%	25%	25%
2023 Plan Results	$9,082	61.9% (1)	80%	100%
Performance Achieved – Weighted Average Payout = 40%	40%	0%	80%	100%
(1)
The 2023 Annual Incentive Plan design provides for an adjustment to Operating Ratio for the reported fuel expense and fuel revenue from the actual price to the price assumed in the Board approved financial plan. This adjustment neutralizes the impact of fuel price fluctuations during the year.

Non-Formulaic Component
The non-formulaic component of the 2023 Annual Incentive Plan was divided into two parts: twenty percent (20%) is based on a shared set of strategic goals in key areas such as safety, customer service, trip plan compliance, market share, employee engagement and renewable fuel blend and ten percent (10%) is based on individual performance. We communicated to executives, and the Committee assessed, the individual strategic scorecard items shown below, without assigning particular weighting to any one item.

Elements of Our Executive Compensation Program

The Company exceeded its goal of 85% participation in the employee engagement survey with an 89% participation rate and included the Committee’s evaluation of the employee engagement score. The Company also exceeded its goal of 6% biofuel blend, with a biofuel blend of 6.1% in 2023. Our 2023 personal injury rate did not satisfy our expectations, deteriorating year-over-year, while our reportable derailment rate improved 6% from 2022. Our operational performance and many of our operating metrics improved year-over-year. For 2023, car trip plan compliance for both intermodal and manifest/automotive products improved compared to 2022. While market share improved, carload growth and net promoter score fell short of expectations. Based on the Committee’s evaluation of the Company’s achievement of the strategic scorecard items, the Committee awarded this component at 80% of target for each of the NEOs.
The Committee awarded, based on Mr. Vena’s recommendation, the individual executive performance component (10%) at 100% for Ms. Hamann, 100% for Mr. Rocker and 100% for Mr. Gehringer. The Committee awarded Ms. Whited’s individual executive performance component at 100% and Mr. Fritz’s individual executive performance component at 100%.
The table below reflects the aggregate actual performance incentive cash bonus reported for each of the NEOs, other than Mr. Vena, for 2023.
		ACTUAL
NAME	2023 TARGET BONUS	OPERATING INCOME 35%	OPERATING RATIO 35%	STRATEGIC SCORECARD 20%	INDIVIDUAL PERFORMANCE 10%	2023 TOTAL ANNUAL INCENTIVE BONUS	TOTAL	2023 OVERALL PAYOUT (AS A % OF TARGET)
Jennifer L. Hamann	$800,000	$112,000	$0	$128,000	$80,000	$320,000	$320,000	40%
Elizabeth F. Whited	854,167 (1)	119,583	0	136,667	85,417	341,667	341,667	40%
Eric J. Gehringer	750,000	105,000	0	120,000	75,000	300,000	300,000	40%
Kenny G. Rocker	750,000	105,000	0	120,000	75,000	300,000	300,000	40%
Lance M. Fritz	2,400,000	336,000	0	384,000	240,000	960,000	960,000	40%
(1)	Ms. Whited was elected President on August 14, 2023, and her target bonus of $750,000 was increased to $1,000,000, prorated to reflect her August 14, 2023 election date.
Mr. Vena’s 2023 Annual Incentive Bonus
Upon Mr. Vena’s election as Chief Executive Officer on August 14, 2023, the Committee established his annual target bonus at $2,250,000 which was prorated (in the amount of $937,500) to reflect his partial-year service. Because Mr. Vena commenced employment late in 2023 and did not have input into the performance goals under the 2023 Annual Incentive Plan, the Committee provided that his 2023 annual incentive bonus payout would not be less than his prorated target. After reviewing Mr. Vena’s performance during 2023, the Committee awarded Mr. Vena an annual incentive bonus for 2023 of $1,406,250 which reflects 150% of the pro-rated target. In determining his annual incentive bonus amount, the Committee considered Mr. Vena’s strong start in the CEO role, specifically his results-based leadership that drove meaningful operational improvements which better positions the Company to execute its long-term strategy and vision.

Elements of Our Executive Compensation Program
Long-Term Equity Incentive Compensation
The components of our long-term incentive compensation are:

Performance Stock Units

Performance stock units are payable based on the attainment and certification of:
• Two-thirds (2/3) average annual Return on Invested Capital (ROIC) for a three-year performance period (Performance Period)
• One-third (1/3) Operating Income Growth (OIG) over the Performance Period as compared to the OIG of the companies in the S&P 100 Industrials Index and the Class I Railroads

Stock Options

Stock option awards become fully exercisable if the executive remains an employee through a three-year vesting period. One-third of each stock option grant vests each year over the three-year vesting period.

The Committee generally seeks to make long-term incentives the largest element of each NEO’s Target Total Direct Compensation opportunity. In setting the size of long-term incentive awards, the Committee considers the individual performance of the NEO as well as the Total Target Direct Compensation opportunities of similarly situated executives of the Company’s Peer Group and competitive market information from third party compensation surveys. The CEO recommends to the Committee an aggregate value of long-term incentive awards for each of the NEOs other than himself, which is a determination reserved for the Committee, taking into account advice from its compensation consultant and the Board’s evaluation of the CEO. The Committee considers these recommendations and determines the final amounts awarded to each NEO. The Committee may vary the mix of each component of equity compensation to some degree depending on Company and individual performance and retention risk regarding an executive.
The long-term incentive awards granted by the Committee in February 2023 reflected the Committee’s desire to provide long-term incentive compensation to ensure the continued efforts of the NEOs to meet the long-term goals and strategic plans of the Company and to align this element of their compensation with the long-term interests of the Company’s shareholders. The Committee increased Mr. Gehringer’s target long-term incentive award opportunity for 2023 to better align his compensation with the Peer Group and his responsibilities as Executive Vice President-Operations.
The long-term incentive awards for the NEOs and a description of the terms of these awards are set forth on pages 66 and 67 in the Grants of Plan-Based Awards in Fiscal Year 2023 Table and accompanying narrative discussion.
Performance Stock Units
In February 2021, February 2022 and February 2023, the Committee awarded the NEOs performance stock units (PSUs) that are payable based on the attainment and certification of two-thirds (2/3) average annual return on invested capital (ROIC) for a three-year performance period (Performance Period) and one-third (1/3) operating income growth (OIG) over the Performance Period as compared to the OIG of the companies in the S&P 100 Industrials Index and the Class I Railroads. Payout of the 2021, 2022 and 2023 PSUs may be zero if threshold goals are not achieved, or may range from 25% to 200% of the target number of stock units. The threshold, target and maximum number of 2023 PSUs that may be earned by each NEO is set forth on page 66 in the Grants of Plan-Based Awards in Fiscal Year 2023 Table.
We define ROIC as net operating profit after taxes, divided by average invested capital. The Committee may adjust ROIC to reflect the effect of special or strategic transactions or events, such as excluding the impact of significant gains on sales of real estate, tax adjustments, accounting charges, or reclassifications. The Committee selected ROIC because it is one of our key measurements that indicates success in making long-term capital investment decisions that improve financial and operational performance and increase shareholder value. In addition, the Board emphasizes ROIC as a key focus area for the Company.
The ROIC performance criteria are set based on thoughtful analysis of current and projected business levels and changes in the economic environment that may impact the Company’s ability to achieve levels of return reported in previous periods. For PSUs granted in 2023, the Committee recommended Board approval of our ROIC target at 17.0%. The Committee also considered returns commensurate with other Class I railroads and large cap industrial companies.
PERFORMANCE PERIOD	PERFORMANCE CRITERIA	ROIC THRESHOLD	ROIC TARGET	ROIC MAXIMUM
2021 – 2023	2/3 ROIC and 1/3 Relative OIG	12.5%	15.3%	18.0%
2022 – 2024	2/3 ROIC and 1/3 Relative OIG	13.0%	17.0%	19.5%
2023 – 2025	2/3 ROIC and 1/3 Relative OIG	13.0%	17.0%	19.5%

Elements of Our Executive Compensation Program
The Committee selected relative OIG because it aligns with the Company’s objective of profitable growth. The table below summarizes the payout schedule for the relative OIG component of PSUs based on the Company’s operating income growth percentile compared to the OIG of the companies in the S&P 100 Industrials Index and the Class I Railroads for the PSUs granted in 2022 and 2023. Payout will be linearly interpolated for performance between levels.
OPERATING INCOME GROWTH (PERCENTILE)	PAYOUT (% OF EARNED SHARES)
25%	25%
50%	100%
75%	150%
90%	200%
For PSUs granted in 2021, 2022 and 2023, if the Company does not meet the threshold ROIC and OIG level for the three-year performance period, executives will not earn any performance stock units on that component. The Company does not pay dividend equivalents on unearned performance stock units.
The Committee certified the ROIC results as shown in the graph below for performance years 2021-2023.

*
ROIC is not considered a financial measure under GAAP by SEC Regulation G and Item 10 of SEC Regulation S-K and may not be defined and calculated by other companies in the same manner. For a reconciliation to GAAP, please see Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

In February 2024, the PSUs granted for the 2021-2023 performance period were settled at an overall payout of 126% of target, based on 16.4% average ROIC and 48th percentile relative OIG for the three-year performance period.
PSUs earned under the 2021 grants for each of the NEOs are included as Earned Performance Stock Units in the Stock Awards column of the Outstanding Equity Awards at 2023 Fiscal Year-End Table on page 68.
The table below summarizes how the PSUs granted in 2021 were earned, and how the performance stock units granted in 2022 and 2023 are tracking as of the end of 2023.
PERFORMANCE PERIOD	AVERAGE ROIC	RELATIVE OPERATING INCOME GROWTH (PERCENTILE RANK)	PERCENT OF TARGET ACHIEVED TO DATE	PERCENT OF TARGET EARNED
2021 – 2023	16.4%	48th	126%	126% of the target number of stock units
2022 – 2024	16.4%	58th	N/A	No stock units earned until the end of the performance period
2023 – 2025	15.5%	38th	N/A	No stock units earned until the end of the performance period

Elements of Our Executive Compensation Program
2024 Compensation Decisions
In February 2024, the Compensation and Benefits Committee reviewed and approved the following compensation changes for the NEOs and the Board of Directors reviewed and approved Mr. Vena’s compensation.
The following table summarizes adjustments made to CEO and other NEO compensation for 2024.
NAME	Annual Base Salary Increase %	Target Annual Incentive	Target Long-Term Incentive
V. James Vena	8.0%	+200,000	(1)
Jennifer L. Hamann	7.8%	No change	+$150,000
Elizabeth F. Whited	6.3%	No change	(2)
Eric J. Gehringer	10.0%	No change	+$250,000
Kenny G. Rocker	9.9%	No change	+$500,000
Lance M. Fritz (3)	—	—	—
(1)	Mr. Vena’s 2024 target long-term incentive award opportunity is $12,000,000 as previously disclosed in the Company’s Form 8-K dated July 26, 2023.
(2)	Ms. Whited’s 2024 target long-term incentive award opportunity is $4,000,000 as previously disclosed in the Company’s Form 8-K dated July 26, 2023.
(3)	Mr. Fritz ceased to serve as the Company’s Chairman, President and Chief Executive Officer on August 14, 2023.
2024 Target Total Direct Compensation Adjustments. The Committee increased Mr. Vena’s salary and Target Annual Incentive for 2024 to better align his compensation with the Peer Group. The Committee increased Ms. Hamann’s salary and Target Long-Term Incentive for 2024 to incentivize her continued growth in her role as Executive Vice President and Chief Financial Officer. For Ms. Whited, the Committee increased her salary to better align her compensation with her responsibilities as President. Mr. Rocker received an increase in his salary and Target Long-Term Incentive for 2024 to remain competitive with the Peer Group. Mr. Gehringer received an increase in his salary and Target Long-Term Incentive for 2024. The increases reflect the Committee’s alignment of Mr. Gehringer’s compensation with the Peer Group and his responsibilities following his appointment to his current position and are intended to incentivize his continued growth and development as the Executive Vice President-Operations.
Mr. Vena’s 2024 Long-Term Incentive Awards. To recognize that Mr. Vena came out of retirement to serve as CEO, the Committee provided that upon a qualified retirement Mr. Vena’s February 2024 long-term equity incentive awards will continue to vest in full, with PSUs eligible to be earned based on actual performance over the full performance period, and his vested options will remain exercisable for five years from the date of retirement. For these purposes, a qualified retirement will be deemed to occur if Mr. Vena has served at least two years from the date he commenced service as CEO, provided he gives at least 180 days’ notice of his retirement and assists in the transition of his role to his successor. Upon death, disability or a termination without cause, Mr. Vena’s options will fully vest and remain exercisable for five years, and his PSUs will remain outstanding and be settled to the extent earned based on actual performance following the end of the applicable performance period.
Other Compensation
Perquisites
The Committee reviews perquisites periodically for both appropriateness and effectiveness. Key executives, including the NEOs, receive tax and financial counseling services and personal excess liability coverage.
Our Board approved policy regarding use of corporate aircraft states that the CEO should use corporate aircraft whenever reasonably possible for all air travel for the safety, security and immediate availability of the CEO. In September 2023, the Board increased the annual limit for personal flights for the CEO to $200,000 (from $90,000). This increase was based on the recommendation by the Corporate Governance, Nominating and Sustainability Committee after reviewing personal use limits of the same peer group used for competitive executive compensation comparisons. The personal limit for the other NEOs remains at $45,000. The CEO and the other NEOs will pay for any personal flights beyond these limits in accordance with applicable tax rules and regulations and Federal Aviation Administration rules and regulations, as stated in the Company’s policy regarding use of corporate aircraft. Income is imputed to the CEO and NEOs for personal travel below the limits and tax gross-ups are not provided. All use of Company aircraft must be approved in advance by the CEO or a specifically authorized designee.
The value of perquisites provided to the NEOs by the Company is not a significant portion of any of the NEOs’ compensation on an annual basis. Due to the relatively low cost to the Company of these perquisites, combined with the policy regarding use of Company aircraft, the Committee does not consider perquisites in its analyses of Total Direct Compensation for the CEO and the other NEOs.

Elements of Our Executive Compensation Program
Deferred Compensation
The Committee, pursuant to its charter, is responsible for oversight of our deferred compensation arrangements. Management and the Committee believe that deferred compensation arrangements are important benefits that contribute to the Company’s competitive compensation arrangements and help attract and retain executives. The Company’s deferred compensation programs allow for elective deferrals of (i) salary, (ii) bonus (iii) performance stock units, and (iv) retention stock units, which accrue earnings during the deferral period as described on page 73. These deferrals are not funded and there are no mechanisms in place (such as insurance or trusts) to protect the executives from any inability of the Company to pay these amounts in the future. More detailed descriptions of the features of our non-qualified deferred compensation plans begin on page 72. In addition to these non-qualified deferred compensation benefits, the Company allows its executives to participate in its tax qualified 401(k) plan on terms and conditions similar to the Company’s other employees.
Pension Plan and Supplemental Pension Plan
The Company sponsors a tax-qualified defined benefit Pension Plan and a non-qualified excess Supplemental Pension Plan. Management and the Committee believe that the defined benefit Pension Plan and the Supplemental Pension Plan (with respect to our executives, including the NEOs) provide employees with a competitive retirement benefit. The Company offers the Supplemental Pension Plan to allow executives to receive pension benefits for compensation and benefits that exceed government imposed limits applicable to defined benefit plans and to allow for the inclusion of compensation that has been deferred, which cannot be included as compensation under the defined benefit Pension Plan. Benefit amounts are based on the employee’s years of service, salary, bonus and age. More detailed descriptions of the Pension Plan and Supplemental Pension Plan are set forth on pages 70 and 71.
Other Policies and Considerations
Change-in-Control Arrangements
The NEOs do not have individual severance agreements or employment agreements with the Company. In November 2000, the Board adopted the Union Pacific Corporation Key Employee Continuity Plan (the Continuity Plan). The purpose of the Continuity Plan is to assure the smooth transition of management and effective operation of the Company in the event of a change-in-control by providing (i) sufficient economic security to allow key executives to focus on overall shareholder value without concern about personal financial interests and (ii) severance benefits in the event their employment with the Company is terminated within two years following a change-in-control.
The Continuity Plan provides severance benefits to certain senior level executives, including the NEOs, in the event (i) a change-in-control occurs and (ii) the covered executive is involuntarily terminated or constructively discharged within two years following the change-in-control. This “double-trigger” requirement will allow the new controlling party to retain certain executives and terminate others with the obligation to provide the benefits set forth in the Continuity Plan. Severance benefits are the same for all covered executives, except for the multiple used to determine an executive’s lump-sum severance payment. The lump-sum severance payment is equal to three times the sum of base salary plus the average of the annual bonus payments earned in the three most recent calendar years for Mr. Vena and two times this sum for each of Ms. Hamann, Ms. Whited, Mr. Rocker and Mr. Gehringer. The Committee determined these multiples based upon competitive practices at the time the plan was adopted.
The Continuity Plan does not provide for any tax gross-ups. As a result, none of the Company’s executives, including the NEOs, are eligible to receive any excise tax gross-up on any severance payment received under the Continuity Plan.
In December 2021, the Committee recommended, and the Board approved the following changes to the Continuity Plan in the event of a qualifying termination of employment following a change-in-control: the elimination of the automatic vesting and receipt of an additional three years of age and service credit in the Company’s Supplemental Pension Plan, proration of the current year’s annual incentive bonus and the addition of best net treatment for excise taxes associated with Section 280G of the Internal Revenue Code (the Code).
In September 2003, the Board adopted the Union Pacific Corporation Policy Regarding Shareholder Approval of Future Severance Agreements (Severance Policy). Under this Severance Policy, the Company agreed not to enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of our shareholders.
Payments and certain severance benefits for the NEOs upon a change-in-control, as well as a description of the Continuity Plan are set forth on pages 76 through 77.
Recoupment Policy
On September 28, 2023, the Board approved the Company’s amended and restated Policy for Recoupment of Certain Compensation (the Policy) which became effective October 2, 2023. The Policy applies to any incentive-based compensation (any compensation granted, earned, or vested based in whole or part on the Company’s attainment of a financial reporting

Elements of Our Executive Compensation Program
measure) or incentive compensation (any compensation under the Company’s Executive Incentive Plan (or successor plan) or under one of the Company’s applicable stock plans, including long-term incentive equity awards) received on or after October 2, 2023 and the Company’s prior recoupment policy applies to incentive compensation awarded on or after January 1, 2020 and received before October 2, 2023. The Policy complies with the listing standards adopted by the New York Stock Exchange that implemented the SEC’s finalized Exchange Act Rule 10D-1.
The Policy requires that, in the event of a financial restatement due to material noncompliance with any financial reporting requirement under the federal securities laws, the Company will recover from each covered executive (specified as any executive officer of the Company as defined under Rule 10D-1 of the Securities Exchange Act of 1934) on a reasonably prompt basis the amount of any excess incentive-based compensation received by such covered executive during the recovery period (as defined in the Policy). Additionally, in the event the Company is required to prepare such a financial restatement the Compensation and Benefits Committee may, in its sole discretion, require other Company executives to repay to the Company any excess incentive-based compensation received by such executive during the recovery period.
The Policy also provides that the Committee may, in its sole discretion, require a covered executive or other executive who has engaged in certain types of detrimental conduct, as more particularly described in the Policy, to repay to the Company any incentive compensation received during the recovery period.
Deductibility of Grandfathered Compensation
Due to the amendment to Section 162(m) of the Code, compensation paid to covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief available for certain arrangements in place on November 2, 2017 (Grandfathered Compensation).
For Grandfathered Compensation intended to satisfy the requirements of Section 162(m) of the Code for performance based compensation, the Committee has, where it deemed appropriate, taken steps intended to preserve the deductibility of said compensation to the CEO and certain executive officers. However, because there are uncertainties as to the application and interpretation of Section 162(m) of the Code and the transition relief described above, it is possible that the Company’s deductions may be challenged or disallowed. Accordingly, there is no certainty that elements of any Grandfathered Compensation discussed in this Proxy Statement will in fact be deductible by the Company.
Compensation and Benefits Committee Report
The Committee reviewed and discussed with management the CD&A and based on that review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2024 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2023.
The Compensation and Benefits Committee
William J. DeLaney, Chair
Sheri H. Edison
Deborah C. Hopkins
Doyle R. Simons

Executive Compensation
Summary Compensation Table
The following table provides a summary of compensation awarded to, earned by or paid to the NEOs, including salary, bonus, the value of stock awards and option awards and other compensation for 2023, 2022 and 2021.
NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	STOCK AWARDS (a)	OPTION AWARDS (b)	NON-EQUITY INCENTIVE PLAN COMPENSATION	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS (c)	ALL OTHER COMPENSATION (d)	TOTAL COMPENSATION
V. James Vena Chief Executive Officer	2023	$477,151	$1,406,250(e)	$0	$0	$0	$0(f)	$133,947	$2,017,348
Jennifer L. Hamann EVP & Chief Financial Officer	2023	633,333	0	1,560,015	1,040,107	320,000	895,790	23,543	4,472,788
	2022	591,667	0	1,500,065	1,000,089	328,500	—(g)	37,466	3,457,787
	2021	545,833	0	1,200,122	800,002	880,125	911,800	19,704	4,357,586
Elizabeth F. Whited President	2023	644,355	0	1,050,150	700,119	341,667	920,130	27,189	3,683,610
	2022	523,000	0	1,050,216	700,109	338,500	—(g)	44,855	2,656,680
	2021	486,333	0	90,193	600,091	892,625	—(g)	32,687	2,911,929
Eric J. Gehringer EVP Operations	2023	579,167	0	1,350,106	900,112	300,000	342,336	28,185	3,499,906
	2022	467,500	0	900,185	600,116	323,500	—(g)	23,900	2,315,201
	2021	415,000	0	600,061	400,061	757,775	234,070	35,643	2,442,610
Kenny G. Rocker EVP Marketing & Sales	2023	500,000	0	900,071	600,123	300,000	571,679	30,414	2,902,287
	2022	470,833	0	900,185	600,116	335,500	—(g)	27,241	2,333,875
	2021	448,000	0	840,085	560,037	836,450	324,803	30,901	3,040,276
Lance M. Fritz Former Chairman, President & CEO	2023	925,403	0	7,200,161	4,800,113	960,000	1,500,939	165,960	15,552,576
	2022	1,267,500	0	7,200,017	4,800,146	963,600	—(g)	94,809	14,326,072
	2021	1,225,000	0	6,300,127	4,200,039	2,581,700	47,311	169,642	14,523,819
(a)
Amounts reported in the Stock Awards column reflect grant date fair values as calculated in accordance with FASB ASC Topic 718, including performance stock units which are valued based on target performance achieved. Refer to the Grants of Plan-Based Awards in Fiscal Year 2023 Table on page 66 for the separate grant date fair values of performance stock units granted in 2023. The grant date fair value is calculated on the number of performance stock units at target multiplied by the closing stock price on the date of grant. Dividend equivalents that accrue or are payable on earned performance stock units are reflected in the grant date fair value of such awards and, therefore, pursuant to SEC rules, are not separately reported in the Summary Compensation Table when actually paid to the NEOs. The maximum value of performance stock units for 2023 for Ms. Hamann is $3,120,029, for Ms. Whited is $2,100,300, for Mr. Gehringer is $2,700,212, for Mr. Rocker is $1,800,142, and for Mr. Fritz is $14,400,321.

(b)
Amounts reported in the Option Awards column reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. The following table shows the assumptions used to calculate the grant date fair value of Option Awards.

	February 9, 2023	February 3, 2022	February 4, 2021
Risk-free interest rate	3.9%	1.6%	0.4%
Dividend yield	2.6%	1.9%	1.9%
Expected life (years)	4.5	4.4	4.6
Volatility	29.3%	28.7%	28.3%
Grant date fair value per option of options granted	$48.31	$51.92	$39.97
(c)
The amounts reported are the aggregate change in the actuarial present value of the accumulated benefit under the Company’s Pension Plan and Supplemental Pension Plan. The pension values fluctuate due to changes in the discount rate, discount period, and the value of the accrued annual pension benefit for each NEO. If the discount rate and discount period assumptions had not changed, the increase in the present value of the accrued annual pension benefit would have been $450,651 for Ms. Hamann, $412,401 for Ms. Whited, $206,415 for Mr. Gehringer, $273,044 for Mr. Rocker, and $491,720 for Mr. Fritz. These assumption changes have no impact on the actual pension benefits payable under the Company’s defined benefit pension plans.

Executive Compensation
(d)	The following table provides a summary of the All Other Compensation column that includes all perquisites.
Summary of All Other Compensation
		PERQUISITES
NAME AND PRINCIPAL POSITION	YEAR	USE OF CORPORATE ASSETS (x)	TAX AND FINANCIAL COUNSELING SERVICES	EXCESS LIABILITY PREMIUM	COMPANY- MATCHED THRIFT PLAN CONTRIBUTIONS	RELOCATION	TOTAL ALL OTHER COMPENSATION
V. James Vena Chief Executive Officer	2023	$58,094	$0	$0	$26,071	$49,782(y)	$133,947
Jennifer L. Hamann EVP & Chief Financial Officer	2023	810	1,873	1,860	19,000	0	23,543
	2022	15,864	1,992	1,860	17,750	0	37,466
	2021	0	1,638	1,691	16,375	0	19,704
Elizabeth F. Whited President	2023	1,418	4,580	1,860	19,331	0	27,189
	2022	19,287	8,018	1,860	15,690	0	44,855
	2021	9,733	6,673	1,691	14,590	0	32,687
Eric J. Gehringer EVP Operations	2023	0	8,950	1,860	17,375	0	28,185
	2022	0	8,015	1,860	14,025	0	23,900
	2021	14,052	7,450	1,691	12,450	0	35,643
Kenny G. Rocker EVP Marketing & Sales	2023	7,047	6,507	1,860	15,000	0	30,414
	2022	9,456	1,800	1,860	14,125	0	27,241
	2021	13,845	1,925	1,691	13,440	0	30,901
Lance M. Fritz Former Chairman President & CEO	2023	126,390(z)	10,697	1,860	27,013	0	165,960
	2022	54,924	15,000	1,860	38,025	0	109,809
	2021	116,201(z)	15,000	1,691	36,750	0	169,642
(x)
The aggregate incremental cost for use of Company aircraft is computed by multiplying the variable cost per air mile by the number of miles used for travel other than for Company business (including empty plane miles). The variable cost per air mile is the cost incurred for flying the plane divided by the number of miles flown. Costs may include jet fuel, catering, or pilot personal expenses.

(y)
In August 2023, Mr. Vena relocated to Omaha, Nebraska in connection with his election as CEO. The Company’s relocation package elements include monetary allowances and moving services to help employees relocate. The packages are designed to meet the business needs of the Company and the personal needs of employees and their families. All management employees are eligible for relocation packages in connection with a qualifying relocation based on set criteria such as distance and duration of the assignment, destination for the assignment, family size, and other needs as applicable.

(z)
Prior to September 2023, under the Company’s aircraft policy, allowance for personal use of Company aircraft for the CEO was limited to $90,000. Mr. Fritz paid the Company for personal use in excess of this amount. In 2023, the amount also includes use of the Heritage Fleet ($36,390). Refer to page 61 for information regarding the Company’s aircraft policy.

(e)
Upon his election as CEO on August 14, 2023, the Compensation and Benefits Committee set Mr. Vena’s 2023 Annual Incentive Plan bonus target at $2,250,000, pro-rated to reflect his partial-year service, and the Committee provided that his 2023 annual incentive bonus payout would not be less than the pro-rated annual incentive plan bonus target. Following the end of the year, the Committee awarded Mr. Vena an annual incentive bonus for 2023 of $1,406,250, which reflects 150% of his annual incentive bonus target, pro-rated for the year.

(f)
Mr. Vena was elected after January 1, 2018, and like other employees hired after this date, receives a comprehensive thrift plan benefit instead of the Company’s combined thrift plan and pension plan offering.

(g)
In 2022, the change in pension value was a negative $208,493 for Ms. Hamann, a negative $2,071,311 for Ms. Whited, a negative $312,478 for Mr. Gehringer, a negative $976,218 for Mr. Rocker, and a negative $4,333,831 for Mr. Fritz. In 2021, the change in pension value for Ms. Whited was a negative $245,305.

Executive Compensation
Grants of Plan-Based Awards in Fiscal Year 2023
The following table sets forth additional information concerning grants of plan-based awards to our NEOs in 2023.
NAME AND PRINCIPAL POSITION	GRANT DATE	AWARD TYPE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS	EXERCISE OR BASE PRICE OF OPTION AWARDS (a)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS (b)
			THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
V. James Vena Chief Executive Officer (c)	—	—	—	—	—	—	—	—	—	—	—	—
Jennifer L. Hamann EVP & Chief Financial Officer	2/9/2023	Performance Stock Units				1,923	7,692	15,384				$1,560,015
	2/9/2023	Stock Options								21,531	$202.81	1,040,107
	2/9/2023	Annual Incentive	$200,000	$800,000	$1,600,000
Elizabeth F. Whited President	2/9/2023	Performance Stock Units				1,295	5,178	10,356				1,050,150
	2/9/2023	Stock Options								14,493	202.81	700,119
	2/9/2023	Annual Incentive (d)	213,542	854,167	1,708,334
Eric J. Gehringer EVP Operations	2/9/2023	Performance Stock Units				1,664	6,657	13,314				1,350,106
	2/9/2023	Stock Options								18,633	202.81	900,112
	2/9/2023	Annual Incentive	187,500	750,000	1,500,000
Kenny G. Rocker EVP Marketing & Sales	2/9/2023	Performance Stock Units				1,110	4,438	8,876				900,071
	2/9/2023	Stock Options								12,423	202.81	600,123
	2/9/2023	Annual Incentive	187,500	750,000	1,500,000
Lance M. Fritz Former Chairman, President & CEO	2/9/2023	Performance Stock Units				8,876	35,502	71,004				7,200,161
	2/9/2023	Stock Options								99,366	$202.81	4,800,113
	2/9/2023	Annual Incentive	600,000	2,400,000	4,800,000
(a)	The Exercise Price is the closing price of our common stock on February 9, 2023, the date of grant.
(b)
Amounts reported reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. Performance Stock Units are valued based on target performance achieved. Refer to Footnote (b) to the Summary Compensation Table on page 64 for the assumptions made in calculating the grant date fair value of Stock Options.

(c)
Mr. Vena was elected Chief Executive Officer on August 14, 2023, and did not receive any equity awards in 2023. His annual incentive bonus is reported in the Bonus column of the Summary Compensation Table.

(d)	Ms. Whited received an annual incentive target of $750,000 on February 9,2023, which was increased to $1,000,000 on August 14, 2023, in connection with her election to President.

Executive Compensation
Narrative Disclosure to Summary Compensation Table and Grants of
Plan-Based Awards Table
Annual bonuses are awarded under the Executive Incentive Plan, which allows the Committee to establish performance objectives annually in order to adjust to the changing business climate; provided that annual bonuses may not exceed 0.25% of operating income for the CEO or 0.15% of operating income for each other “covered employee” as defined under Rule 3b-7 of the Securities Exchange Act of 1934. The Committee determines incentive bonuses for the NEOs by evaluating a combination of financial performance goals, strategic business objectives and individual executive performance, as more fully described beginning on page 56.
On February 9, 2023, the Committee granted performance stock units and stock options to each of the NEOs other than Mr. Vena. Performance stock units actually earned will be subject to continued employment through February 9, 2026. After the three-year Performance Period covering fiscal years 2023 through 2025, the executive may earn up to two times the target number of performance stock units granted to that executive based on two-thirds (2/3) average annual return on invested capital (ROIC) and one-third (1/3) Operating Income Growth (OIG) over the Performance Period as compared to the OIG of the companies in the S&P 100 Industrials Index and the Class I Railroads.
If the Company does not meet the threshold ROIC level and OIG level for the three-year performance period, executives will not earn any performance stock units on that component. Prior to the satisfaction of the ROIC and OIG performance criteria and continued employment requirement, the Company does not pay dividend equivalents on the performance stock units. Rather, dividend equivalents accrue during the performance and vesting period and are only paid when and to the extent the underlying performance stock unit is earned.
Performance stock units that have been earned over the three-year performance period will be paid out in Company common stock following the executive’s satisfaction of the continued employment requirement. In addition, a participant may elect to defer the payment of the stock units earned pursuant to the Company’s Deferred Compensation Plan described on page 72. If the stock units are deferred, associated dividend equivalents paid on or after the date such stock units are earned also are deferred under the Deferred Compensation Plan.
Stock option grants vest annually in equal one-third installments over a three-year period from the grant date of February 9, 2023. The maximum term of stock options is 10 years. Vesting of stock option grants is subject to continued employment through each applicable vesting date. Vesting or forfeiture of these awards may occur upon termination of employment or a change-in-control as described further below and in the Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability section below.
As part of the February 2023 grants of performance stock units and stock options, the Committee provided for the lapse of the continued employment requirement applicable to the award if an executive attains age 62 with 10 years of service under the Company pension plan, so long as the executive remained employed until September 30 in the year of grant. This same provision was contained in the stock award agreements for non-executive employees.

Executive Compensation
Outstanding Equity Awards at 2023 Fiscal Year-End
The following table sets forth additional information concerning Option Awards and Stock Awards held by the NEOs as of our most recent fiscal year-end, including awards granted during 2023 and described in the tables above.
	OPTION AWARDS				STOCK AWARDS
					EARNED PERFORMANCE STOCK UNITS AND RETENTION UNITS		PERFORMANCE STOCK UNITS
NAME AND PRINCIPAL POSITION	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (EXERCISABLE)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (UNEXERCISABLE) (a)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK HELD THAT HAVE NOT VESTED (a)	MARKET VALUE OF SHARES OR UNITS OF STOCK HELD THAT HAVE NOT VESTED (b)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS, OR OTHER RIGHTS THAT HAVE NOT VESTED (a)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS, OR OTHER RIGHTS THAT HAVE NOT VESTED (b)
V. James Vena (c)	—	—	—	—	—	—	—	—
Jennifer L. Hamann EVP & Chief Financial Officer	0	21,531	$202.81	2/9/2033	7,396	$1,816,606	13,831	$3,397,170
	6,421	12,842	244.35	2/3/2032
	13,342	6,671	204.45	2/4/2031
	19,881	0	186.11	2/6/2030
	5,271	0	161.57	2/7/2029
	7,743	0	124.86	2/8/2028
	4,796	0	107.30	2/2/2027
Elizabeth F. Whited President	0	14,493	202.81	2/9/2033	5,548	1,362,700	9,476	2,327,495
	4,495	8,990	244.35	2/3/2032
	10,008	5,004	204.45	2/4/2031
	18,639	0	186.11	2/6/2030
	15,000	0	161.57	2/7/2029
Eric J. Gehringer EVP Operations	0	18,633	202.81	2/9/2033	3,698	908,303	10,341	2,539,956
	3,853	7,706	244.35	2/3/2032
	6,672	3,336	204.45	2/4/2031
	5,592	0	186.11	2/6/2030
	5,271	0	161.57	2/7/2029
Kenny G. Rocker EVP Marketing & Sales	0	12,423	202.81	2/9/2033	5,177	1,271,575	8,122	1,994,926
	3,853	7,706	244.35	2/3/2032
	9,340	4,670	204.45	2/4/2031
	15,531	0	186.11	2/6/2030
	11,856	0	161.57	2/7/2029
Lance M. Fritz Former Chairman, President & CEO	0	99,366	202.81	2/9/2033	38,827	9,536,688	64,968	15,957,440
	30,819	61,638	244.35	2/3/2032
	70,046	35,023	204.45	2/4/2031
	130,458	0	186.11	2/6/2030
	68,415	0	161.57	2/7/2029
(a)
The following table reflects the scheduled vesting dates for all unvested stock options as shown in the Number of Securities Underlying Unexercised Options (Unexercisable) column, unvested stock units as shown in the Number of Shares or Units of Stock Held That Have Not Vested column and unearned performance units as shown in the Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested column in the above table.

Executive Compensation
NAME AND PRINCIPAL POSITION	NUMBER OF SECURITIES UNDERLYING UNEXERCISED AND UNVESTED OPTIONS (i)	OPTION VEST DATE	OPTION EXPIRATION DATE	NUMBER OF UNITS OF STOCK HELD THAT HAVE NOT VESTED (ii)	UNEARNED PERFORMANCE UNITS (iii)	UNIT VEST DATE
V. James Vena Chief Executive Officer	—	—	—	—	—	—
Jennifer L. Hamann EVP & Chief Financial Officer	7,177	2/9/2026	2/9/2033		7,692	2/9/2026
	7,177	2/9/2025	2/9/2033		6,139	2/3/2025
	7,177	2/9/2024	2/9/2033	7,396	0	2/4/2024
	6,421	2/3/2025	2/3/2032
	6,421	2/3/2024	2/3/2032
	6,671	2/4/2024	2/4/2031
Elizabeth F. Whited President	4,831	2/9/2026	2/9/2033		5,178	2/9/2026
	4,831	2/9/2025	2/9/2033		4,298	2/3/2025
	4,831	2/9/2024	2/9/2033	5,548	0	2/4/2024
	4,495	2/3/2025	2/3/2032
	4,495	2/3/2024	2/3/2032
	5,004	2/4/2024	2/4/2031
Eric J. Gehringer EVP Operations	6,211	2/9/2026	2/9/2033		6,657	2/9/2026
	6,211	2/9/2025	2/9/2033		3,684	2/3/2025
	6,211	2/9/2024	2/9/2033	3,698	0	2/4/2024
	3,853	2/3/2025	2/3/2032
	3,853	2/3/2024	2/3/2032
	3,336	2/4/2024	2/4/2031
Kenny G. Rocker EVP Marketing & Sales	4,141	2/9/2026	2/9/2033		4,438	2/9/2026
	4,141	2/9/2025	2/9/2033		3,684	2/3/2025
	4,141	2/9/2024	2/9/2033	5,177	0	2/4/2024
	3,853	2/3/2025	2/3/2032
	3,853	2/3/2024	2/3/2032
	4,670	2/4/2024	2/4/2031
Lance M. Fritz Former Chairman, President & CEO	33,122	2/9/2026	2/9/2033		35,502	2/9/2026
	33,122	2/9/2025	2/9/2033		29,466	2/3/2025
	33,122	2/9/2024	2/9/2033	38,827	0	2/4/2024
	30,819	2/3/2025	2/3/2032
	30,819	2/3/2024	2/3/2032
	35,023	2/4/2024	2/4/2031
(i)	Reflects a stock option grant that vests one-third of the total each year for three years from the date of grant.
(ii)	Reflects performance stock units granted on February 4, 2021, that were earned, but not yet vested and settled as of December 31, 2023.
(iii)
Reflects the target amount that may be earned for the performance stock units granted on February 3, 2022, and the target amount that may be earned for the performance stock units granted on February 9, 2023. These performance stock units are each subject to a three-year performance period ending December 31, 2024, and December 31, 2025, respectively.

(b)	Reflects the closing price per share of the common stock on the last business day of the fiscal year multiplied by the number of shares. The closing price per share was $245.62 on December 29, 2023.
(c)	Mr. Vena was elected Chief Executive Officer on August 14, 2023 and had not been granted any equity awards between the date of that appointment and December 31, 2023.

Executive Compensation
Option Exercises and Stock Vested in Fiscal Year 2023
The following table shows a summary of the stock options exercised by the NEOs and stock awards that vested during the year.
	OPTION AWARDS		STOCK AWARDS
NAME AND PRINCIPAL POSITION	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED UPON EXERCISE (a)	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED UPON VESTING (a)
V. James Vena Chief Executive Officer	0	$0	0	$0
Jennifer L. Hamann EVP & Chief Financial Officer	0	0	3,714	753,236
Elizabeth F. Whited President	0	0	3,481	705,982
Eric J. Gehringer EVP Operations	0	0	1,044	211,734
Kenny G. Rocker EVP Marketing & Sales	4,180	481,270	2,901	588,352
Lance M. Fritz Former Chairman, President & CEO	0	0	24,372	4,942,885
(a)
Value Realized Upon Exercise is calculated based upon the difference between the market price of the Company’s common stock on the exercise date and the exercise price of the options. Value Realized Upon Vesting is calculated based upon the fair market value of the Company’s common stock on the vesting times the number of shares vested.

Pension Benefits at 2023 Fiscal Year-End
The table below sets forth the estimated present value of accumulated benefits payable under the Company’s defined benefit pension plans to the NEOs payable at the normal retirement age of 65 based on service and annual earnings (base salary and bonus, as described below) considered by the plans for the period through December 31, 2023. The present value was calculated as of December 31, 2023, based on the benefit at the normal retirement age of 65 paid in the form of a single life annuity. The present value factors used to determine the reported amounts are based on the sex distinct, white collar, Mercer Industry Longevity Experience Study Retiree Table for the Auto, Industrial Goods and Transportation industry group projected using Scale MP-2022 as of December 31, 2023, and the discount rate as disclosed in Note 5 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. For purposes of reporting the change in pension value in the Summary Compensation Table, present value factors for the year ended December 31, 2022, were based on the sex distinct, white collar, Mercer Industry Longevity Experience Study Retiree Table for the Auto, Industrial Goods and Transportation industry group projected using Scale MP-2022 as of December 31, 2022, and the discount rate as disclosed in Note 5 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
For both mortality tables, no pre-retirement decrements (i.e., death, disability) were assumed.
NAME AND PRINCIPAL POSITION	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE	PRESENT VALUE OF ACCUMULATED BENEFIT (a)	PAYMENTS DURING LAST FISCAL YEAR
V. James Vena (b) Chief Executive Officer	—	—	—	—
Jennifer L. Hamann EVP & Chief Financial Officer	Basic Plan	32.0000	$1,251,873	$0
	Supplemental Plan	32.0000	3,994,162	0
Elizabeth F. Whited President	Basic Plan	36.0833	1,390,652	0
	Supplemental Plan	36.0833	4,792,712	0
Eric J. Gehringer EVP Operations	Basic Plan	18.0000	384,948	0
	Supplemental Plan	18.0000	894,311	0
Kenny G. Rocker EVP Marketing & Sales	Basic Plan	29.4167	880,559	0
	Supplemental Plan	29.4167	2,380,022	0
Lance M. Fritz Former Chairman, President & CEO	Basic Plan	23.5000	1,127,583	0
	Supplemental Plan	23.5000	11,768,564	0
(a)
Present values for Ms. Hamann, Ms. Whited, and Mr. Fritz are based on the single life annuity payable at age 65 and include the present values of the joint life benefit (amount payable to the surviving spouse upon participant’s death). As of December 31, 2023, Mr. Gehringer and Mr. Rocker were not eligible for the surviving spouse benefit. We do not have a lump-sum payment option under our plans.

(b)
Mr. Vena was elected after January 1, 2018, and like other employees hired after this date, receives a comprehensive thrift plan benefit instead of participation in the Company’s combined thrift plan and pension plan offering that was available to employees hired prior to January 1, 2018.

Pensions for our NEOs are provided through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates

Executive Compensation
(Supplemental Plan). The pension benefit formula for both the Basic Plan and the Supplemental Plan is (i) 1.667% of final average compensation times credited service (up to 30 years), plus (ii) 1% of final average compensation times credited service above 30 years (not to exceed 40 years) minus (iii) 1.5% of Social Security or Railroad Retirement benefit times credited service (not to exceed 40 years). The amount of the annual pension benefit from both Plans is based upon final average compensation for the 36 consecutive months of highest regular compensation (base salary and up to three annual bonus plan awards within the 36-month period) within the 120-month period immediately preceding retirement. Credited service includes the years and months of service as a non-agreement employee and may include certain periods of agreement service or service with an acquired company. Both the Basic Plan and the Supplemental Plan were amended effective January 1, 2018 to provide that an employee hired or rehired on or after January 1, 2018, or who otherwise was not accruing a benefit under the Basic Plan on December 31, 2017, is not eligible to participate in the Basic Plan or the Supplemental Plan.
The Supplemental Plan is an unfunded non-contributory plan that, unlike the Basic Plan, provides for the grant of additional years of service and deemed age, for the inclusion of compensation in excess of IRS prescribed limits ($330,000 for 2023) and deferred annual bonuses in the calculation of final average compensation and for any benefit in excess of limitations provided for under Section 415(b) of the Code (for 2023, the lesser of 100% of the executive’s average compensation for his or her highest three years of service or $265,000). The Committee may grant additional years of service and deemed age credit to any participant as it determines appropriate.
Under both the Basic Plan and the Supplemental Plan, an executive’s age and vesting service upon termination of employment with the Company determines whether the executive is eligible for a normal retirement, early retirement, postponed retirement, or a vested benefit. Vesting service generally includes all service while an employee is with the Company, whether or not the employment counts as credited service. Normal retirement is offered to employees who end their employment at age 65 and benefits are not reduced. Postponed retirement is when an employee continues employment past age 65 and benefits are not reduced. Early retirement is offered to employees who end their employment between ages 55 and 65 and have at least ten years of vesting service. The benefit is reduced if payments begin before age 65, to reflect the expectation that benefits will be paid over a longer period of time. A vested benefit is offered to employees who end their employment before age 65 with at least five years of vesting service but do not satisfy the requirements for early retirement. This benefit is available as early as age 55. The benefit is reduced if payments begin before age 65. However, those reductions will be greater than those applied if the employee was eligible for early retirement. As of December 31, 2023, Mr. Fritz, Ms. Hamann and Ms. Whited were eligible for early retirement under both Plans. Mr. Rocker and Mr. Gehringer were eligible to receive a vested benefit.
Benefits from both Plans are normally paid as a single life annuity providing monthly benefits for the employee’s life. The employee may waive the single life annuity and elect to receive the benefit in a different optional form. With respect to the Supplemental Plan benefit, this election must occur at least six months before, and no later than, the calendar year immediately preceding the benefit start date. Subject to eligibility conditions, the available optional forms of benefit include: 25%, 50%, 75%, or 100% Joint and Survivor Annuity; 10-Year Certain and Continuous; or, for the Basic Plan benefit only, a Level Income option. All optional forms of benefit are actuarially equal in value to the single life annuity. The Plans do not offer a lump-sum payment as an optional form. No NEO received any payments under either Plan during 2023.

Executive Compensation
Nonqualified Deferred Compensation at 2023 Fiscal Year-End
The Company has two non-qualified deferred compensation plans: the Supplemental Thrift Plan, which permits an executive to defer amounts from base salary; and the Deferred Compensation Plan, which permits deferral of bonuses awarded under the Executive Incentive Plan and deferral of stock unit awards made under the 2004 Stock Incentive Plan, the 2013 Stock Incentive Plan and the 2021 Stock Incentive Plan (collectively, the Stock Incentive Plans). Amounts deferred under each of these arrangements represents unfunded, unsecured obligations of the Company. The table below shows NEO and Company allocations under these arrangements, earnings accrued on all amounts that the NEOs have deferred under the plans and the balances under each plan as of December 31, 2023. Executive incentive bonus deferrals and stock unit award deferrals under the Deferred Compensation Plan are shown separately.
NAME AND PRINCIPAL POSITION	PLAN NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR (a)	COMPANY CONTRIBUTIONS IN LAST FISCAL YEAR (b)	AGGREGATE EARNINGS/ (LOSS) IN LAST FISCAL YEAR (c)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT LAST FISCAL YEAR END (d) (e)
V. James Vena Chief Executive Officer	Supplemental Thrift	$0	$0	$0	$0	$0
	Executive Incentive Deferral	0	0	0	0	0
	Deferral of Stock Unit Awards	0	0	0	0	0
Jennifer L. Hamann EVP & Chief Financial Officer	Supplemental Thrift	45,500	9,100	21,734	0	207,487
	Executive Incentive Deferral	164,250	0	18,274	0	182,524
	Deferral of Stock Unit Awards	0	0	0	0	0
Elizabeth F. Whited President	Supplemental Thrift	62,871	9,431	29,198	0	272,345
	Executive Incentive Deferral	0	0	46,846	0	390,822
	Deferral of Stock Unit Awards	0	0	612,439	0	3,565,888
Eric J. Gehringer EVP Operations	Supplemental Thrift	14,950	7,475	7,221	0	56,636
	Executive Incentive Deferral	0	0	0	0	0
	Deferral of Stock Unit Awards	0	0	0	0	0
Kenny G. Rocker EVP Marketing & Sales	Supplemental Thrift	15,300	5,100	10,533	0	82,008
	Executive Incentive Deferral	0	0	0	0	0
	Deferral of Stock Unit Awards	0	0	13,489	0	85,964
Lance M. Fritz Former Chairman, President & CEO	Supplemental Thrift	39,931	17,113	216,808	0	1,322,168
	Executive Incentive Deferral	0	0	0	0	0
	Deferral of Stock Unit Awards	0	0	2,132,572	0	12,690,462
(a)	Executive Contributions in the Last Fiscal Year under the Supplemental Thrift Plan are amounts that are also reported in the Salary column in the Summary Compensation Table.
(b)	Company Contributions in the Last Fiscal Year were reported as All Other Compensation in the Summary Compensation Table for 2023.
(c)
Aggregate Earnings on deferred stock unit awards represent appreciation or loss in the value of Company common stock and dividend equivalents, which are deemed to be reinvested in Company common stock.

(d)
Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the Salary column of the Summary Compensation Table for 2022 and 2021, but deferred under the Supplemental Thrift Plan are, Ms. Hamann, $43,000 and $39,375; Ms. Whited, $43,600 and $39,267; Mr. Gehringer, $9,750 and $7,500; Mr. Rocker, $14,925 and $14,220; and Mr. Fritz, $57,750 and $56,100, respectively. Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the All Other Compensation column of the Summary Compensation Table for 2022 and 2021, representing Company contributions to the Supplemental Thrift Plan are, for Ms. Hamann, $8,600 and $7,675; Ms. Whited; $6,540 and $5,890; Mr. Gehringer; $4,875 and $3,750; Mr. Rocker, $4,975 and $4,740 and Mr. Fritz, $28,875 and $28,050, respectively.

(e)
The Aggregate Balance at Last Fiscal Year End for deferred stock unit awards represents 14,518 shares of Company common stock for Ms. Whited, 350 shares for Mr. Rocker, and 51,668 shares for Mr. Fritz.

Deferral Amounts
Supplemental Thrift Plan. The Supplemental Thrift Plan is available to executives who otherwise participate in the Company’s Thrift Plan, which is a defined contribution plan intended to be a plan qualified under Section 401(a) of the Code. The Qualified Thrift Plan permits executives to contribute, on a pre-tax, Roth and/or after-tax basis from 1% to 75% (combined) of base salary through payroll deductions. An executive is not permitted to defer amounts from base salary under the terms of the Supplemental Thrift Plan until the earlier of the following: (i) the amount of base salary paid to the executive during the year equals the IRS prescribed limit ($330,000 for 2023); or (ii) the contributions to the Qualified Thrift Plan made by or on behalf of the executive (including matching and other employer contributions) equal the IRS prescribed annual addition limit under Section 415(c) of the Code ($66,000 in 2023). An executive who has elected to participate in the Supplemental Thrift Plan before the start of the calendar year in which one of these limits is reached will have payroll deductions on a pre-tax basis continued from his/her base pay for the remainder of the calendar year at a percentage that may differ from the percentage rate(s) the executive elected under the Qualified Thrift Plan as of the first day of the

Executive Compensation
calendar year. Under the Supplemental Thrift Plan, the executive may defer from 1% to 75% of base salary. Currently and unless the changes described in the following paragraph apply to the executive, the Company credits a matching amount equal to 50 cents of each dollar an executive defers to the Supplemental Thrift Plan for a pay period up to 6% of the executive’s base pay for the pay period.
The Supplemental Thrift Plan was amended effective January 1, 2018, as part of the changes made to the Company’s overall retirement plan design strategy, including closing the Company’s pension plan for certain employees (see pages 70 and 71). The Supplemental Thrift Plan changes will apply to an executive hired or rehired by the Company on or after January 1, 2018, or who was not accruing a benefit under the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates on December 31, 2017 (a “Post-2017 Executive”). The same general rules described above regarding executive deferrals continue to apply to Post-2017 Executives, except that the matching amount the Company credits under the Supplemental Thrift Plan is $1 for every dollar a Post-2017 Executive defers to the Supplemental Thrift Plan for a pay period up to 6% of the Post-2017 Executive’s base salary for the pay period. Furthermore, a Non-Elective Contribution feature (“NEC”) was added to both the Qualified Thrift Plan and Supplemental Thrift Plan. The NEC amount equals 3% of the Post-2017 Executive’s base salary for the calendar year. The NEC amount credited on behalf of a Post-2017 Executive under the Supplemental Thrift Plan for a calendar year is the difference between the NEC calculated under the terms of the Qualified Thrift Plan (but determined without regard to the IRS limits described in the paragraph above) and the amount of the NEC actually contributed to the Qualified Thrift Plan on behalf of the Post-2017 Executive after taking into account those limits. The NEC amount contributed to the Qualified Thrift Plan or credited to the Supplemental Thrift Plan occurs in January of the year immediately following the year to which the NEC is attributable.
Deferred Compensation Plan. The Deferred Compensation Plan allows for the deferral of all or a portion of a bonus awarded under the Executive Incentive Plan and for the deferral of payment of stock units, both retention and performance based, awarded under the Stock Incentive Plan. An executive must elect by June 30th of the calendar year for which the bonus amount is awarded whether to defer any or all of his or her bonus award for such year. For retention stock units, an executive’s election to defer payment of a vested award must be made prior to the beginning of the calendar year for which the retention stock unit award is granted to the executive. For performance stock units, an executive must elect by June 30th of the first year of the three-year performance period whether to defer the payment of the entire award of vested and earned performance stock units.
Rate of Return Provisions
Notional accounts in the Supplemental Thrift Plan are deemed to be invested in one or more of the investment options offered in the Qualified Thrift Plan, as selected by the participating executive. Notional accounts in the Deferred Compensation Plan for bonus amounts deferred currently can be invested in the same investment options, along with the Company’s Fixed Rate Fund that bears interest equal to 120% of the Applicable Federal Long-Term Annual rate for January of the applicable year. The Vanguard Group administers all notional accounts. Executives can generally transfer amounts between investment funds each business day. Earnings reflect the increase or decrease in the value of those investment funds and any interest or dividends earned by those funds, to the same extent as if amounts were actually invested in those investment funds.
Notional accounts in the Deferred Compensation Plan for stock units deferred are invested in notional shares of the Company’s common stock. The value of each stock unit deferred is equivalent to that of one share of Company common stock. Amounts equivalent to the dividends paid on Company common stock are added to an executive’s notional account when actual dividends are paid and are credited as reinvested in additional notional shares. These amounts are tracked through notional accounts maintained by the Company.
Payment Elections, Withdrawals and Distributions
The Company adopted amended and restated plans effective as of January 1, 2009, in order to satisfy the requirements of Section 409A of the Code. Non-qualified deferred compensation amounts not subject to Section 409A of the Code, (i.e., amounts credited to an executive’s notional account as of December 31, 2004, and earnings thereon), are available for distribution or withdrawal in accordance with the terms of the Grandfathered Component of the Supplemental Thrift Plan or the Grandfathered Component of the Deferred Compensation Plan, as applicable. Non-qualified deferred compensation amounts subject to Section 409A of the Code, (i.e., amounts credited to an executive’s notional account on and after January 1, 2005, and earnings thereon), are available for distribution in accordance with the terms of the Non-Grandfathered Component of the Supplemental Thrift Plan or Non-Grandfathered Component of the Deferred Compensation Plan, as applicable.
409A Non-Grandfathered Components-Supplemental Thrift and Deferred Compensation Plans
NEOs made payment elections with respect to their then-existing notional account balances under the Non-Grandfathered Component of both the Supplemental Thrift Plan and the Deferred Compensation Plan prior to the end of 2008. Generally speaking, NEOs who first participated in the Non-Grandfathered Component of the Supplemental Thrift Plan in 2009 or later may make a payment election under the Non-Grandfathered Component of the Supplemental Thrift Plan in the calendar year prior to the calendar year his or her initial deferral election becomes effective. A payment election made under the

Executive Compensation
Non-Grandfathered Component of the Supplemental Thrift Plan also will apply with respect to compensation an executive elects to defer in the future under the Non-Grandfathered Component of the Supplemental Thrift Plan. Executives may make a separate payment election with respect to each bonus, retention stock unit or performance stock unit award deferred under the Non-Grandfathered Component of the Deferred Compensation Plan at the same time the deferral election is made. Generally, the same payment option must be elected for all awards of the same type (i.e., bonus or stock units) deferred to separation from service under the Non-Grandfathered Deferred Compensation Plan.
The Non-Grandfathered Component of both the Supplemental Thrift Plan and Deferred Compensation Plan provide the following payment options: (i) a single sum distribution at separation from service or in January of the next year following separation from service, (ii) annual installments over a period not exceeding 15 years, with the initial installment being paid as soon as administratively practicable following the executive’s separation from service or in January of the year next following such separation from service, or (iii) a single sum distribution in January of a specified year that is not earlier than 2 years and not later than 15 years following the executive’s separation from service. However, if the executive first participates in the Non-Grandfathered Component of the Supplemental Thrift Plan after December 31, 2017, the single sum or installment payments described above cannot be made or commence before the January of the year following the year in which the executive separates from service. The Non-Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. In no case, however, will an amount payable on account of a NEO’s separation from service be paid from either Non-Grandfathered Component before the date that is six months after such executive’s separation from service.
Generally speaking, under both plans, an executive who does not make a timely election will receive the Non-Grandfathered Component of his or her notional account at the time of his or her separation from service in a single sum payment, subject to the six-month delay as described in the last sentence of the immediately preceding paragraph. However, an executive who first participates in the Non-Grandfathered Component of the Supplemental Thrift Plan after December 31, 2017, and who does not make a timely election will receive his or her notional account in January of the year following the executive’s separation from service, subject to the six-month delay rule. In the event an executive dies before receiving payment of his or her entire notional account balance, the unpaid balance is paid in a single sum to the executive’s beneficiary.
Generally, no withdrawals are permitted from the notional accounts maintained in connection with the Non-Grandfathered Components of either the Supplemental Thrift Plan or the Deferred Compensation Plan prior to the executive’s separation from service.
Under the terms applicable to the Non-Grandfathered Components of the Deferred Compensation Plan and the Supplemental Thrift Plan, an executive may modify his or her payment election if such modification election is made prior to the executive’s separation from service and at least 12 months prior to the date payments would have commenced in accordance with the prior election. In addition, the modification must have the effect of postponing the payment commencement date by at least five years.
409A Grandfathered Components—Supplemental Thrift and Deferred Compensation Plans
An executive can take a withdrawal in cash from the Grandfathered Component of his or her notional account under the Supplemental Thrift Plan or the Deferred Compensation Plan prior to separation from service, provided that 10% of the amount withdrawn will be irrevocably forfeited by the executive.
Following an executive’s separation from service, the general rule is that an executive’s notional account under the Grandfathered Component of either plan is distributed in a single sum cash payment as soon as administratively practicable. However, an executive can elect at least six months prior to his or her separation from service and in the calendar year preceding such separation from service that such component be paid under one of the following payment options: (i) a single sum cash payment at separation from service or in January of the year next following his or her separation from service, (ii) annual installments over a period not exceeding 15 years, with the initial installment being paid as soon as administratively practicable following the executive’s separation from service or in January of the year next following such separation from service, or (iii) a single sum cash payment in January of a specified year that is not later than 15 years following the executive’s separation from service. The Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. This election may be changed at least six months prior to the scheduled payment date and in the calendar year preceding such date. With respect to the Grandfathered Component of the Supplemental Thrift Plan, an executive’s payment election applies to the executive’s entire notional account balance. With respect to the Grandfathered Component of the Deferred Compensation Plan, an executive may make a separate payment election for each bonus award under the Executive Incentive Plan or stock unit award under the Stock Incentive Plan; provided that the executive must elect the same payment option for all such awards of the same type (i.e., bonus or stock units) deferred to separation from service.

Executive Compensation
Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability
The information below describes certain compensation that would have become payable by the Company under existing plans assuming a separation from service or change-in-control and separation from service occurred on December 31, 2023 (based upon the Company’s closing stock price on December 29, 2023, of $245.62), given the NEOs’ current compensation and service levels as of such date. The benefits discussed below are in addition to those generally available to all salaried employees, such as distributions under the qualified Pension Plan for Salaried Employees, health care benefits and disability benefits. In addition, these benefits do not take into account any arrangements that do not currently exist but may be offered by the Company in connection with an actual separation from service or a change-in-control or other factors that may vary from time to time. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the NEOs should a separation from service or change-in-control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the triggering event, the Company’s stock price, the target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event, and the executive’s age.
Separation from Service
In the event of the separation from service of any of the NEOs on December 31, 2023, for any reason, the executive would be entitled to the executive’s accumulated retirement benefits under the Basic and Supplemental Plans in the payment forms set forth in the Pension Benefits at 2023 Fiscal Year-End Table on page 70. Under both Plans, the executive must be at least age 55 and have 5 years of service (including deemed service under the Supplemental Plan) with the Company, or at least age 65 regardless of years of service, for benefits to be payable immediately. Assuming a termination date of December 31, 2023, Ms. Hamann, Ms. Whited and Mr. Fritz were eligible to begin Basic Plan benefits immediately at January 1, 2024 and are required to begin Supplemental Plan benefits as of that date, although the first six months’ benefit payments are delayed and would be paid (without interest) on July 1, 2024. The monthly amount payable as a single life annuity under the Supplemental Plan for Ms. Hamann was $25,297, for Ms. Whited was $30,653 and for Mr. Fritz was $78,897. Assuming a termination date of December 31, 2023, Mr. Gehringer would be eligible to begin his benefit on April 1, 2034. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Gehringer would be $7,876. Assuming a termination date of December 31, 2023, Mr. Rocker would be eligible to begin his benefit on December 1, 2026. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Rocker would be $14,410.
Each of the NEOs would also be entitled to the amount shown in the Nonqualified Deferred Compensation at 2023 Fiscal Year-End Table on page 72. Notional returns continue to be credited and debited under these plans through the actual payment date, so amounts may differ at the time of an actual separation from service or change-in-control.
For any unvested equity awards, the Compensation and Benefits Committee may, but is not required to, waive the related restriction period and/or employment requirements. As described in the Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table on page 66, the 2023 equity awards provided for satisfaction of the continued employment requirement if an executive attains age 62 with 10 years of vesting service and remains employed until September 30th in the year of grant. Vesting service is determined by applying the Basic Plan's rules for determining vesting service, regardless of whether the executive was ever a participant in the Basic Plan.
Mr. Fritz’s Transition and Separation Agreement
Mr. Fritz ceased to serve as the Company’s Chairman, President and Chief Executive Officer on August 14, 2023. On August 11, 2023, the Company and Mr. Fritz entered into a transition and separation agreement (the Transition Agreement) that was filed with the Company’s Form 8-K dated August 11, 2023. Pursuant to the Transition Agreement, Mr. Fritz will remain a non-officer employee of the Company until February 1, 2025, unless his employment is terminated for any reason prior to such date (the period from August 14, 2023, through Mr. Fritz’s actual separation date (the Transition Period)).
During the Transition Period, Mr. Fritz will receive an annual base salary of $300,000 and will continue to participate in the Company’s employee benefit plans. Mr. Fritz also remained eligible for an annual incentive bonus for the 2023 performance period; however, he is not eligible to participate in the Company’s annual incentive bonus program for any calendar year following 2023.
The Transition Agreement provides that during and after the Transition Period, Mr. Fritz’s previously granted equity awards will remain outstanding and continue to vest in accordance with their existing terms, subject to his continued compliance with the Transition Agreement, except that any vesting of his outstanding and unvested performance stock units (PSUs) will be limited as follows: if Mr. Fritz remains employed until February 1, 2025, his then outstanding and unvested stock options will remain outstanding and eligible to continue to vest thereafter in accordance with their existing vesting schedule, but his outstanding

Executive Compensation
and unvested PSUs will vest on a pro-rata basis (that is, 100% of the PSUs granted for the 2021 – 2023 performance period, 66 2/3% of the PSUs granted for the 2022 – 2024 performance period, and 33 1/3% of the PSUs granted for the 2023 – 2025 performance period) instead of vesting to a greater degree as otherwise provided for under the applicable PSU award agreements.
Additionally, Mr. Fritz will not be eligible to receive any new equity awards under the Company’s equity incentive compensation program during the Transition Period.
Change-in-Control
The Continuity Plan provides severance benefits to the NEOs in the event (i) a change-in-control occurs and (ii) the NEO incurs a severance within the two-year period following such change-in-control. Severance means a separation from service (as such term is defined in Section 409A of the Code and the regulations promulgated thereunder): (i) by the Company other than for cause or pursuant to mandatory retirement policies in existence prior to the change-in-control, or (ii) by the NEO for good reason on or after the change-in-control.
Under the Continuity Plan, a change-in-control means any of the following:
•	any “person,” as defined in the Exchange Act, becomes the “beneficial owner,” as defined in the Exchange Act, of 20% or more of our outstanding voting securities;
•	there is a change in 50% of the composition of the Board of Directors (such change must be due to new directors not recommended by the Board);
•	a merger, consolidation or reorganization that results in our shareholders holding 50% or less of the outstanding voting securities of the post-transaction entity; or
•	a liquidation, dissolution or sale of all or substantially all of our assets.
The Continuity Plan defines a severance “for cause” if it is for any of the following reasons: (i) the NEO has willfully and continually failed to substantially perform his or her duties, or (ii) the NEO has willfully engaged in conduct that is demonstrably injurious to the Company, monetarily or otherwise.
A severance of the NEO is for “good reason” if it is for any of the following reasons without the NEOs written consent: (i) the assignment to the NEO of duties that are materially inconsistent with the NEO’s duties immediately prior to the change-in-control or any material diminution in the nature or scope of the NEO’s responsibilities from those in effect immediately prior to the change-in-control; (ii) a reduction in the NEO’s base salary or annual bonus opportunity in effect immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the NEO; (iii) a material reduction in the NEO’s pension, thrift, medical or long term disability benefits provided to the NEO immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the NEO; or (iv) the failure by any successor, to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform under the Continuity Plan.
In the event of a qualifying severance following a change-in-control, each of the NEOs receives a lump-sum severance payment equal to the sum of (i) his or her annual base salary in effect at the time of his or her severance and (ii) the average annual bonus earned under the Executive Incentive Plan in the most recent three calendar years; multiplied by 3 for Mr. Vena and by 2 for Ms. Hamann, Ms. Whited, Mr. Gehringer, and Mr. Rocker.
The Continuity Plan provides in the event of a qualifying severance following a change-in-control that all unvested stock options granted to each NEO vest and become exercisable for a period of three years (or five years if the NEO is retirement eligible) from the NEO’s separation from service. In no event will the period exceed the remaining term of the option. For outstanding performance stock units, the NEO will be entitled to receive shares equal to the number of performance stock units at the level of performance criteria actually achieved through the end of each year prior to the date of the change-in-control and through the end of the most recent fiscal quarter ending prior to the date of the change-in-control.
Other benefits under the Continuity Plan include the continuation of health coverage and dental coverage for three years following a NEO’s severance (or, if sooner, until the NEO attains the age of 52, at which time the NEO is eligible to receive benefits under the Company’s retiree medical benefit plans, if the NEO’s original hire date is before January 1, 2004); provided, however, that (i) the NEO will pay the fair market value of such coverage (active or retiree, as applicable) as determined under Section 61 of the Code and the regulations promulgated thereunder, and (ii) benefit amounts received by the NEO will be reduced by any benefits received by the NEO from a subsequent employer.
The Continuity Plan does not provide for any tax gross-ups. As a result, none of the Company’s executives, including the NEOs, are eligible to receive any excise tax gross-up on any severance payment received under the Continuity Plan.

Executive Compensation
The table below sets forth the estimated value of the severance payments, welfare benefits, and accelerated equity awards for each NEO, assuming a change-in-control had occurred as of December 31, 2023, and the NEO’s employment had immediately terminated without cause or for good reason as of that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments. If the payments due to a change-in-control were to result in an excise tax being due, the aggregate payments would be reduced to the largest amount which could be paid without triggering an excise tax. The amounts reported in the table below do not reflect the application of any reduction in benefits.
NAME AND PRINCIPAL POSITION	CASH SEVERANCE PAYMENT (a)	ACCELERATED VESTING OF STOCK OPTIONS (b)	ACCELERATED VESTING OF PERFORMANCE STOCK UNITS (c)	OTHER (d)	PRE-TAX TOTAL
V. James Vena Chief Executive Officer	$3,750,000	—	—	$47,268	$3,797,268
Jennifer L. Hamann EVP & Chief Financial Officer	2,314,916	$1,212,697	$5,213,776	31,503	8,772,891
Elizabeth F. Whited President	2,820,750	837,877	3,690,195	31,503	7,380,325
Eric J. Gehringer EVP Operations	2,102,103	944,808	3,448,259	47,268	6,542,438
Kenny G. Rocker EVP Marketing & Sales	2,093,300	733,879	3,266,500	47,268	6,140,947
Lance M. Fritz (e) Former Chairman, President & CEO	—	—	—	—	—
(a)	This amount is based on 2023 salary and three-year average bonus multiplied by the Continuity Plan severance multiple.
(b)	This amount is based upon the difference between the exercise price of the options and the Company’s closing stock price on December 29, 2023, of $245.62.
(c)
This amount is based on the Company’s closing stock price on December 29, 2023, of $245.62 and assumes a payout of performance stock units (PSUs) at 126% for PSUs granted February 4, 2021, for the performance period ended December 31, 2023; at target for PSUs granted February 3, 2022 and February 9, 2023.

(d)	For a termination as of December 31, 2023, this amount includes the cost of medical premiums paid by the Company for three years and assumes no benefit reduction from a subsequent employer.
(e)	Mr. Fritz ceased to serve as the Company’s Chairman, President and Chief Executive Officer on Augst 14, 2023 and did not participate in the Continuity Plan as of December 31, 2023.
Death or Disability
In the event the NEO ceases to be an employee by way of death or disability under the Company’s long-term disability plan, the NEO would be entitled to receive shares of stock equal to a pro-rata portion of the number of outstanding performance stock units earned at the end of the three-year performance period. The pro-rata portion is determined based on the number of years during the three-year performance period the NEO remains continuously employed prior to the date of death or disability. The NEO must remain continuously employed through September 30th of the performance year in order to be credited with a year of service for such year. All stock options would vest immediately. The NEO or his or her designated beneficiary will have the lesser of five years from the date of death or disability or the remaining life of the option to exercise any outstanding stock options.
Set forth below is the estimated value of the accelerated vesting of performance stock units and stock options for each NEO as of December 31, 2023.
NAME	ACCELERATED VESTING OF PERFORMANCE STOCK UNITS (a)	ACCELERATED VESTING OF STOCK OPTIONS (b)
V. James Vena Chief Executive Officer	—	—
Jennifer L. Hamann EVP & Chief Financial Officer	$3,451,698	$1,212,696
Elizabeth F. Whited President	2,490,341	837,877
Eric J. Gehringer EVP Operations	2,056,576	944,808
Kenny G. Rocker EVP Marketing & Sales	2,238,089	733,879
Lance M. Fritz Former Chairman, President & CEO	17,268,314	5,774,035
(a)
This amount is based on the Company’s closing stock price on December 29, 2023, of $245.62 and assumes a payout of performance stock units (PSUs) at 126% for PSUs granted February 4, 2021, for the performance period ended December 31, 2023; at target for PSUs granted February 3, 2022 and February 9, 2023.

(b)
Amounts are calculated based on the number of unvested option shares multiplied by the difference in the Company’s closing stock price on December 29, 2023, of $245.62 and the exercise price on the grant date. The exercise price of the stock options granted on February 4, 2021 is $204.45; the exercise price of the stock options granted on February 3, 2022 is $244.35; the exercise price of the stock options granted on February 9, 2023 is $202.81.

Pay Ratio Disclosure
The median 2023 annual total compensation of all our employees as of December 31, 2023 was $137,770.* The 2023 annualized compensation of V. James Vena, our Chief Executive Officer (CEO), was $4,821,872. The resulting CEO pay ratio of these amounts was 35:1. The median employee is a conductor whose compensation is subject to a national collective bargaining agreement.
We had two individuals in the role of CEO during 2023. We elected to use the compensation of Mr. Vena, the active CEO as of December 31, 2023, for purposes of determining the CEO pay ratio. Mr. Vena became CEO in August 2023. In determining Mr. Vena’s compensation, we adjusted the compensation reported in the Summary Compensation Table to reflect his compensation as if he were CEO for the full calendar year, by increasing his salary, annual incentive bonus award (which includes amounts in the Bonus and Non-Equity Incentive Plan Compensation columns), and All Other Compensation amounts as if he were CEO effective January 1, 2023. The base salary used was annualized at Mr. Vena’s full year rate of $1,250,000. The annual incentive award was adjusted to $3,375,000 (reflecting his full year annual incentive opportunity at a 150% payout). All Other Compensation was annualized except the amount of Mr. Vena’s relocation benefit. For purposes of calculating the CEO pay ratio, this resulted in total annual compensation of $4,821,872 for the CEO as opposed to the amount shown in the Summary Compensation Table of $2,017,348.
For comparison purposes, if Mr. Fritz had continued to serve as our CEO for 2023, the CEO pay ratio would have been 113:1 based on Mr. Fritz’s annual total compensation of $15,552,576.
In determining the median employee, we utilized reasonable estimates. We identified the median employee by examining the 2023 W-2 box 1 income (Taxable Income) for all individuals on December 31, 2023, other than our CEO. We included all employees, whether employed on a full-time, part-time or seasonal basis except that we excluded 28 of our non-U.S. employees, under the SEC’s de minimis exemption, since these employees represent less than 0.1% of our approximately 36,000 employees. Taxable Income for non-seasonal employees who were not employed for the full-year was annualized. The employees were then ranked based on Taxable Income and the median employee selected.
After identifying the median employee based on Taxable Income, we calculated annual total compensation for such employee using the same methodology we use for our Named Executive Officers as set forth in the 2023 Summary Compensation Table on page 64.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
*
The median annual compensation amount reported in the Company’s Form 10-K for the year ended December 31, 2023, was $108,244 and is calculated differently than the $137,770 amount noted above. The $137,770 includes amounts for pre-tax medical premiums, 401(k)/thrift plan contributions and employer cost of health coverage. The $137,770 also includes backpay amounts and a service recognition bonus paid in 2023 pursuant to collective bargaining agreements reached in December 2022.

Pay versus Performance Disclosure
The following table provides a summary of compensation actually paid, as defined by the SEC (CAP), to the principal executive officer (PEO), the average CAP for the other non-PEO named executive officers (Other NEOs), total shareholder return (TSR), net income and the Company-selected financial measure (CSM) of operating income for 2023, 2022, 2021 and 2020.
Year	Summary Compensation Table Total for PEO V. James Vena (a)	Compensation Actually Paid to PEO V. James Vena (a)	Summary Compensation Table Total for PEO Lance M. Fritz (a)	Compensation Actually Paid to PEO Lance M. Fritz (a)	Average Summary Compensation Table Total for Non-PEO NEOs (a)	Average Compensation Actually Paid to Non-PEO NEOs (a)	Value of Initial Fixed $100 Investment Based On:		Net Income (c) In Millions	CSM: Operating Income (c) In Millions
							Company TSR	Peer Group TSR (b)
2023	$2,017,348	$2,017,348	$15,552,576	$13,105,795	$3,639,648	$3,680,741	$148	$154	$6,379	$9,082
2022	—	—	$14,326,072	$5,546,491	$2,690,886	$2,533,173	$122	$128	$6,998	$9,917
2021	—	—	$14,523,819	$23,246,960	$3,188,100	$4,326,065	$145	$155	$6,523	$9,338
2020	—	—	$16,632,099	$14,075,218	$4,297,722	$5,491,165	$118	$117	$5,349	$7,834
(a)
Mr. Fritz, in his capacity as Chief Executive Officer, served as our principal executive officer (PEO) for 2020, 2021, and 2022, and until August 14, 2023, when Mr. Vena became the CEO. The Other NEOs represent the following individuals for each of the years shown: Ms. Hamann, Ms. Whited, Mr. Rocker, and Mr. Gehringer for 2023, 2022, and 2021; and Mr. Vena (in his capacity as our then Chief Operating Officer), Ms. Hamann, Ms. Whited and Mr. Rocker for 2020.

(b)	The peer group index is the Dow Jones Transportation Index, which is included in Item 5 of the Company’s Form 10-K for the year ended December 31, 2023.
(c)
Net income and operating income for 2022 reflect a $92 million one-time charge for the labor agreements reached with our labor unions. Net income and operating income for 2020 reflect a $278 million non-cash impairment charge related to our Brazos yard investment.

(d)
CAP is defined by the SEC to include not only actual take-home pay for the reported year, but also (i) the year-end value of equity awards granted during the reported year, and (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date such awards vested or were forfeited, or through the end of the reported fiscal year. To calculate CAP, the following amounts were deducted from and added to the applicable executives’ “total compensation” as reported in the Summary Compensation Table (SCT). No adjustments were made to Mr. Vena’s 2023 total compensation for purposes of calculating his 2023 CAP.

PEO V. James Vena SCT Total to CAP Reconciliation:
Year	Summary Compensation Table Total for PEO	Reported Value of Equity Awards (i)	Equity Award Adjustments (ii)	Reported Change in the Actuarial Present Value of Pension Benefits (iii)	Pension Benefit Adjustments (iv)	Compensation Actually Paid to PEO
2023	$2,017,348	—	—	—	—	$2,017,348
PEO Lance M. Fritz SCT Total to CAP Reconciliation:
Year	Summary Compensation Table Total for PEO	Reported Value of Equity Awards (i)	Equity Award Adjustments (ii)	Reported Change in the Actuarial Present Value of Pension Benefits (iii)	Pension Benefit Adjustments (iv)	Compensation Actually Paid to PEO
2023	$15,552,576	($12,000,274)	$10,562,712	($1,500,939)	$491,720	$13,105,795
2022	$14,326,072	($12,000,163)	$2,504,547	($0)	$716,035	$5,546,491
2021	$14,523,819	($10,500,166)	$18,510,398	($47,311)	$760,220	$23,246,960
2020	$16,632,099	($10,500,105)	$10,583,878	($3,269,470)	$628,816	$14,075,218

Pay versus Performance Disclosure
Average Non-PEO NEOs SCT Total to CAP Reconciliation:
Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards (i)	Equity Award Adjustments (ii)	Average Reported Change in the Actuarial Present Value of Pension Benefits (iii)	Pension Benefit Adjustments (iv)	Average Compensation Actually Paid to Non-PEO NEOs
2023	$3,639,648	($2,025,201)	$2,413,150	($682,484)	$335,628	$3,680,741
2022	$2,690,886	($1,812,770)	$594,285	($0)	$1,060,772	$2,533,173
2021	$3,188,100	($1,475,163)	$2,409,395	($367,668)	$571,401	$4,326,065
2020	$4,297,722	($2,087,623)	$4,094,333	($1,064,470)	$251,203	$5,491,165
(i)	The amounts included in this column are the grant date fair value of equity awards as reported in the “Stock Awards” and “Option Awards” columns in the SCT for each applicable year.
(ii)	The equity award adjustments for each applicable year reflect the year-over-year change in the fair value of equity awards as itemized in the tables below.
PEO V. James Vena Equity Award Adjustments Reconciliation:
Year	Fair Value as of Year-End of Equity Awards Granted during the Year	Fair Value as of Vest Date of Equity Awards Granted during the Year	Increase (Decrease) from Prior Year-End in Fair Value of Awards That Vested During the Year	Year-over-Year Increase (Decrease) in Fair Value of Unvested Awards Granted in Prior Years	Total Equity Award Adjustments
2023	—	—	—	—	—
PEO Lance M. Fritz Equity Award Adjustments Reconciliation:
Year	Fair Value as of Year-End of Equity Awards Granted during the Year	Fair Value as of Vest Date of Equity Awards Granted during the Year	Increase (Decrease) from Prior Year-End in Fair Value of Awards That Vested During the Year	Year-over-Year Increase (Decrease) in Fair Value of Unvested Awards Granted in Prior Years	Awards Forfeited During the Year	Total Equity Award Adjustments
2023	11,353,821	—	350,903	3,250,480	(4,392,492)	10,562,712
2022	8,228,329	—	(1,183,911)	(4,539,871)	—	2,504,547
2021	12,578,359	—	(1,151,373)	7,083,412	—	18,510,398
2020	11,615,105	—	4,891	(1,036,118)	—	10,583,878
Average Non-PEO NEOs Equity Award Adjustments Reconciliation:
Year	Fair Value as of Year-End of Equity Awards Granted during the Year	Fair Value as of Vest Date of Equity Awards Granted during the Year	Increase (Decrease) from Prior Year-End in Fair Value of Awards That Vested During the Year	Year-over-Year Increase (Decrease) in Fair Value of Unvested Awards Granted in Prior Years	Total Equity Award Adjustments
2023	1,916,131	—	44,065	452,954	2,413,150
2022	1,242,989	—	(116,387)	(532,317)	594,285
2021	1,767,115	—	(83,871)	726,151	2,409,395
2020	2,576,000	1,372,918	(1,750)	147,165	4,094,333
(iii)
The amounts included in this column are the change in the present actuarial value of the executives’ accumulated benefit under the Company’s pension plan as reported in “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the SCT for each applicable year.

(iv)	The total pension benefit adjustments for each applicable year include the actuarially determined service cost for services rendered during the applicable year (the “service cost”).
Most Important Measures to Determine 2023 CAP
Below lists the most important financial metrics used to link 2023 CAP to Company performance. Operating income, operating ratio and return on invested capital are further described in our CD&A within the sections titled “2023 Annual Incentive Plan” and “Long-Term Equity Incentive Compensation.”
•	Operating Income
•	Operating Ratio
•	Return on Invested Capital

Pay versus Performance Disclosure
TSR: Company versus Peer Group
The following chart presents the cumulative total shareholder return, assuming reinvestment of dividends, over the 4-year period for the Company (UNP) and the Dow Jones Transportation Index (DJ Trans). As the table demonstrates, the Company’s 4-year cumulative TSR is generally aligned with our peer group index.

CAP versus TSR
As shown in the chart below, the PEO’s CAP and Other NEOs’ Average CAP amounts are directionally aligned with the Company’s TSR. This is due primarily to the Company’s use of equity incentives, the value of which moves in line with our TSR, in addition to the Company’s financial performance. The Other NEOs’ Average CAP in 2020 also reflects the compensation of a more senior executive who ceased to serve as one of the Other NEOs in 2021. The Other NEO’s Average CAP increased in 2023 due primarily to changes in the Company’s stock price and the election of Ms. Whited as the Company’s President.

Pay versus Performance Disclosure
CAP versus Net Income
The Company’s net income increased in 2021 and 2022, and decreased in 2023, while the PEO and Other NEOs’ CAP has varied significantly each year. This is due in large part to the significant emphasis the Company places on equity incentives, the value of which are affected by our TSR. In addition, the Company does not use net income to determine compensation levels or incentive plan payouts.
CAP versus Operating Income – Company-Selected Measure (CSM)

Operating income and operating ratio (of which operating income is a component) are equally weighted financial measures used in our annual incentive plan, as described in our CD&A. In addition, performance stock units awarded to our NEOs are earned based one-third (1/3) on operating income growth (OIG). The Company’s operating income has steadily increased year-over-year, except for 2023, although its impact on the PEO’s and Other NEO’s CAP has been muted or offset by other performance measures and by changes in the Company’s stock price.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth the number of shares of common stock beneficially owned as of March 15, 2024 (except as otherwise noted), by (i) each person known to the Company to own more than 5% of the Company’s common stock, (ii) each Named Executive Officer (as defined in the CD&A section of this Proxy Statement under Executive Compensation), (iii) each director or director nominee and (iv) all current directors and executive officers (as designated in the Company’s 2023 Annual Report on Form 10-K) as a group. The table also sets forth ownership information concerning stock units, the value of which is measured by the price of the common stock. Stock units do not confer voting rights and are not considered beneficially owned shares under SEC rules.
NAME	NUMBER OF SHARES BENEFICIALLY OWNED (a)	STOCK UNITS (b)	PERCENT OF SHARES OUTSTANDING
William J. DeLaney	17,500	4,817	*
David B. Dillon	4,000	11,320	*
Sheri H. Edison	0	1,648	*
Teresa M. Finley	1,380	1,538	*
Lance M. Fritz	1,043,731	129,936	*
Eric J. Gehringer	43,953	32,740	*
Jennifer L. Hamann	137,748	40,926	*
Deborah C. Hopkins	4,663	10,522	*
Jane H. Lute	4,051	8,504	*
Michael R. McCarthy	54,864	63,789	*
Kenny G. Rocker	75,393	25,890	*
Doyle R. Simons	0	324	*
John K. Tien, Jr.	0	59	*
V. James Vena	5,199	57,874	*
Elizabeth F. Whited	115,293	38,244	*
John P. Wiehoff	795	324	*
Christopher J. Williams	0	4,262	*
The Vanguard Group (c)	57,819,573	0	9.48%
BlackRock, Inc. (d)	42,030,360	0	6.90%
All current directors and executive officers as a group (19 people)	1,605,869	488,796	*
*	Indicates ownership of less than 1%
(a)
Includes the maximum number of shares of common stock that may be acquired within 60 days of March 15, 2024, upon the exercise of stock options as follows: Ms. Hamann 72,927; Ms. Whited 54,972; Mr. Gehringer 34,788; Mr. Rocker 53,244, and Mr. Fritz 398,702; and all current directors and executive officers as a group 678,638. Also included in the number of shares owned by Ms. Whited, Mr. Gehringer, Mr. Rocker, and Mr. Fritz are 14,518, 3.698, 350, and 51,667 deferred stock units, respectively, representing deferred stock option exercise gains and vested retention stock units which they will acquire as shares of common stock at termination of employment or a future designated date.

(b)
Consists of stock units payable in cash to non-management directors after retirement and held in their Stock Unit Accounts. For a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-management directors, see page 39. These amounts for the Named Executive Officers consist of 40,926; 38,244; 32,740; 25,890 and 129,936 unvested stock units owned by Ms. Hamann, Ms. Whited, Mr. Gehringer, Mr. Rocker, and Mr. Fritz awarded under Company stock plans. Stock units do not confer voting rights and are not considered beneficially owned shares of common stock under SEC rules.

(c)
Based solely upon information contained in Schedule 13G/A filed on February 13, 2024, reporting that, as of December 31, 2023, this holder held sole and shared voting power over 0 and 1,085,223 of these shares, respectively, and sole and shared dispositive power over 54,928,099 and 2,891,474 of these shares, respectively. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(d)
Based solely upon information contained in Schedule 13G/A filed on January 26, 2024, reporting that, as of December 31, 2023, this holder held sole and shared voting power over 38,064,066 and 0 of these shares, respectively, and sole and shared dispositive power over 42,030,360 and 0 of these shares, respectively. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

Security Ownership of Certain Beneficial Owners and Management
Stock Ownership Requirements for Executives
The Company’s Compensation and Benefits Committee believes that stock ownership will better align the interests of our executives, including the Named Executive Officers, with those of our shareholders by enhancing the focus of executives on the long-term success of the Company. We require our executives to achieve and maintain a specified amount of stock ownership acquired primarily through the exercise of options and the receipt of retention stock or retention stock units under our equity compensation programs.
Our Stock Ownership Guidelines require that the CEO hold at least seven (7) times annual salary and that the other Named Executive Officers hold at least four (4) times annual salary in stock or stock units. Until the required ownership target is achieved, executives must retain all of the shares of stock they receive from our plans, net of the shares of stock required, if any, to cover tax expense and the cost of exercising options. We do not include the following types of equity interests when calculating stock ownership under these guidelines: (i) unexercised stock options, (ii) unvested retention shares or units, and (iii) any investment in the Company stock fund under the Thrift Plan, the Supplemental Thrift Plan or the Executive Incentive Deferral Plan.
As of December 31, 2023, all of the Named Executive Officers were in compliance with stock ownership requirements.
Hedging Our Common Stock Is Prohibited
Company policy prohibits directors and all employees (including our officers) from hedging Union Pacific common stock, such as (i) buying, selling or writing puts, calls or options related to our common stock and (ii) executing straddles, equity swaps and similar derivative arrangements that hedge our common stock. In addition, directors and executive officers may not pledge, deliver as collateral, or maintain a margin account with respect to shares of our common stock.
Sales of Our Common Stock by Executive Officers and Directors
Under Rule 10b5-1 Trading Plans
Executive Officers (including the Named Executive Officers and certain other executives in key positions) and directors who meet their applicable ownership requirements as described above may sell shares of our common stock subject to the following restrictions:
•	Executive officers and directors may only sell shares of our common stock that exceed their ownership target (the Eligible Shares).
•	Eligible Shares may be sold only pursuant to a written trading plan designed to comply with SEC Rule 10b5-1, that:
•	was adopted when a quarterly trading blackout was not in effect and when such executive officer or director was not in possession of material nonpublic information regarding the Company,
•	has been reviewed and approved by the Chief Legal Officer,
•	has been disclosed to the public in a manner determined by the Chief Legal Officer (public disclosure may not be required for certain executives who are not executive officers), and
•	has been in effect for at least 90 trading days from the date of disclosure of the trading plan to the public or approval by the Chief Legal Officer for trading plans not announced.
•
The total sales by an executive officer or director of Eligible Shares during any calendar year may not exceed 50% of the total shares of our common stock beneficially owned by such executive officer or director using the immediately preceding February 1st measurement date.

For purposes of this policy, the number of shares beneficially owned by an executive officer or director includes shares and units deferred by the executive officer or director and excludes any shares disclaimed by the executive officer or director for purposes of reporting beneficial ownership under Section 16 reporting of the Securities Exchange Act of 1934 (Exchange Act). All of the reporting obligations of the executive officer or director under Section 16 apply to sales made pursuant to a 10b5-1 trading plan.

PROPOSAL NUMBER 4 – Shareholder Proposal Requesting Adoption of a Policy Limiting Severance Payments
John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who reported owning 150 shares of the Company’s common stock, has submitted the following proposal. The proposal and supporting statement are presented as received in accordance with SEC rules, and the Company disclaims any responsibility for their content. If properly presented at the Annual Meeting by or on behalf of the proponent, the Board of Directors recommends a vote AGAINST this proposal.

Proposal 4 - Shareholder Opportunity to Vote on Excessive Golden Parachutes
Shareholders request that the Board adopt a policy to seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus. This proposal only applies to the Named Executive Officers.
Golden parachute payments include cash, equity or other compensation that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred compensation earned and vested prior to termination.
“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities, perquisites or benefits not vested under a plan generally available to management employees, post-employment consulting fees or office expense; and equity awards if vesting is accelerated, or a performance condition waived, due to termination.
The Board shall retain the option to seek shareholder approval after material terms are agreed upon.
Generous performance-based pay can sometimes be justified but shareholder ratification of golden parachutes better aligns management pay with shareholder interests.
This proposal is relevant even if there are current golden parachute limits. A limit on golden parachutes is like a speed limit. A speed limit by itself does not guarantee that the speed limit will never be exceeded. Like this proposal the rules associated with a speed limit provide consequences if the limit is exceeded. With this proposal the consequences are a non-binding shareholder vote is required for unreasonably high golden parachutes.
This proposal places no limit on long-term equity pay or any other type pay. This proposal thus has no impact on the ability to attract executive talent or discourage the use of long-term equity pay because it places no limit on golden parachutes. It simply requires that extra large golden parachutes be subject to a non-binding shareholder vote at a shareholder meeting already scheduled for other matters.
This proposal is relevant because the annual say on executive pay vote does not have a separate section for approving or rejecting golden parachutes.
This proposal topic also received between 51% and 65% support at:
FedEx
Spirit AeroSystems
Alaska Air
Fiserv
In 2023 Mr. Lance Fritz could have potentially could have been entitled to a $40 million Union Pacific golden parachute.
Please vote yes: Shareholder Opportunity to Vote on Excessive Golden Parachutes — Proposal 4

PROPOSAL NUMBER 4 – Shareholder Proposal Requesting Adoption of a Policy Limiting Severance Payments
Recommendation of the Board of Directors
The Board of Directors has considered this proposal in light of our current practices and policies and concluded that the proposal is unnecessary and not in the best interests of Union Pacific nor its shareholders and therefore recommends a vote AGAINST it.
Union Pacific Already Has a Policy for Shareholder Approval of Cash Severance.
In September 2003, the Board adopted the Union Pacific Corporation Policy Regarding Shareholder Approval of Future Severance Agreements (Severance Agreement Policy). Under the Severance Agreement Policy, the Company may not enter into any future severance agreements with a senior executive that provides for cash benefits – defined as (i) severance amounts payable in cash (including cash amounts payable for the uncompleted portion of an employment term under an agreement) and (ii) special benefits or perquisites provided at the time of termination of employment – in an amount exceeding 2.99 times salary plus bonus, unless such agreement is approved by a vote of our shareholders. The Board believes that this policy provides a reasonable limitation on potential, future severance agreements while allowing us to align executive compensation with shareholder interests, and attract and retain top talent in a competitive market. The Severance Agreement Policy is described in this Proxy Statement on page 62 and can be found on our website at www.up.com/investor/governance.
Union Pacific’s Executive Officers Do Not Have Individually Negotiated “Golden Parachute” Agreements.
We do not have employment agreements or individual severance agreements in place with any current executive officer, as reflected in the Compensation Best Practices section on page 51 and description of our Change-in-Control arrangements on pages 62 and 76 of the Compensation Discussion and Analysis (CD&A). Instead, each of our executive officers, including NEOs, is subject to the Union Pacific Corporation Key Employee Continuity Plan (the Continuity Plan), which provides severance benefits to certain senior level executives only if both (i) a change-in-control has occurred and (ii) the covered executive is involuntarily terminated or constructively discharged (as defined in the Change-in-Control Plan) within two years following the change-in-control. The Continuity Plan provides that severance payments shall be (i) the sum of the executive’s (A) annual base salary and (B) average annual bonus earned over last three calendar years, (ii) multiplied by three for the Chief Executive Officer, two for NEOs, and one and one-half for other senior level executives. The Continuity Plan varies slightly from the Severance Agreement Policy in how it calculates severance, but can be terminated or amended by the Board other than in proximity to a potential change in control or following an actual change in control, and is consistent with the goal of the Severance Agreement Policy to provide reasonable limits on change-in-control compensation, while allowing the Company to offer market-competitive compensation arrangements designed to help attract and retain key talent.
As provided for in its charter, the Compensation and Benefits Committee has oversight of Union Pacific’s compensation philosophy and strategy, and, among other things, our executive compensation plans. As part of these duties, the Committee periodically reviews the Continuity Plan, including assessments of and benchmarking against the severance practices of the companies in our approved compensation peer group.
Union Pacific Provides Detailed Disclosure and Ample Opportunity for Shareholder Input on Our Compensation Practices, Including Our Severance Policies.
Our existing plans and policies governing severance for our NEOs are fully described in our Proxy Statement each year in the CD&A and the under the “Potential Payments Upon Separation from Service, Change in Control or Death or Disability” section, and accordingly, our shareholders have the opportunity each year to address those practices through our advisory votes on executive compensation. Last year, over 91% of our shareholders (on a votes cast basis) approved our executive compensation.
The Board’s flexibility to grant equity awards and carefully design severance programs allows us to offer competitive benefits to attract and retain highly qualified personnel. Further, to align the interests of our executives with those of our shareholders, we provide equity incentives and link a substantial portion of executive compensation to both short-term and long-term financial performance of our Company. The proposal could discourage the use of long-term equity incentive awards that align financial rewards with the economic interests of the shareholders and promote retention of leadership that is critical to our success. As a result, the proposal conflicts with the Board’s objective to align executive and shareholder interests.
In summary, our Board believes that adoption of this shareholder proposal is unnecessary and not in the best interests of the Company or our shareholders given that we have already adopted a Severance Agreement Policy substantially similar to the policy requested by the proposal, our severance benefits are competitive and in line with market terms, our shareholders have an opportunity to express their viewpoints on our severance policies through the annual say-on-pay vote.
The Board of Directors respectfully requests that shareholders vote AGAINST
Proposal 4.

PROPOSAL NUMBER 5 – Shareholder Proposal Requesting an Amendment to the Safety and Service
Quality Committee’s Charter to Review Staffing Levels and Confer on Safety Issues with Stakeholders
Segal Marco Advisors, filing on behalf of the AFL-CIO Equity Index Funds, 550 Washington Boulevard, Suite 900, Chicago 60661, who reported owning 198,896 shares of the Company’s common stock, has submitted the following proposal. The proposal and supporting statement are presented as received in accordance with SEC rules, and the Company disclaims any responsibility for their content. If properly presented at the Annual Meeting by or on behalf of the proponent, the Board of Directors recommends a vote AGAINST this proposal.
RESOLVED, that shareholders of Union Pacific Corporation (the “Company”) urge the Board of Directors (the “Board”) to take the steps necessary to amend the charter of the Board’s Safety and Service Quality Committee (the “Committee”) to provide that the Committee has the power and duty to review staffing levels and their impact on safety, and to meet and confer on safety issues with relevant stakeholders such as customers, communities, employees, and labor unions.
SUPPORTING STATEMENT
Ensuring the safety of our Company’s railroad operations is not only a collective legal and ethical responsibility, but also a vital component of maintaining the financial health and reputation of our Company. Recent derailments in the railroad industry, including those involving our Company, have drawn attention to the potential risks associated with these operations, necessitating a proactive approach to enhance safety measures.1 There are over 1,000 known train derailments a year in the United States -- averaging three a day.2
As common carriers, railroads are required by federal law to transport hazardous materials that can result in the loss of life and environmental contamination in the event of a train derailment. In 2023, the Norfolk Southern (“NS”) train derailment in East Palestine, Ohio resulted in the release of vinyl chloride that captured national media attention and publicized the need for improved railroad safety.3 The 2023 East Palestine derailment has cost NS almost $1 billion and a similar derailment at our Company could pose a significant financial risk.4

An aerial view of the NS train derailment in East Palestine, Ohio taken on February 5, 2023.5
[1]
https://www.propublica.org/article/railroad-safety-union-pacific-csx-bnsf-trains-freight; https://www.washingtonpost.com/transportation/2023/02/21/nebraska-train-derailment-union-pacific/; https://www.npr.org/2023/03/09/1161921856/there-are-about-3-u-s-train-derailments-per-day-they-arent-usually-major-disaste

[2]	https://www.npr.org/2023/03/09/1161921856/there-are-about-3-u-s-train-derailments-per-day-they-arent-usually-major-disaste
[3]	https://www.nytimes.com/2023/02/15/us/ohio-train-derailment-anxiety.html; https://www.nytimes.com/2023/02/17/opinion/ohio-train-derailment-safety-regulation.html
[4]	https://www.cnn.com/2023/07/27/investing/norfolk-southern-east-palestine-derailment-costs/index.html
[5]	https://www.ntsb.gov/news/press-releases/Pages/NR20230214.aspx

PROPOSAL NUMBER 5 – Shareholder Proposal Requesting an Amendment to the Safety and Service
Quality Committee’s Charter to Review Staffing Levels and Confer on Safety Issues with Stakeholders

The release of vinyl chloride from a tank car in East Palestine, Ohio on February 4, 2023.6
The East Palestine train derailment has also increased scrutiny of the role of the Precision-Scheduled Railroading (“PSR”) operating model used by our Company and other Class I freight railroads to increase operating efficiency and reduce costs.7 In our view, PSR has resulted in greatly reduced staffing levels, less equipment, and longer trains, all of which have contributed to the safety issues. In 2022, Surface Transportation Board Chairman Martin Oberman stated that:
“Over the last 6 years, the Class Is collectively have reduced their work force by 29% – that is about 45,000 employees cut from the payrolls. In my view, all of this has directly contributed to where we are today – rail users experiencing serious deteriorations in rail service because, on too many parts of their networks, the railroads simply do not have a sufficient number of employees.”8
While PSR may reduce staffing costs in the short-run, we believe that the long-term cost of increased derailments will outweigh any short-term financial gain. By empowering the Committee to review staffing levels as they relate to safety, our Company can reduce the likelihood of derailments, protect its workforce, safeguard communities along its routes, provide better service to customers, demonstrate its commitment to ethical business practices, and enhance our Company’s long-term value.
Recommendation of the Board of Directors
The Board of Directors has considered this proposal and concluded its adoption would not be in the best interests of Union Pacific nor its shareholders and therefore recommends a vote AGAINST it.
Union Pacific’s existing governance structures already provide robust oversight with respect to safety, risk management and human capital.
The proposal seeks to substitute the proponent’s judgment for that of the Board’s with respect to the appropriate means of managing Board oversight by isolating and emphasizing one area of specific focus for the Board’s Safety and Service Quality Committee. However, we believe the Board is best positioned to determine the appropriate governance and risk oversight structure for such an important and complicated aspect of the Company’s operations. The proposal also incorrectly assumes that amending the SSQ charter is necessary to assure that the Company maintains appropriate staffing levels and to evaluate the impact of staffing on rail safety, whereas the Board and management already are intently focused on these matters.
The Board oversees enterprise risk management both directly and through the delegation of certain responsibilities to its committees. Established in July 2023, the Safety and Service Quality Committee assists the Board in fulfilling its responsibilities to: (i) review and provide oversight of safety programs and practices of the Company, (ii) monitor the Company’s progress on such safety programs and practices and (iii) review, monitor and provide oversight of the Company’s service performance.
The Safety and Service Quality Committee charter (the SSQ Charter), which the proposal seeks to amend, details the powers and duties of this Committee, including:
•	Reviewing the Company’s safety programs and practices, including all policies, procedures and programs that promote compliance as well as any trends related to such compliance;
•
Overseeing risk management related safety programs and practices, including the Company’s risk mitigation measures established to address compliance with the Company’s safety programs and practices; and

[6]	https://www.ntsb.gov/news/press-releases/Pages/NR20230302A.aspx
[7]	https://www.wsj.com/articles/norfolk-southern-derailment-spurs-questioning-of-turnaround-kings-strategy-5403464c
[8]	https://www.stb.gov/news-communications/latest-news/pr-22-21/

PROPOSAL NUMBER 5 – Shareholder Proposal Requesting an Amendment to the Safety and Service
Quality Committee’s Charter to Review Staffing Levels and Confer on Safety Issues with Stakeholders
•	Meeting with the Company’s Executive Vice President-Operations, the Chief Safety Officer and other Company senior management regarding the Company’s safety performance, trends, and initiatives.
The SSQ Charter empowers the Safety and Service Quality Committee to review broadly any matters impacting safety, which includes staffing levels. The Safety and Service Quality Committee also interacts with other Board committees, both formally and informally through the service of its members on the other Board committees, to provide for consistent and coordinated oversight. For example, the SSQ Charter authorizes the Safety and Service Quality Committee to meet with the Audit Committee to review Company internal audit findings related to safety and oversee responses to internal audit findings related to safety. Two members of the Safety and Service Quality Committee also serve on the Board’s Compensation and Benefits Committee, including the chair of that committee, which oversees human capital considerations, including employee effectiveness and engagement; and workplace environment.
Further, as part of the Board’s oversight of risk management, the full Board receives reporting about the Company’s enterprise risk management processes. The Board is responsible for overseeing the assessment and management of the critical enterprise risks affecting the Company. Management identifies and prioritizes enterprise risks and reviews them with the Board periodically to answer any questions and obtain input related to mitigation strategies and categories of risk. The senior executives responsible for implementation of appropriate risk management and mitigation strategies for the Company’s top enterprise risks provide reports and updates directly to the Board and/or the Audit Committee throughout the year.
Union Pacific is committed to safety and is taking proactive steps to improve our safety processes, culture, and training.
The Company’s multi-year strategy (Safety + Service & Operational Excellence = Growth) not only supports the Company's long-term initiative to grow its freight volumes, but also affirms the importance of safety in contributing to our long-term success. Safety is paramount and the Company is focused on achieving the best safety record in the industry by fostering a mindset and culture built around a personal commitment by all employees to prioritize safety.
In 2023, we initiated changes to our safety program that emphasizes training, culture, and refreshing how teams communicate and look out for each other. An analysis of historical injury data identified a large portion of our reportable injuries involve a failure to comply with a small number of critical operating rules. These critical rules are the foundation of our new program that we continue to implement. Additionally, we continue to refine our proprietary software called Precision Train Builder to evaluate train and route characteristics that enable proactive intervention by our Operating Practices Command Center with the goal of avoiding derailments. In addition, the software allows the team to simulate in-train forces to avoid train handling that would generate forces greater than tolerance limits. To date, these efforts have helped to drive our reportable derailment incident rate per million train miles down 6% year-over-year.
Throughout 2024, we plan to continue improving our safety culture through our Courage to Care program. Courage to Care is reflected in actions such as giving and receiving feedback on unsafe behavior, finding and eliminating risk, and improving the safety of the work environment, so that everyone returns home safely. We have also scheduled to roll out during 2024 an enhanced safety management program focused on critical rules that significantly impact safety. Train, engine, and yard employees are expected to attend a full day safety training class to reinforce these critical rules.
We use a comprehensive safety management approach that employs technology, hazard identification and risk assessments, employee engagement, training, quality control, and targeted capital investments. Our Operating Practices Command Center helps position us to implement predictive technology to reduce variability by seeking to identify causes of mainline service interruptions and develop solutions in addition to assisting employees with understanding best practices for handling trains. We plan to utilize data to identify and mitigate exposure to risk, detect rail defects, improve, or close crossings, and educate the public and law enforcement agencies about crossing safety through a combination of our own programs (including risk assessment strategies), industry programs, and local community activities across the network.
We understand that operating a safe railroad benefits all our stakeholders: employees, customers, shareholders, and the communities we serve, while protecting the environment for future generations.
Union Pacific, as part of the rail industry, is taking key safety actions in response to the East Palestine derailment.
It is important to note that the photographs included in the proponent’s proposal depict the East Palestine derailment, which did not involve Union Pacific rail operations. Nevertheless, Union Pacific, as part of the larger rail industry, supports the key safety actions announced by the Association of American Railroads (AAR) in March 2023. Even though data shows that railroads are safe, and that the hazmat accident rate has dropped 78% since 2000 to an all-time low in 2022 (Source: Association of American Railroads; www.aar.org/article/freight-raIL-safety-actions/), the rail industry took action aiming to further improve rail safety in response to the East Palestine derailment.
The AAR announced key safety actions including the installation of additional hot wheel bearing wayside detectors and enhanced standards for how the rail industry proactively uses and shares critical data. The rail industry also expanded efforts in first responder training and deploying technology to provide real-time railcar condition monitoring. A detailed list of the actions the industry is taking can be found on the AAR’s website www.aar.org.

PROPOSAL NUMBER 5 – Shareholder Proposal Requesting an Amendment to the Safety and Service
Quality Committee’s Charter to Review Staffing Levels and Confer on Safety Issues with Stakeholders
We believe that the Company’s existing governance structure already provides appropriate and effective oversight with respect to safety, risk management and human capital, and that the Company and industry is already proactively focused on evolving systems, processes, and information management to continue to improve the safety of rail transport. For all the reasons discussed above, the Board believes that the adoption of the proposal is unnecessary, interferes with existing oversight and management efforts to improve safety and is not in the best interests of our shareholders.
The Board of Directors respectfully requests that shareholders vote AGAINST Proposal 5.

Other Matters
Shareholder Proposals
Under SEC rules, any shareholder who wishes to present a proposal to be included in our Proxy Statement and introduced at our 2025 Annual Meeting of Shareholders must submit the proposal to the Secretary of the Company so that it is received no later than the close of business (5:00 pm, central time) on November 26, 2024, and must satisfy the other requirements of SEC Rule 14a-8. Any shareholder who instead wishes to bring a proposal directly before the Company’s next Annual Meeting of Shareholders (other than certain proposals submitted only pursuant to SEC Rule 14a-8) or nominate one or more director candidates other than under our proxy access Bylaw must provide written notice to the Secretary of the Company no earlier than January 9, 2025, and before the close of business (5:00 pm, central time) on February 8, 2025, and must otherwise provide the information and comply with the procedures set forth in the Company’s Bylaws, a copy of which is available on the Company’s website at www.up.com/investors/governance. In addition to satisfying the requirements in the Company’s Bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under the advance notice Bylaws for our 2025 Annual Meeting of Shareholders must also provide proper written notice that sets forth all information required by Rule 14a-19 under the Exchange Act to the Secretary of the Company no later than the close of business (5:00 pm, central time) on March 10, 2025 (or, if the 2025 Annual Meeting is called for a date that is more than 30 days before or more than 30 days after such anniversary date, then notice must be provided not later than 60 calendar days prior to the date of the 2025 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2025 Annual Meeting is first made by the Company).
Shareholders may obtain a printed copy of the Company’s Bylaws by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. If a shareholder wishing to make such a proposal fails to comply with the foregoing notice provision and does not also satisfy the requirements of SEC Rule14a-4(c)(1), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal.
Any eligible shareholder wishing to nominate director candidates for inclusion in our Proxy Statement under our proxy access Bylaw provisions should refer to page 25 for applicable procedures and submission requirements.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC. SEC regulations require executive officers, directors and greater than 10% shareholders to furnish the Company with copies of all forms they file pursuant to Section 16(a). As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing such reports with the SEC.
Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, there was one late filing reporting one transaction in 2023. Mr. Vena’s Form 4 filing was believed to be filed on November 22, 2023, and was posted on the Company’s website on that date. However, due to an error, the filing was not accepted by the SEC on that date. The late Form 4 filing was made on December 11, 2023.
Delivery of Documents to Shareholders Sharing an Address
The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of the Company’s Proxy Statement and annual report to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and annual report, now or in the future, should submit a request to the Secretary of the Company by telephone at 402-544-5000 or by submitting a written request to the Secretary of the Company at the address listed below. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Other Matters
Availability of Annual Report on Form 10-K
If you would like an additional copy of the Annual Report on Form 10-K for the year ended December 31, 2023, you may find this document at www.up.com under the “Investors” caption link. Alternatively, any shareholder wishing to receive, without charge, a copy of this document should send a written request to: Secretary, Union Pacific Corporation, 1400 Douglas Street, Omaha, NE 68179.
The references to the Company’s website in this Proxy Statement do not constitute, and should not be deemed, an incorporation by reference of the information contained on, or available through, the website. Therefore, such information should not be considered part of this Proxy Statement.
Other Business
The Board does not currently intend to bring any other business before the Annual Meeting, and is not aware of any other business to be brought before the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.
Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet or complete, sign, date and promptly return the accompanying proxy card in the enclosed envelope.
Craig V. Richardson Executive Vice President, Chief Legal Officer and Corporate Secretary

BUILDING AMERICA®

UNION PACIFIC CORPORATION
1400 DOUGLAS ST, 19TH FLOOR
OMAHA, NE 68179

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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 8, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 6, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Listen during the Meeting - at **www.virtualshareholdermeeting.com/UNP2024**

You may listen to a live audio-only webcast of the Meeting via the Internet. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 8, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 6, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V36005-P99667 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNION PACIFIC CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. William J. DeLaney	☐	☐	☐
1b. David B. Dillon	☐	☐	☐
1c. Sheri H. Edison	☐	☐	☐
1d. Teresa M. Finley	☐	☐	☐
1e. Deborah C. Hopkins	☐	☐	☐
1f. Jane H. Lute	☐	☐	☐
1g. Michael R. McCarthy	☐	☐	☐
1h. Doyle R. Simons	☐	☐	☐
1i. John K. Tien, Jr.	☐	☐	☐
1j. V. James Vena	☐	☐	☐
1k. John P. Wiehoff	☐	☐	☐
1l. Christopher J. Williams	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2024.	☐	☐	☐
3. An advisory vote to approve executive compensation ("Say On Pay").	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposals 4 and 5.	**For**	**Against**	**Abstain**
4. Shareholder proposal requesting adoption of a policy limiting severance payments.	☐	☐	☐
5. Shareholder proposal requesting an amendment to the Safety and Service Quality Committee's charter to review staffing levels and confer on safety issues with stakeholders.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

To be admitted to the 2024 Annual Meeting, you must have been a shareholder at the close of business on the Record Date or be the legal proxy holder or qualified representative of a shareholder.

You will need to enter your 16-digit control number, which can be found on the Notice of Internet Availability of Proxy Materials, voting instruction card or proxy card, to join the live audio webcast of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V36006-P99667

UNION PACIFIC CORPORATION
Annual Meeting of Shareholders
May 9, 2024 8:00 AM Central Daylight Time
This proxy is solicited by the Board of Directors

The shareholder(s) signing this form hereby appoint(s) Michael R. McCarthy and Craig V. Richardson, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this form, all of the shares of common stock of UNION PACIFIC CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, CDT on May 9, 2024, via live audio webcast, accessible at www.virtualshareholdermeeting.com/UNP2024, when you enter your 16-digit control number included on the Notice, on the proxy card or on the instructions that accompanied the proxy materials, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees listed in Proposal 1; FOR Proposals 2 and 3; AGAINST Proposals 4 and 5; and in the discretion of the proxies with such other business as may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side